                                                                    EXHIBIT 10.3

                                                                  EXECUTION COPY

================================================================================




                  SECOND AMENDED AND RESTATED CREDIT AGREEMENT


                           DATED AS OF MARCH 31, 2002


                                      AMONG

                           ANTHONY CRANE RENTAL, L.P.,
                                   AS COMPANY,


                      ANTHONY CRANE RENTAL HOLDINGS, L.P.,
                                  AS GUARANTOR,


                           THE LENDERS LISTED HEREIN,
                                   AS LENDERS,


                       GOLDMAN SACHS CREDIT PARTNERS L.P.,
                     AS LEAD ARRANGER AND SYNDICATION AGENT,

                                       AND

                              FLEET NATIONAL BANK,
                  AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT




================================================================================

                          ANTHONY CRANE RENTAL, L.P.
                      ANTHONY CRANE RENTAL HOLDINGS, L.P.
                               CREDIT AGREEMENT

                               TABLE OF CONTENTS

                                                                                                             Page
SECTION 1.    DEFINITIONS................................................................................       2

     1.1      Certain Defined Terms......................................................................       2
     1.2      Accounting Terms; Utilization  of GAAP for Purposes of Calculations Under Agreement........      44
     1.3      Other Definitional Provisions and Rules of Construction....................................      44
     1.4      Changes in GAAP............................................................................      45

SECTION 2.    AMOUNTS AND TERMS OF COMMITMENTS AND LOANS.................................................      45

     2.1      Commitments; Making of Loans; the Register; Notes..........................................      45
     2.2      Interest on the Loans......................................................................      52
     2.3      Fees.......................................................................................      55
     2.4      Scheduled Payments of Term Loans Repayments, Prepayments and Reductions in Revolving Loan
              Commitments; General Provisions Regarding Payments; Application of Proceeds of Collateral
              and Payments Under Guaranties.                                                                   56
     2.5      Use of Proceeds............................................................................      63
     2.6      Special Provisions Governing Eurodollar Rate Loans.........................................      64
     2.7      Increased Costs; Taxes; Capital Adequacy...................................................      66
     2.8      Obligation of Lenders and Issuing Lenders to Mitigate......................................      70
     2.9      Defaulting Lenders.........................................................................      70
     2.10     Removal or Replacement of a Lender.........................................................      72

SECTION 3.    LETTERS OF CREDIT..........................................................................      73

     3.1      Issuance of Letters of Credit and Lenders' Purchase of Participations Therein..............      73
     3.2      Letter of Credit Fees......................................................................      77
     3.3      Drawings and Reimbursement of Amounts Paid Under Letters of Credit.........................      78
     3.4      Obligations Absolute.......................................................................      80
     3.5      Indemnification; Nature of Issuing Lenders' Duties.........................................      81
     3.6      Increased Costs and Taxes Relating to Letters of Credit....................................      82

SECTION 4.    CONDITIONS TO LOANS AND LETTERS OF CREDIT..................................................      83

     4.1      Closing Date...............................................................................      83
     4.2      Conditions to Effectiveness of this Agreement..............................................      84
     4.3      Conditions to All Loans....................................................................      88

     4.4      Conditions to Letters of Credit............................................................      89
     4.5      Failure to Meet Conditions to Effectiveness................................................      89

SECTION 5.    HOLDINGS' AND COMPANY'S REPRESENTATIONS AND WARRANTIES.....................................      90

     5.1      Organization, Powers. Qualification. Good Standing, Business and Subsidiaries..............      90
     5.2      Authorization of Borrowing, etc............................................................      91
     5.3      Financial Condition........................................................................      92
     5.4      No Material Adverse Change.................................................................      93
     5.5      Title to Properties; Liens; Real Property..................................................      93
     5.6      Litigation; Adverse Facts..................................................................      94
     5.7      Payment of Taxes...........................................................................      94
     5.8      Performance of Agreements; Materially Adverse Agreements...................................      94
     5.9      Governmental Regulation....................................................................      95
     5.10     Securities Activities......................................................................      95
     5.11     Employee Benefit Plans.....................................................................      95
     5.12     Certain Fees...............................................................................      96
     5.13     Environmental Protection...................................................................      96
     5.14     Employee Matters...........................................................................      96
     5.15     Solvency...................................................................................      97
     5.16     Matters Relating to Collateral.............................................................      97
     5.17     Disclosure.................................................................................      98
     5.18     Subordination of Shareholder Subordinated Notes............................................      98

SECTION 6.    HOLDINGS' AND COMPANY'S AFFIRMATIVE COVENANTS..............................................      98

     6.1      Financial Statements and Other Reports.....................................................      99
     6.2      Corporate/Partnership Existence, etc.......................................................     104
     6.3      Payment of Taxes and Claims; Tax Consolidation.............................................     105
     6.4      Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds...     105
     6.5      Inspection Rights; Audits of Inventory and Accounts Receivable; Lender Meeting; Internal
              Audit; Supplemental Appraisal; Field Examinations..........................................     107
     6.6      Compliance with Laws, etc..................................................................     108
     6.7      Environmental Review and Investigation, Disclosure, Etc.; Actions Regarding Hazardous
              Materials Activities, Environmental Claims and Violations of Environmental Laws............     108
     6.8      Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Subsidiaries
              and Future Subsidiaries....................................................................     111
     6.9      Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral....     112
     6.10     Interest Rate Protection...................................................................     114
     6.11     Post-Closing Deliveries....................................................................     115
     6.12     Deposit Accounts and Cash Management Systems...............................................     115
     6.13     Sale of Assets.............................................................................     115

SECTION 7.    HOLDINGS' AND COMPANY'S NEGATIVE COVENANTS.................................................     115

     7.1      Indebtedness...............................................................................     115
     7.2      Liens and Related Matters..................................................................     118
     7.3      Investments; Joint Ventures................................................................     120
     7.4      Contingent Obligations.....................................................................     122
     7.5      Restricted Junior Payments.................................................................     123
     7.6      Financial Covenants........................................................................     124
     7.7      Restriction on Fundamental Changes; Permitted Asset Sales and Acquisitions.................     127
     7.8      Fiscal Year................................................................................     129
     7.9      Sales and Lease-Backs......................................................................     129
     7.10     Sale or Discount of Receivables............................................................     129
     7.11     Transactions with Shareholders and Affiliates..............................................     130
     7.12     Disposal of Subsidiary Interests...........................................................     130
     7.13     Conduct of Business........................................................................     130
     7.14     Amendments of Documents Relating to Subordinated Indebtedness and Senior Notes; Amendments
              of Term Loan Credit Documents..............................................................     131
     7.15     Bain Management Fee........................................................................     132

SECTION 8.    EVENTS OF DEFAULT..........................................................................     132

     8.1      Failure to Make Payments When Due..........................................................     133
     8.2      Default in Other Agreements................................................................     133
     8.3      Breach of Certain Covenants................................................................     133
     8.4      Breach of Warranty.........................................................................     133
     8.5      Other Defaults Under Loan Documents........................................................     133
     8.6      Involuntary Bankruptcy; Appointment of Receiver, etc.......................................     134
     8.7      Voluntary Bankruptcy; Appointment of Receiver, etc.........................................     134
     8.8      Judgments and Attachments..................................................................     134
     8.9      Dissolution................................................................................     135
     8.10     Employee Benefit Plans.....................................................................     135
     8.11     Change in Control..........................................................................     135
     8.12     Invalidity of Guaranties; Failure of Security; Repudiation of Obligations..................     135
     8.13     Material Adverse Effect....................................................................     136

SECTION 9.    AGENTS.....................................................................................     137

     9.1      Appointment................................................................................     137
     9.2      Powers and Duties; General Immunity........................................................     138
     9.3      Representations and Warranties; No Responsibility For Appraisal of Creditworthiness........     140
     9.4      Right to Indemnity.........................................................................     140
     9.5      Successor Administrative Agent and Swing Line Lender.......................................     140
     9.6      Collateral Documents and Guaranty..........................................................     141

SECTION 10.   MISCELLANEOUS..............................................................................     143

     10.1     Assignments and Participations in Loans and Letters of Credit..............................     143
     10.2     Expenses...................................................................................     146
     10.3     Indemnity..................................................................................     147
     10.4     Set-Off; Security Interest in Deposit Accounts.............................................     148
     10.5     Ratable Sharing............................................................................     148
     10.6     Amendments and Waivers.....................................................................     149
     10.7     Independence of Covenants..................................................................     150
     10.8     Notices....................................................................................     150
     10.9     Survival of Representations, Warranties and Agreements.....................................     151
     10.10    Failure or Indulgence Not Waiver; Remedies Cumulative......................................     151
     10.11    Marshalling; Payments Set Aside............................................................     151
     10.12    Severability...............................................................................     151
     10.13    Obligations Several; Independent Nature of Lenders' Rights.................................     152
     10.14    Headings...................................................................................     152
     10.15    Applicable Law.............................................................................     152
     10.16    Successors and Assigns.....................................................................     152
     10.17    Consent to Jurisdiction and Service of Process.............................................     152
     10.18    Waiver of Jury Trial.......................................................................     153
     10.19    Confidentiality............................................................................     154
     10.20    Counterparts; Effectiveness................................................................     154
     10.21    Limitation on Liability of General Partner.................................................     155
     10.22    "C" Corporation Conversion.................................................................     155
     10.23    Effect on Existing Credit Agreement........................................................     155
     10.24    Reaffirmation of Validity and Enforceability of Documents and Obligations..................     156
     10.25    Arm's Length Agreement.....................................................................     156
     10.26    No Third-Party Beneficiaries...............................................................     156
     10.27    Release....................................................................................     156
     10.28    Advice of Counsel..........................................................................     157

                                    EXHIBITS

I         FORM OF NOTICE OF BORROWING
II        FORM OF NOTICE OF CONVERSION/CONTINUATION
III       FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV        FORM OF REVOLVING NOTE
IV-A      FORM OF TERM NOTE
V         FORM OF SWING LINE NOTE
VI        FORM OF COMPLIANCE CERTIFICATE
VII       FORM OF OPINIONS OF COUNSEL TO LOAN PARTIES
VIII      FORM OF ACKNOWLEDGEMENT AND AUTHORIZATION-NET CAPITAL EXPENDITURES
IX        FORM OF ASSIGNMENT AGREEMENT
X         FORM OF CERTIFICATE RE NON-BANK STATUS
XI        FORM OF FINANCIAL CONDITION CERTIFICATE
XII       FORM OF INTERCREDITOR AGREEMENT
XIII      FORM OF PLEDGE AND SECURITY AGREEMENT
XIV       FORM OF SUBSIDIARY GUARANTY
XV        FORM OF HOLDINGS GUARANTY
XVI       FORM OF MORTGAGE
XVII      FORM OF COLLATERAL ACCESS AGREEMENT
XVIII     FORM OF SUBORDINATION PROVISIONS
XIX       FORM OF BORROWING BASE CERTIFICATE
XX        FORM OF ACKNOWLEDGMENT AND CONSENT
XXI       FORM OF BUDGET
XXII      FORM OF LOCKBOX ACCOUNT AGREEMENT
XXIII     FORM OF BLOCKED ACCOUNT AGREEMENT
XXIV      FORM OF VARIANCE REPORT
XXV       FORM OF RECONCILIATION REPORT

                                    SCHEDULES

A             LIST OF DEFAULTS AND INCIPIENT DEFAULTS
1.1 (i)       ADJUSTMENTS TO BORROWING BASE
1.1 (ii)      ADD BACKS TO EBITDA
1.1 (iii)     OTHER INVESTORS/EXISTING INVESTORS
1.1 (iv)      RECAPITALIZATION TRANSACTIONS
1.1 (v)       1998 CLOSING DATE AND 1999 CLOSING DATE INITIAL VALUES
1.1 (vi)      CERTAIN SUBSIDIARIES
1.1 (vii)     VALUATION PERCENTAGES
1.1 (viii)    APPRAISAL FIRMS
1.1 (ix)      EQUIPMENT NOT APPRAISED
1.1(x)        THIRD PRIORITY TERM LOAN DOCUMENTS
2.1           LENDERS' COMMITMENTS AND PRO RATA SHARES
3.1           EXISTING LETTERS OF CREDIT
4.2C          CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP
4.2E(vi)      CERTAIN LIENS ON VESSELS
5.1           SUBSIDIARIES OF COMPANY
5.3           CERTAIN UNDISCLOSED LIABILITIES
5.4           CERTAIN MATERIAL ADVERSE CHANGES
5.5           REAL PROPERTY
5.5A          TITLE TO PROPERTIES; LIENS
5.16          EXCEPTIONS TO CREATION, PERFECTION AND PRIORITY OF LIENS
6.11          POST-CLOSING DELIVERIES
6.13          SALE OF CERTAIN ASSETS
7.1           CERTAIN EXISTING INDEBTEDNESS
7.2           CERTAIN LIENS EXISTING ON THE EFFECTIVE DATE
7.3           CERTAIN EXISTING INVESTMENTS
7.4           CERTAIN EXISTING CONTINGENT OBLIGATIONS
7.7           CERTAIN PERMITTED REAL ESTATE SALES
7.9           CERTAIN PERMITTED LEASEBACK TRANSACTIONS
7.11          CERTAIN TRANSACTIONS WITH AFFILIATES
7.12          FLEET MAIN ACCOUNT; LOCKBOX ACCOUNTS; LOCKBOX ACCOUNT BANKS;
              DISBURSEMENT ACCOUNTS;

                          ANTHONY CRANE RENTAL, L.P.
                      ANTHONY CRANE RENTAL HOLDINGS, L.P.
                 SECOND AMENDED AND RESTATED CREDIT AGREEMENT

     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is dated as of March 31, 2002 and entered into by and among ANTHONY CRANE RENTAL, L.P., a Pennsylvania limited partnership ("Company"), ANTHONY CRANE RENTAL HOLDINGS, L.P., a Pennsylvania limited partnership ("Holdings"), GOLDMAN SACHS CREDIT PARTNERS L.P. ("GSCP"), as lead arranger (in such capacity, "Lead Arranger") and syndication agent (in such capacity, "Syndication Agent"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "Lender" and collectively as "Lenders"), FLEET NATIONAL BANK ("Fleet"), as administrative agent for Lenders (in such capacity, "Administrative Agent") and Fleet as Collateral Agent for Lenders (in such capacity, "Collateral Agent").

                                R E C I T A L S
                                - - - - - - - -
     WHEREAS, capitalized terms used herein having the meanings assigned to those terms in subsection 1.1;

     WHEREAS, Company and certain financial institutions (the "Original Lenders"), the Syndication Agent, the Administrative Agent and Collateral Agent were party to a Credit Agreement dated as of July 22, 1998 (the "Original Credit Agreement");

     WHEREAS, the Company, the Original Lenders, certain other financial institutions (such additional financial institutions, together with the Original Lenders, the "Existing Lenders"), Holdings, the Syndication Agent, the Administrative Agent, and the Collateral Agent amended the Original Credit Agreement in its entirety pursuant to the terms of an Amended and Restated Credit Agreement dated as of June 30, 1999 (as amended or otherwise modified prior to the date hereof, the "Existing Credit Agreement");

     WHEREAS, the Company and Holdings have notified the Administrative Agent that certain "Events of Default" and "Potential Events of Default" (as defined in the Existing Credit Agreement) have occurred and such Events of Default and Potential Events of Default are set forth on Schedule A annexed hereto (collectively, the "Existing Defaults and Incipient Defaults"), and the Company and Holdings have requested that the Administrative Agent, the Syndication Agent and the Existing Lenders amend the Existing Agreement in accordance with the terms hereof;

     WHEREAS, as an accommodation to the Company, Holdings and the Loan Parties, the Administrative Agent, the Syndication Agent and the Existing Lenders have agreed to amend and restate the Existing Credit Agreement, subject to and solely on the terms and conditions set forth herein;

     WHEREAS, as part of such amendment and restatement transaction, on or prior to the Effective Date, Bain/ACR, L.L.C. has agreed to provide the Company with $8,000,000 in third-
priority debt financing on the terms and conditions set forth in the Third Priority Term Loan Documents (as defined below);

     WHEREAS, in connection with such amendment and restatement transaction, the Company, Holdings, the Loan Parties, the Administrative Agent, the Syndication Agent, and the Lenders have agreed to amend the Existing Credit Agreement in certain respects and to enter into this Agreement as a restatement of the Existing Credit Agreement;

     WHEREAS, it is the intention of the Company, Holdings, the Loan Parties, the Administrative Agent, the Syndication Agent and the Lenders that the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall not effect a refinancing or novation of the Obligations under the Existing Credit Agreement (the "Existing Obligations") which shall remain outstanding under this Agreement, but rather a modification of the terms governing repayment of such Existing Obligations, which shall remain outstanding as of the date hereof and shall remain secured by the "Collateral" (as defined in the Existing Credit Agreement);

     WHEREAS, it is the intention of the parties hereto that, upon the occurrence of the Effective Date, the Existing Defaults and Incipient Defaults shall no longer be in effect; and

     WHEREAS, it is the intention of the parties that the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall be without prejudice to any rights or remedies that the Administrative Agent and the Lenders have or may have with respect to any Events of Default or Potential Events of Default as defined in, and pursuant to the terms and conditions of, this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, Holdings, Company, Existing Lenders, the Syndication Agent, the Administrative Agent agree that, on the Effective Date, the Existing Credit Agreement shall be amended and restated in its entirety as follows:

                                  SECTION 1.
                                  DEFINITIONS

1.1  Certain Defined Terms.
     ---------------------

     The following terms used in this Agreement shall have the following meanings:

     "Accounts" shall mean all of Company's and Permitted Subsidiaries' accounts receivable, whether now or hereafter existing, arising in the ordinary course of business from sales or leases of goods or rendition of services made by Company or Permitted Subsidiaries, or through any of Company's or Permitted Subsidiaries' divisions.

     "Acknowledgment and Consent" means that certain Acknowledgment and Consent executed by Holdings, the Company, and the Subsidiary Guarantors dated as of the Effective Date and substantially in the form of Exhibit XX annexed hereto, as such Acknowledgment and Consent may be amended, restated, supplemented or otherwise modified from time to time.

     "Actual Appraisal" means an actual appraisal of (i) all or substantially all of the Company's Rental Equipment classified as crawler cranes, conventional truck cranes, tower cranes and crane attachments, which appraisals may be conducted by taking one or more samples and (ii) selected reasonable samples of the remainder of the Company's Rental Equipment that is not classified as crawler cranes, conventional truck cranes, tower cranes and crane attachments, which appraisal shall be conducted during the period from September 30, 2002 to January 1, 2003 by one of the appraisal firms listed on Schedule 1.1 (viii) selected by the Company that is reasonably acceptable to the Administrative Agent.

     "Additional Mortgage" has the meaning assigned to that term in subsection 6.9.

     "Additional Mortgaged Property" has the meaning assigned to that term in subsection 6.9.

     "Adjusted Borrowing Base Amount" means, as of any date of determination, the Borrowing Base Amount, as adjusted in accordance with Schedule 1.1(i) annexed hereto.

     "Adjusted Eurodollar Rate" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the arithmetic average (rounded upward to the nearest 1/16 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market by Reference Lenders for U.S. dollar deposits of amounts in same day funds comparable to the respective principal amounts of the Eurodollar Rate Loans of Reference Lenders for which the Adjusted Eurodollar Rate is then being determined (which principal amount shall be deemed to be $1,000,000 in the case of any Reference Lender not making, converting to or continuing such a Eurodollar Rate Loan) with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if any Reference Lender fails to provide Administrative Agent with its aforementioned quotation then the Adjusted Eurodollar Rate shall be determined based on the quotation(s) provided to Administrative Agent by the other Reference Lender(s).

     "Administrative Agent" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

     "Affected Lender" has the meaning assigned to that term in subsection 2.6C.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agent" means, individually, each of Lead Arranger, Syndication Agent, Administrative Agent and Collateral Agent, and "Agents" means Lead Arranger, Syndication Agent, Administrative Agent and Collateral Agent, collectively.

     "Agreement" means (x) prior to the Effective Date, the Existing Credit Agreement and (y) on and after the Effective Date this Second Amended and Restated Credit Agreement dated as of March 31, 2002, as it may be amended, supplemented or otherwise modified from time to time.

     "Applicable Base Rate Margin" means on and after the Effective Date, with respect to Revolving Loans and Term Loans, a rate per annum equal to the percentage set forth below opposite the Applicable Total Leverage Ratio in effect as of such date of determination, any change in any such Applicable Base Rate Margin to be effective on the date of any corresponding change in the Applicable Total Leverage Ratio.

      ================================================================
                                APPLICABLE             APPLICABLE
          APPLICABLE         BASE RATE MARGIN       BASE RATE MARGIN
        TOTAL LEVERAGE              FOR                    FOR
            RATIO               TERM LOANS             TERM LOANS
      ----------------------------------------------------------------
       **** 5.5:1.00             2.50%                    3.25%
      ----------------------------------------------------------------
          * 5.5:1.00
       **** 5.0:1.00             2.25%                    3.25%
      ----------------------------------------------------------------
          * 5.0:1.00
       **** 4.5:1.00             2.00%                    3.25%
      ----------------------------------------------------------------
          * 4.5:1.00
       **** 4.0:1.00             1.75%                    3.25%
      ----------------------------------------------------------------
          * 4.0:1.00
       **** 3.5:1.00             1.50%                    3.25%
      ----------------------------------------------------------------
          * 3.5:1.00             1.25%                    3.00%
      ================================================================

     "Applicable Commitment Fee Percentage" means on and after the Effective Date, a rate per annum equal to the percentage set forth below opposite the Applicable Total Leverage Ratio in effect as of such date of determination, any change in the Applicable Commitment Fee Percentage to be effective on the date of any corresponding change in the Applicable Total Leverage Ratio.

                    =======================================
                        APPLICABLE           APPLICABLE
                      TOTAL LEVERAGE         COMMITMENT
                          RATIO            FEE PERCENTAGE
                    ---------------------------------------
                     **** 5.0:1.00             0.500%
                    ---------------------------------------
                        * 5.0:1.00             0.375%

**** Denotes greater than or equal to
* Denotes less than

                    =======================================
                     **** 4.0:1.00
                    ---------------------------------------
                        * 4.0:1.00             0.250%
                    =======================================

     "Applicable Eurodollar Rate Margin" means on and after the Effective Date with respect to Revolving Loans and Term Loans, a rate per annum equal to the percentage set forth below opposite the Applicable Total Leverage Ratio in effect as of such date of determination, any change in any such Applicable Eurodollar Rate Margin to be effective on the date of any corresponding change in the Applicable Total Leverage Ratio.

         ========================================================
                                   APPLICABLE        APPLICABLE
                                   EURODOLLAR        EURODOLLAR
             APPLICABLE           RATE MARGIN       RATE MARGIN
           TOTAL LEVERAGE             FOR               FOR
               RATIO            REVOLVING LOANS     TERM LOANS
         --------------------------------------------------------
          **** 5.5:1.00              3.50%             4.25%
         --------------------------------------------------------
             * 5.5:1.00
          **** 5.0:1.00              3.25%             4.25%
         --------------------------------------------------------
             * 5.0:1.00
          **** 4.5:1.00              3.00%             4.25%
         --------------------------------------------------------
             * 4.5:1.00
          **** 4.0:1.00              2.75%             4.25%
         --------------------------------------------------------
             * 4.0:1.00
          **** 3.5:1.00              2.50%             4.25%
         --------------------------------------------------------
             * 3.5:1.00              2.25%             4.00%
         ========================================================

     "Applicable Total Leverage Ratio" means, with respect to any date of determination, the Total Leverage Ratio set forth in the Pricing Certificate (as defined below) in effect for the Pricing Period (as defined below) in which such date of determination occurs. For purposes of this definition, (i) "Pricing Certificate" means an Officer's Certificate of Company certifying as to the Total Leverage Ratio as of the last day of any Fiscal Quarter and setting forth the calculation of such Total Leverage Ratio in reasonable detail, which Officer's Certificate may be delivered to Administrative Agent at any time on or after the date of delivery by Company of the Compliance Certificate (the "Related Compliance Certificate") with respect to the period ending on the last day of such Fiscal Quarter pursuant to subsection 6.1(vi), and (ii) "Pricing Period" means each period commencing on the first Business Day after the delivery to Administrative Agent of a Pricing Certificate and ending on the first Business Day after the next Pricing Certificate is delivered to Administrative Agent; provided that, anything contained in this definition to the contrary notwithstanding, (a) the Applicable Total Leverage Ratio for the period from the Effective Date to but excluding the date of commencement of the next Pricing Period shall be deemed to be greater than 5.50:1.00 for purposes of making the relevant calculation referred to above and (c) in the event that, after the commencement of such first Pricing Period,

**** Denotes greater than or equal to
* Denotes less than

(X) Company fails to deliver a Pricing Certificate to Administrative Agent setting forth the Total Leverage Ratio as of the last day of any Fiscal Quarter on or before the last day on which Company is required to deliver the Related Compliance Certificate (such last day being the "Cutoff Date") and (Y) Administrative Agent determines (each such determination being an "Agent Determination") on or after the Cutoff Date (on the basis of the Related Compliance Certificate or a Pricing Certificate delivered after the Cutoff Date) that the Applicable Total Leverage Ratio that would have been in effect if Company had delivered a Pricing Certificate on the Cutoff Date is greater than the Total Leverage Ratio set forth in the most recent Pricing Certificate actually delivered by Company, then (1) the Applicable Total Leverage Ratio in effect for purposes of making the relevant calculation referred to above for the period from the Cutoff Date to the date of delivery by Company of the next Pricing Certificate (or, if earlier, the next date on which an Agent Determination is made) shall be the Total Leverage Ratio determined pursuant to the Agent Determination and (2) on the first Business Day after Administrative Agent delivers written notice to Company of any Agent Determination, Company shall pay to Administrative Agent, for distribution (as appropriate) to Lenders, an aggregate amount equal to the additional interest, letter of credit fees and commitment fees Company would have been required to pay in respect of all applicable Loans, Letters of Credit or Commitments in respect of which any interest or fees have been paid by Company during the period from the Cutoff Date to the date such notice is given by Administrative Agent to Company if the amount of such interest and fees had been calculated using the Applicable Total Leverage Ratio based on such Agent Determination.

     "Approved Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

     "Asset Sale" means the sale by Holdings, the Company, any of the Loan Parties or any of their Subsidiaries to any Person, other than Holdings or any of its wholly-owned Subsidiaries (and solely with respect to clause (i), the General Partner) of (i) any of the stock or partnership interest of any of Holdings' Subsidiaries, (ii) substantially all of the assets of any division or line of business of Holdings, the Company, any of the Loan Parties or any of their Subsidiaries, (iii) any of the Collateral, or (iv) any other assets (whether tangible or intangible) of Holdings or any of its Subsidiaries; provided, however, that Asset Sales shall not include (1) any discount without recourse of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (2) the leasing (pursuant to operating leases in the ordinary course of business) or licensing of personal property, (3) the sale for cash in the ordinary course of business of Cash Equivalents, (4) disposals of obsolete, uneconomical, negligible, worn-out or surplus property (including Intellectual Property) in the ordinary course of business provided that the aggregate fair market value of all such property does not exceed $2,000,000 during any Fiscal Year (it being understood that any such individual disposal in the ordinary course of business of personal property not included in the Borrowing Base Amount having a fair market value of less than $50,000 will not be measured against the $2,000,000 basket), and (5) assets transferred in connection with an Investment permitted pursuant to Section 7.3.

     "Assignment Agreement" means an Assignment Agreement in substantially the form of Exhibit IX annexed hereto.

     "Bain" means Bain Capital, LLC and/or one or more of its Affiliates.

     "Bain Advisory Services Agreement" means that certain Advisory Services Agreement by and among Company, Holdings and Bain, in the form delivered to Agents prior to the 1998 Closing Date and as such agreement may thereafter be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.14A.

     "Bain Cash Collateral Account" means the account established by the Company with Fleet National Bank, account number 9429170652, into which the $8,000,000 received by the Company from the issuance of the Third Priority Term Loan Note will be deposited.

     "Bain Intercreditor Agreement" means an intercreditor agreement, in form and substance satisfactory to the Collateral Agent, the Requisite Lenders, Bain/ACR, L.L.C. and the Company, executed and delivered by Bain, Company and the Collateral Agent.

     "Bain Investors" means collectively, Bain/ACR, L.L.C., BCIP Associates II, BCIP Associates II-B, Bain Capital Fund VI, L.P., Bain/ACR Investment VI Corp., Bain Capital Fund VI-B, L.P., BCIP Trust Associates II, BCIP Trust Associates II-B, Bain/ACR Investment BCIPII Corp., Bain/ACR Investment BCIPII-B Corp. and BCIP Associates II-C.

    "Bain Management Fees" means the fees (including one-time fees payable in connection with acquisitions, divestitures and financings) payable by Holdings or the Company to Bain pursuant to the Bain Advisory Services Agreement.

     "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

     "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

          (i) the rate of interest announced publicly by Fleet in Boston, Massachusetts, from time to time, as Fleet's base rate; and

          (ii) 1/2 of 1% per annum above the Federal Funds Effective Rate.

     "Base Rate Loans" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

     "Blocked Account Agreement" means an agreement substantially similar to
Exhibit XXIII hereto to which a Deposit Account is subject and to which the Company, the Collateral Agent and a Deposit Account Bank are party.

     "book value" means, with respect to any asset or assets, of any Person, the value attributed thereto in the books and records of such Person from time to time.

     "Book Cash" means, as of any date of determination, all Cash Equivalents, plus the amount of cash on deposit in the Deposit Accounts (other than the Bain Cash Collateral Account) of Holdings, Company and its Subsidiaries on such date, plus the amount of checks deposited to such Deposit Accounts on such date, minus the outstanding checks written against such Deposit Accounts and not yet presented.

     "Borrowing Base Amount" means, at any date of determination, the sum of:

          (i) 100% of the Orderly Liquidation Value of Eligible Cranes and Lifting Equipment; plus

          (ii) 75% of the Orderly Liquidation Value of Eligible Trucks and Trailers;

     plus

          (iii) 85% of the aggregate value of Eligible Account Receivables; plus

          (iv) 75% of the aggregate value of Eligible Parts and Supplies Inventory; plus

          (v) 75% of the aggregate Orderly Liquidation Value of Eligible Excavation Equipment;

     all as reflected on the most recently delivered Borrowing Base Certificate.

     "Borrowing Base Certificate" means a certificate substantially in the form of Exhibit XIX annexed hereto, with such modifications to form and presentation as Administrative Agent may request from time to time, delivered to Administrative Agent by Company pursuant to subsections 4.2 and 6.1(xix) or as otherwise provided under Schedule 1.1(i).

     "Branch Account" means a Deposit Account that is listed as a "Branch Account" in Schedule 7.12, maintained by the Company at the branch level.

     "Budget" means a monthly budget, substantially in the form of Exhibit XXI and reasonably satisfactory in form and substance to the Administrative Agent and the Requisite Lenders, reflecting the Company's projected cash receipts and disbursements on a consolidated basis for the immediately succeeding 13-week period.

     "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the States of New York and Pennsylvania or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, would be required to be accounted for as a capital lease on the balance sheet of that Person.

     "Carlisle" means Carlisle Equipment Group, L.P..

     "Cash" means money, currency or a credit balance in a Deposit Account.

     "Cash Collateral Account" has the same meaning as assigned to the term "Collateral Account" in the Intercreditor Agreement.

     "Cash Equivalents" means: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's"); (iii) commercial paper maturity no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least A-l from S&P or at least P-l from Moody's; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state or territory thereof or the District of Columbia, Japan or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200,000,000; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all of their assets in securities of the types described in clauses (i) through (v) above.

     "Certificate re Non-Bank Status" means a certificate substantially in the form of Exhibit X annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

     "Class" means, as applied to Lenders, each of the following classes of
Lenders: (i) Lenders having Term Loan Exposure and (ii) Lenders having Revolving Loan Exposure.

     "Closing" or "Closing Date" has the meaning ascribed to that term in subsection 4.1.

     "Collateral" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

     "Collateral Access Agreement" means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgment or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor (excluding lessees of property or equipment in the ordinary course of business) in possession of any Collateral, substantially in the form of Exhibit XVII annexed hereto with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

     "Collateral Agent" means Fleet in its capacity as Collateral Agent under the Collateral Documents and the Intercreditor Agreement and also means any successor Collateral Agent appointed pursuant to Section 6(g) of the Intercreditor Agreement.

     "Collateral Documents" means the Pledge and Security Agreement, the Intercreditor Agreement, the Bain Intercreditor Agreement, the Blocked Account Agreements, the Collateral Access Agreements, the Lockbox Account Agreements, the Reaffirmation Agreements, the Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Collateral Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

     "Collateral Warranties" shall mean the representations and warranties made with respect to the Collateral pursuant to subsections 5.5A and 5.16A of this Agreement and Sections 5 and 8.6 of the Pledge and Security Agreement.

     "Commercial Letter of Credit" means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

     "Commitments" means the commitments of Lenders to make Loans as set forth in subsection 2.1A of this Agreement.

     "Common Units" means common partnership interests of Holdings (including Class A, Class B, Class C and Class L units).

     "Company" has the meaning assigned to such term in the introduction to this Agreement.

     "Compliance Certificate" means a certificate substantially in the form of
Exhibit VI annexed hereto delivered to Administrative Agent by Company pursuant to subsection 6.1 (vi).

     "Conforming Leasehold Interest" means any Recorded Leasehold Interest as to which the lessor has substantially agreed in writing for the benefit of Administrative Agent (which writing has been delivered to Administrative Agent), whether under the terms of the applicable lease, under the terms of a Landlord Consent and Estoppel, or otherwise, to the matters described in the definition of "Landlord Consent and Estoppel," which interest, if a subleasehold or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

     "Consolidated Adjusted EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income (including, without duplication, foreign withholding taxes and any payment of Permitted Tax Distributions), (iv) total depreciation expense, (v) total amortization expense,
(vi) other non-cash items reducing Consolidated Net Income, and (vii) to the extent deducted in determining Consolidated Net Income, those items described on
Schedule 1.1(ii) annexed hereto, less (a) other non-cash items increasing Consolidated Net Income, and (b) to the extent included in Consolidated Net Income, net gains on sales of used Cranes and Lifting Equipment and used Excavation Equipment, all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

     "Consolidated Capital Expenditures" means, for any period, the aggregate of
(i) all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in "purchases of property, plant or equipment" or comparable items reflected in the consolidated financial statements of Company and its Subsidiaries and (ii) the purchase prices of all acquisitions (whether such acquisitions are structured as purchases of assets or purchases of equity) made by the Company and its Subsidiaries during that period (whether or not such acquisitions constitute capital expenditures in conformity with GAAP) reflected in the consolidated financial statements of Company and its Subsidiaries; provided, however, that Consolidated Capital Expenditures shall exclude, whether or not such a designation would be in conformity with GAAP, expenditures made in connection with the replacement or restoration of assets to the extent that (i) such expenditures are reimbursed or financed with insurance or condemnation proceeds and (ii) the Company delivered its written acknowledgment and authorization to the Agents in the form attached hereto as Exhibit VIII with respect to such expenditures.

     "Consolidated Cash Interest Expense" means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including interest expense paid in kind and amortization of discount, of deferred financing fees, of premiums paid on Hedge Agreements and of debt issuance costs).

     "Consolidated Interest Expense" means, for any period, total cash and non-cash interest expense (including that portion attributable to Capital Leases in accordance with GAAP, interest expense paid in kind and amortization or write-off of discount, of deferred financing fees, of premiums paid on Hedge Agreements and of debt issuance costs, and accretion of any debt discount and capitalized interest) of Company and its Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, net costs under Interest Rate Agreements, commitment fees accrued under subsection 2.3A and any administrative agent's fees payable to Administrative Agent.

     "Consolidated Net Income" means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any gains or losses attributable to asset sales, other than of new or used Cranes and Lifting Equipment or new or used Excavation Equipment or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses.

     "Consolidated Total Debt" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Contingent Obligation" as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to (A) the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited, or (B) if neither amount in clause (A) is stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform) as determined by such Person in good faith. Contingent Obligations shall not include standard contractual indemnities entered into in the ordinary course of business.

     "Contractual Obligation" as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other material instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

     "Corporate Disbursement Accounts" means the corporate disbursement accounts maintained with Fleet, as set forth on Schedule 7.12.

     "Corporate Loan Party" means any Loan Party which is a corporation.

     "Cranes and Lifting Equipment" shall mean each item of equipment that is owned by the Company or its Permitted Subsidiaries that constitutes any of the following: a hydraulic truck crane, a hydraulic rough terrain crane, an aerial lift, a carry-deck crane, a boom truck, a tower crane, a crawler crane, a conventional truck crane or a crane attachment; including, without limitation, those items identified on Schedule 2.1(d)(A) to the Pledge and Security Agreement.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party which is entered into for the purpose of hedging against fluctuations in currency values; provided however that such agreements (i) relate only to the purchase or sale of equipment used in the business of the Company and (ii) are not entered into for speculative purposes.

     "Default Rate" has the meaning ascribed to that term in Section 2.2E.

     "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit, including without limitation, any Branch Account, Corporate Disbursement Accounts, Regional Disbursement Accounts, Lockbox Accounts and the Fleet Main Account.

     "Deposit Account Bank" means a financial institution at which a Deposit Account is maintained.

     "Dollars" and the sign "$" mean the lawful money of the United States of America.

     "Earnout Value" means, with respect to any Permitted Acquisition, the amount of the anticipated payments to be determined by Company and discounted at a discount rate equal to the interest rate applicable to the Loans outstanding on the date of the consummation of such Permitted Acquisition.

     "EBITDA Criteria" means, for any Fiscal Year, actual EBITDA, determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP using the same methodology as Company used in its Financial Plan for Fiscal Year 2002, shall be at least 95% of the estimated EBITDA for Holdings and its Subsidiaries set forth in the Financial Plan for such Fiscal Year.

     "Effective Date" means the date on which the conditions precedent set forth in subsection 4.2 shall be satisfied or waived in writing in accordance with the terms hereof.

     "Eligible Accounts Receivable" shall mean the aggregate face amount of Company's and Permitted Subsidiaries' Accounts, as reflected on their books and records in accordance with GAAP, payable in Dollars, that conform to the warranties contained in this definition and to the Collateral Warranties. Unless otherwise approved in writing by Administrative Agent, no Account shall be deemed to be an Eligible Account Receivable if:

          (i) the Account is unpaid 90 days or more from the original invoice date; provided that with respect to any Account designated by Administrative Agent as a "dated account", such Account shall not be deemed ineligible pursuant to this clause (i) unless unpaid more than 30 days or more from its due date or 180 days or more from its invoice date; or

          (ii) such Account if from the same account debtor (or any affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from such account debtor (or any affiliate thereof) are ineligible under the provisions of clause (i) above;

          (iii) the Account, when aggregated with all other Accounts of such account debtor, exceeds fifteen percent (15%) in face value of all consolidated Accounts of Company and Permitted Subsidiaries in the aggregate then outstanding, to the extent of such excess; or

          (iv) (A) the account debtor is also a creditor of Company or Permitted Subsidiaries, to the extent of the amount owed by Company or Permitted Subsidiaries to the account debtor, (B) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to Company or Permitted Subsidiaries, which has not been resolved to the extent of such dispute or (C) the Account otherwise is or may become subject to any right of setoff by the account debtor, to the extent of the amount of such setoff; or

          (v) to the knowledge of the Company, the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or

          (vi) the sale is to an account debtor outside the continental United States, the United States Virgin Islands, or Canada, unless the sale is (a) on letter of credit, guaranty or acceptance terms, in each case acceptable to Administrative Agent in its sole discretion, or (b) otherwise approved by and acceptable to Administrative Agent in its reasonable discretion; or

          (vii) the sale to the account debtor is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return except in accordance with ordinary course of business dealings or customary practice; or

          (viii) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless Company or such Permitted Subsidiary duly and effectively assigns its rights to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727 et seq.); or

          (ix) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by Company or a Permitted Subsidiary and accepted by the account debtor or the Account otherwise does not represent a final sale; or

          (x) the Account is not subject to a valid, enforceable and first priority perfected Lien in favor of Administrative Agent; or

          (xi) Administrative Agent, in the exercise of its reasonable discretion, determines it to be ineligible.

     "Eligible Assignee" means (a) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, funds, investment companies and lease financing companies; and (b) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor; provided that no Affiliate of Holdings, the Company or any other Loan Party shall be an Eligible Assignee.

     "Eligible Cranes and Lifting Equipment" shall mean each of the Cranes and Lifting Equipment that (i) is owned solely by Company or a Permitted Subsidiary and with respect to which Company or a Permitted Subsidiary has good, valid and marketable title, (ii) unless in transit, is located on property of a customer of Company or a Permitted Subsidiary, or is stored on property that is either owned or leased by Company or a Permitted Subsidiary (provided that; with respect to Cranes and Lifting Equipment stored on property leased by Company or a Permitted Subsidiary, Company or a Permitted Subsidiary, if requested by Administrative Agent, shall have delivered in favor of Administrative Agent a Collateral Access Agreement from the landlord of such leased property); (iii) is subject to a valid, enforceable and perfected first priority Lien in favor of Collateral Agent (provided that, notwithstanding the provisions of this clause
(iii) or Schedule 1.1(i), with respect to any item included in Cranes and Lifting Equipment acquired after the Effective Date that is subject to a certificate of title, so long as the documentation necessary to reflect the appropriate transfer of title and recordation of a Lien in favor of Collateral Agent in any such item has been filed in the appropriate filing office, such item shall be included in the definition of Eligible Cranes and Lifting Equipment for a period of up to 90 days pending final action by such filing office with respect for such filings; provided further that, the Orderly Liquidation Value of such item during any such period shall be deemed to be 75% of their purchase price (net of transportation costs and taxes); (iv) is located in the United States, the United States Virgin Islands, Canada or a Caribbean jurisdiction; (v) is not obsolete; (vi) unless otherwise undergoing ordinary maintenance, is used or is available for use, rent or lease in the business of Company and its Permitted Subsidiaries, and is in a condition suitable for such use, rent or lease; (vii) conforms to the warranties contained in this definition and to the Collateral Warranties; and (viii) Administrative Agent has not determined in its reasonable judgment to be ineligible; provided that, for purpose of determining ineligibility pursuant to this clause (viii) with respect to Cranes and Lifting Equipment included in Category 1 (as set forth in Schedule 1.1(vii)), Crawler Cranes and Conventional Truck Cranes, Administrative Agent shall make its determination on the basis of the criteria set forth in clauses (i) - (vii) of this definition and, with respect to any such determination regarding any single item with a value of $500,000 or more or any group of items of a value of $3,000,000 or more during any Fiscal Year, no determination of ineligibility shall be effective until 10 days prior written notice has been given by Administrative Agent to Company with respect to the ineligibility of such items.

     "Eligible Excavation Equipment" shall mean each item of Excavation Equipment that (i) is owned solely by Company or a Permitted Subsidiary and with respect to which Company or a Permitted Subsidiary has good, valid and marketable title, (ii) unless in transit, is located on property of a customer of Company or a Permitted Subsidiary, or is stored on property that is either owned or leased by Company or a Permitted Subsidiary (provided that, with respect to Excavation Equipment stored on property leased by Company or a Permitted Subsidiary, Company or a Permitted Subsidiary, if requested by Administrative Agent, shall have delivered in favor of Administrative Agent a Collateral Access Agreement from the landlord of such leased property); (iii) is subject to a valid, enforceable and perfected first priority Lien in favor of Collateral Agent (provided that, notwithstanding the provisions of this clause
(iii) or Schedule 1.1(i), with respect to any item included in Excavation Equipment acquired after the Effective Date that is subject to a certificate of title, so long as the documentation necessary to reflect the appropriate transfer of title and recordation of a Lien in favor of Collateral Agent in any such item has been filed in the appropriate filing office, such item shall be included in the definition of Eligible Excavation Equipment for a period of up to 90 days pending final action by such filing office with respect for such filings; provided further that, the Orderly Liquidation Value of such item during any such period shall be deemed to be 75% of their purchase price (net of transportation costs and taxes); (iv) is located in the United States, the United States Virgin Islands, Canada or a Caribbean jurisdiction; (v) is not obsolete; (vi) unless otherwise undergoing ordinary maintenance, is used or is available for use, rent or lease in the business of Company and its Permitted Subsidiaries, and is in a condition suitable for such use, rent or lease; (vii) conforms to the warranties contained in this definition and to the Collateral Warranties; and (viii) Administrative Agent has not determined in its reasonable judgment to be ineligible; provided that, for purpose of determining ineligibility pursuant to this clause (viii) with respect to Excavation Equipment any such determination regarding any single item with a value of $250,000 or more or any group of items of a value of $2,000,000 or more during any Fiscal Year, no determination of ineligibility shall be effective until 10 days prior written notice has been given by Administrative Agent to Company with respect to the ineligibility of such items.

     "Eligible Parts and Supplies Inventory" shall mean each item included in the Parts and Supplies Inventory that (i) is owned solely by Company or a Permitted Subsidiary and with respect to which Company or a Permitted Subsidiary has good, valid and marketable title; (ii) is stored on property that is either owned or leased by Company or a Permitted Subsidiary (provided that; with respect to Parts and Supplies Inventory stored on property leased by Company or a Permitted Subsidiary, Company or such Permitted Subsidiary, at the request of Administrative Agent, shall have delivered in favor of the Agent a Collateral Access Agreement from the landlord of such leased property); (iii) is subject to a valid, enforceable and perfected first priority Lien in favor of Collateral Agent; (iv) is located in the United States, the United States Virgin Islands, Canada or a Caribbean jurisdiction; (v) is not obsolete; (vi) otherwise conforms to the warranties contained in this definition and to the Collateral Warranties;
(vii) is subject to record keeping, valuation methodologies, and process and reporting controls reasonably acceptable to Administrative Agent; and (viii) Administrative Agent has not determined, in its reasonable judgment, to be ineligible.

     "Eligible Trucks and Trailers" shall mean each of the Trucks and Trailers that (i) is owned solely by Company or a Permitted Subsidiary and with respect to which Company or a Permitted Subsidiary has good, valid and marketable title;
(ii) unless in transit or undergoing ordinary maintenance, is stored on property that is either owned or leased by Company or a Permitted Subsidiary when not rented to an account debtor pursuant to an equipment lease (provided that, with respect to Trucks and Trailers stored on property leased by Company or a Permitted Subsidiary, Company or such Permitted Subsidiary, at the request of Administrative Agent, shall have delivered in favor of Administrative Agent a Collateral Access Agreement from the landlord of such leased property); (iii) is subject to a valid, enforceable and perfected first priority Lien in favor of Collateral Agent; (iv) is located in the United States, the United States Virgin Islands, Canada or a Caribbean jurisdiction; (v) is not obsolete; (vi) unless otherwise undergoing ordinary maintenance, is used or available for use and in a condition available for use in the ordinary course of business in connection with Company's or a Permitted Subsidiary's equipment rental and sales activities; (vii) otherwise conforms to the warranties contained in this definition and to the Collateral Warranties; and (viii) Administrative Agent has not determined in its reasonable judgment to be ineligible.

     "Employee Benefit Plan" means any "employee benefit plan" as defined in
Section 3(3) of ERISA which is or was maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

     "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

     "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare from environmental hazards (including Hazardous Materials), in any manner applicable to Holdings or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. (S) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (S) 1801 et seq. the Resource Conservation and Recovery Act (42 U.S.C. (S) 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. (S) 1251 et seq.), the Clean Air Act (42 U.S.C. (S) 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
(S) 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. (S)136 et seq.), the Occupational Safety and Health Act (29 U.S.C. (S) 651 et seq.), the Oil Pollution Act (33 U.S.C. (S) 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. (S) 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

     "Equipment Year" shall mean, with respect to any determination made pursuant to Schedule 1.1(vii), the number of calendar years since the year of manufacture of each item of Rental Equipment (with the year of manufacture representing year 0).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and the regulations promulgated and rulings issued thereunder.

     "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Internal Revenue Code of which that Person is a member;
(ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

     "ERISA Event" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan;
(iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 404l(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to
Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings or any of its Subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (1), or
Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings or any of its Subsidiaries in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under
Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

     "Eurodollar Rate Loans" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

     "Event of Default" means each of the events set forth in Section 8.

     "Excavation Equipment" shall mean each item of equipment that is owned by the Company or its Permitted Subsidiaries that constitutes excavation equipment including, without limitation, any of the following: excavators, backhoe, hydraulic hammers, tractors, loaders, scrapers, graders, compactors, rollers and soil stabilizers and sweepers, but in any event does not include equipment that would otherwise constitute Cranes and Lifting Equipment or Trucks and Trailers.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

     "Exchange Rate" means, on any date when an amount expressed in a currency other than Dollars is to be determined with respect to any Letter of Credit, the nominal rate of exchange of the applicable Issuing Lender in the New York foreign exchange market for the purchase by such Issuing Lender (by cable transfer) of such currency in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of such currency per one Dollar.

     "Excluded Subsidiaries" means, collectively, all Subsidiaries in which the fair market value (as reasonably determined and certified by senior management of Company) of such Subsidiaries' assets do not in the aggregate exceed $15,000,000; provided, that no Subsidiary shall be an Excluded Subsidiary if it acquires assets with a fair market value in excess of $2,000,000 in the aggregate or incurs Indebtedness or Contingent Obligations in excess of $2,000,000 in the aggregate.

     "Existing Credit Agreement" has the meaning assigned to that term in the Recitals to this Agreement.

     "Existing Defaults and Incipient Defaults" has the meaning assigned to that term in the Recitals to this Agreement.

     "Existing Investors" means certain existing shareholders, management officers and employees of Company and other investors identified in Schedule 1.1(iii) annexed hereto as Existing Investors.

     "Existing Lenders" has the meaning assigned to that term in the Recitals to this Agreement and includes the Existing Revolving Loan Lenders and the Existing Term Loan Lenders.

     "Existing Letters of Credit" has the meaning assigned to that term in subsection 3.1.

     "Existing Loan" means the aggregate of the Existing Revolving Loans and the Existing Term Loans.

     "Existing Mortgages" means any mortgage, deed of trust or deed delivered pursuant to the Existing Credit Agreement including any amendments, modifications, restatements or assignments thereof.

     "Existing Obligations" has the meaning assigned to that term in the Recitals to this Agreement.

     "Existing Revolving Loan Lenders" means those Lenders listed as "Revolving Loan Lenders" on Schedule 2.1.

     "Existing Revolving Loans" means, with respect to any Existing Revolving Loan Lender, the Revolving Loans under, and as defined in, the Existing Credit Agreement held by such Existing Revolving Loan Lender immediately prior to the Effective Date and which Revolving Loans remain outstanding immediately after the Effective Date.

     "Existing Term Loan Lenders" means those Lenders that made Term Loans to the Company under the Existing Credit Agreement.

     "Existing Term Loans" means the Term Loans made by the Existing Term Loan Lenders under the Existing Credit Agreement, and which Term Loans exist immediately prior to the Effective Date and which shall remain outstanding immediately after the Effective Date.

     "Facilities" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

     "Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

     "Financial Plan" has the meaning assigned to that term in subsection
6.1(xv).

     "First Supplemental Agreement" means collectively (i) the Supplemental Indenture, dated as of June 30, 1999, among Holdings the Company and State Street Bank and Trust Company as trustee and (ii) the Supplemental Indenture, dated as June 30, 1999 among the Company and State Street Bank and Trust Company.

     "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

     "Fiscal Year" means the fiscal year of Holdings and its Subsidiaries ending on the December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

     "Fleet" has the meaning assigned to that term in the introduction to this Agreement.

     "Fleet Lockboxes" means the four lockboxes established with Fleet as set forth on Schedule 7.12.

     "Fleet Main Account" means that main concentration account for the Company's cash management system which is account #9415845022 maintained at Fleet National Bank in Hartford, Connecticut.

     "Fleet Regional Disbursement Accounts" means the zero-balance accounts established by the Company with Fleet and set forth on Schedule 7.12, which accounts are funded from the Fleet Main Account as checks are presented to Fleet.

     "Flood Hazard Property" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

     "Foreign Cash Equivalents" means certificates of deposit or bankers acceptances of any bank organized under the laws of Canada or a Caribbean jurisdiction or any country that is a member of the European Economic Community whose short-term commercial paper rating from S&P is at least A-l or the equivalent thereof or from Moody's is at least P-l or the equivalent thereof, in each case with maturities of not more than one year from the date of acquisition.

     "Funding and Payment Office" means (i) the office of Administrative Agent and Swing Line Lender located at One Federal Street, Boston, Massachusetts or
(ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

     "Funding Date" means the date of the funding of a Loan.

     "GAAP" means, subject to the limitations on the application thereof set forth in subsections 1.2 and 1.4, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

     "General Partner" means ACR Management LLC, a Delaware limited liability company, the sole general partner of Company, or any permitted successor thereto.

     "Governmental Authorization" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

     "GSCP" has the meaning assigned to that term in the introduction to this Agreement.

     "Guaranties" means the Holdings Guaranty and the Subsidiary Guaranty.

     "Hazardous Materials" means (i) any chemical, material or substance at any time defined in any statute or regulation as or included in the definition in any statute or regulation of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar meaning and regulatory effect under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources;
(iv) any flammable substances or explosives; (v) any radioactive materials; (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation;
(viii) polychlorinated biphenyls, including any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance which could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

     "Hazardous Materials Activity" means any past, present or future activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, migration, Release, threatened Release, discharge, placement, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

     "Hedge Agreement" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values.

     "Holdings" has the meaning assigned to that term in the introduction to this Agreement.

     "Holdings Guaranty" means the Holdings Guaranty annexed hereto as Exhibit XV, as such Holdings Guaranty may be amended, supplemented or otherwise modified from time to time as permitted thereunder and hereunder.

     "Indebtedness", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and any accrued expenses or trade payables), (a) which obligation in accordance with GAAP would be shown as a liability on the balance sheet of such Person or (b) which purchase price is evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. The amount of any Indebtedness which is non-recourse to the obligor thereunder or to any other obligor and for which recourse is limited to an identified asset or assets shall be equal to the lesser of (1) the stated amount of such obligation and (2) the fair market value of such asset or assets. Obligations under Interest Rate Agreements and Currency Agreements constitute (X) in the case of Hedge Agreements, Contingent Obligations, and (Y) in all other cases, Investments, and in neither case constitute Indebtedness.

     "Indemnitee" has the meaning assigned to that term in subsection 10.3.

     "Independent Appraiser" means Hunyady Appraisal Services or such other appraisal firm selected by the Company and reasonably acceptable to the Administrative Agent.

     "Independent Public Accountant" means any of the five largest public accounting firms in the United States selected by Holdings.

     "Initial Value" shall mean, with respect to each item of Rental Equipment, an amount equal to (y) with respect to each item of Rental Equipment in existence as of the 1998 Closing Date, the appraised orderly liquidation value (assuming liquidation within a 360-day period for tower cranes and within a 180-day period for all other Rental Equipment) of each item of Rental Equipment specified on Schedule 1.1(v) annexed hereto, and (z) with respect to each item of Rental Equipment acquired subsequent to the 1998 Closing Date, an amount (which amount shall not, in any event, exceed the purchase price thereof, net of shipping costs and taxes) to be determined in accordance with the provisions of
Schedule 1.1(i).

     "Intellectual Property" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes which are used in the conduct of the business of Holdings and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Holdings and its Subsidiaries, taken as a whole.

     "Intercreditor Agreement" means that certain Intercreditor Agreement substantially in the form of Exhibit XII annexed hereto, as such Intercreditor Agreement may be amended, supplemented or otherwise modified from time to time as permitted thereunder and hereunder.

     "Interest Payment Date" means (i) with respect to any Base Rate Loan, each March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months, "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

     "Interest Period" has the meaning assigned to that term in subsection 2.2B.

     "Interest Rate Agreement" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

     "Interest Rate Determination Date" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute, and the regulations promulgated by the Internal Revenue Service thereunder.

     "Inventory" means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then held by such Person for sale or lease, including raw materials and work in process.

     "Investment" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Holdings), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person other than Holdings or any of its Subsidiaries, of any equity Securities of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto less any return in cash of principal or capital thereon or any cash dividends or any other cash distributions, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

     "IP Collateral" means, collectively, the "Intellectual Property" as defined in the Pledge and Security Agreement.

     "Issuing Lender" means, with respect to any Letter of Credit, the Lender which agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

     "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

     "Landlord Consent and Estoppel" means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, reasonably satisfactory in form and substance to Administrative Agent, pursuant to which such lessor substantially agrees, for the benefit of Administrative Agent, (i) that without any further consent of such lessor or any further action on the part of the Loan Party holding such Leasehold Property, such Leasehold Property may be encumbered pursuant to a Mortgage and may be assigned to the purchaser at a foreclosure sale or in a transfer in lieu of such a sale (and to a subsequent third party assignee if Administrative Agent, any Lender, or an Affiliate of either so acquires such Leasehold Property), (ii) that such lessor shall not terminate such lease as a result of a default by such Loan Party thereunder without first giving Administrative Agent notice of such default and at least 60 days (or, if such default cannot reasonably be cured by Administrative Agent within such period, such longer period as may reasonably be required) to cure such default, (iii) to the matters contained in a Collateral Access Agreement, and (iv) to such other matters relating to such Leasehold Property as Administrative Agent may reasonably request; provided, however, that Administrative Agent may determine in its reasonable discretion that any one or more of the agreements set forth in clauses (i) through (iv) are not required to be included in a Landlord Consent and Estoppel with respect to a particular Leasehold Property.

     "Lead Arranger" has the meaning assigned to that term in the introduction to this Agreement.

     "Leasehold Property" means any leasehold interest of any Loan Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Administrative Agent in its reasonable discretion as not being required to be included in the Collateral.

     "Lender" and "Lenders" mean the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors, and permitted assigns pursuant to subsection 10.1, and the term "Lenders" shall include Swing Line Lender unless the context otherwise requires; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

     "Letter of Credit" or "Letters of Credit" mean Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1 (including, without limitation, Existing Letters of Credit).

     "Letter of Credit Usage" means, as at any date of determination, the sum of
(i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B). For purposes of this definition, any amount described in clause (i) or
(ii) of the preceding sentence which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination.

     "Leverage Ratio" means the ratio of (i) the outstanding principal amount, as of the last day of the applicable Fiscal Quarter, of the Loans, the Second Priority Term Loans and Capital Leases for the quarterly period ending on the last day of any Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, in each case as set forth in the most recent Compliance Certificate delivered by Company to Administrative Agent pursuant to clause (vi) of subsection 6.1.

     "Lien" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

     "Loan" or "Loans" mean one or more of the Term Loans, Revolving Loans or Swing Line Loans or any combination thereof.

     "Loan Documents" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranties, Collateral Documents and the Acknowledgment and Consent.

     "Loan Party" means each of Holdings, General Partner, Company and any of Holding's Subsidiaries from time to time executing a Loan Document, and "Loan Parties" means all such Persons, collectively.

     "Lockbox Account" means each postal box to which payments in respect of Accounts or other payments owing to the Company, Holdings, or any of their Subsidiaries are remitted.

     "Lockbox Bank" means a financial institution or other Person at which a Lockbox Account is maintained or which administers a Lockbox Account.

     "Lockbox Account Agreement" means an agreement substantially similar to
Exhibit XXII hereto to which a Lockbox Account is subject and to which the Company, the Collateral Agent, and a Lockbox Bank are party.

     "Margin Stock" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

     "Material Adverse Effect" means (i) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries, taken as a whole, or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent, Collateral Agent or Lenders to enforce, the Obligations, or (iii) any termination by a party other than the Company of a Material Contract.

     "Material Contract" means any contract or arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to impact Consolidated Adjusted EBITDA by greater than 5% of Consolidated Adjusted EBITDA for the four Fiscal Quarter period most recently ended.

     "Material Liquidation Event" means the occurrence of any of the following:
(i) an initial public offering or any private placement of at least $50,000,000 in equity interests of Holdings, the Company or any of its Subsidiaries, (ii) the sale of all or substantially all of Holding's or Company's assets or equity interests, or (iii) Holding's or the Company's merger or business combination with or into any Person (other than a Subsidiary) in which Holdings or the Company is not the surviving entity.

     "Material Leasehold Property" means a Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Holdings or any of its Subsidiaries; provided, however, that no Leasehold Property with respect to which the aggregate amount of all rents payable during any one Fiscal Year never exceeds $1,000,000 shall be a "Material Leasehold Property".

     "Material Real Property Asset" means a Real Property Asset reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Holdings or any of its Subsidiaries; provided, "Material Real Property Assets" shall not include any individual Real Property Asset that does not exceed $500,000 in fair market value; provided, further that, Real Property Assets that do not constitute Material Real Property Assets shall not exceed $6,000,000 in aggregate fair market value.

     "Minimum Revolver Availability" means, as of any date of determination, an amount equal to the excess of (a) the Adjusted Borrowing Base Amount as reflected on the most recently delivered Borrowing Base Certificate over (b) the Total Utilization of Commitments.

     "Minimum Revolver Availability Amount" means, as of any date of determination, the amount set forth in subsection 7.6D with respect to such date.

     "Mortgage" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, substantially in the form of Exhibit XVI annexed hereto or in such other form as may be approved by Collateral Agent in its reasonable discretion, in each case with such changes thereto as may be recommended by Collateral Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Collateral Agent's option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real

Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time.

     "Mortgaged Property" means any property subject to an Existing Mortgage, an Effective Date Mortgaged Property and/or an Additional Mortgaged Property.

     "Multiemployer Plan" means any Employee Benefit Plan which is a "Multiemployer plan" as defined in Section 3(37) of ERISA.

     "NAIC" means the National Association of Insurance Commissioners.

     "Net Asset Sale Proceeds" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide costs incurred in connection with such Asset Sale, including (i) income taxes reasonably estimated to be actually payable within two years of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question that is senior to the Lien of the Collateral Agent and that is repaid as a result of such Asset Sale.

     "Net Capital Expenditures" means, with respect to any period, (a) the Consolidated Capital Expenditures made during such period minus (b) the net proceeds from Asset Sales in the ordinary course of business made by Company or any of its Subsidiaries during such period, provided, however, that, notwithstanding the foregoing, for purposes of calculating the net proceeds under this clause (b), Company may elect, upon written notice to the Agents, to subtract from Consolidated Capital Expenditures the net proceeds from any Asset Sale not in the ordinary course of business that is permitted hereunder solely to the extent that the Revolving Loan Commitments are permanently reduced by, or (with the consent of those Lenders as may be required hereunder) the Term Loans are repaid in, an amount equal to the amount of such proceeds effective immediately upon both (i) the delivery by the Company of its written acknowledgment and authorization to the Agents in the form attached hereto as
Exhibit VIII and (ii) such reduction in the Revolving Loan Commitments or such repayment of Term Loans.

     "Net Capital Expenditures Proceeds" means the net proceeds of Assets Sales as determined in accordance with clause (b) of the definition of "Net Capital Expenditures".

     "Net Insurance/Condemnation Proceeds" means any Cash payments or proceeds received by Holdings or any of its Subsidiaries (i) under any casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and documented costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof.

     "New Business" means any assets or business acquired by Company or any of its Subsidiaries in a Permitted Acquisition.

     "1998 Closing Date" means the date on which the initial Revolving Loans were made under the Existing Credit Agreement, which date was July 22, 1998.

     "1999 Closing Date" means the date on which the Existing Credit Agreement was executed, which date was June 30, 1999.

     "Non-Qualifying Acquisition" means an acquisition other than a Qualifying Equipment Acquisition.

     "Non-Qualifying Sale" means any sale of assets other than a Qualifying Equipment Sale.

     "Notes" means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

     "Notice of Borrowing" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

     "Notice of Conversion/Continuation" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

     "Notice of Issuance of Letter of Credit" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

     "Obligations" means all obligations of every nature of each Loan Party from time to time owed to Agents, Lenders or their respective Affiliates or any of them under the Loan Documents or any Hedge Agreement, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees (including the Success Fee), expenses, indemnification or otherwise.

     "Officers' Certificate" means, with respect to any Person, a certificate executed on behalf of such Person (x) if such Person is a partnership, by the chairman of the board (if an officer) or chief executive officer, chief operating officer, president or vice president or by the chief financial officer of one of its partners and (y) if such Person is a corporation, on behalf of such corporation by its chairman of the board (if an officer), chief executive officer, chief operating officer or its president or one of its vice presidents and, with respect to financial matters only, by its principal financial officer or principal accounting officer or its treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and
(iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

     "Operating Lease" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

     "Orderly Liquidation Value" shall mean, as of any date of determination and with respect to each item of Rental Equipment:

          (i) for items of Rental Equipment owned by the Company as of the 1998 Closing Date, an amount equal to the Initial Value from the 1998 Closing Date through December 31, 1998 and thereafter an amount equal to (A) the Orderly Liquidation Value of such item of Rental Equipment for the preceding calendar year multiplied by (B) 1 minus Factor B specified in
     Schedule 1.1(vii) corresponding to the current Equipment Year of such item of Rental Equipment;

          (ii) for items of Rental Equipment acquired by the Company after the 1998 Closing Date:

               (a) during the calendar year in which such item of Rental Equipment is acquired, the Initial Value of such item of Rental Equipment; or

               (b) in each subsequent calendar year, an amount equal to (A) the Orderly Liquidation Value of such item of Rental Equipment for the preceding calendar year multiplied by (B) 1 minus either

                    (x) Factor A if such item of Rental Equipment is not subject to determination of Initial Value by an Independent Appraiser pursuant to the provisions of Schedule 1.1(i), or

                    (y) Factor B if such item of Rental Equipment is subject to determination of Initial Value by an Independent Appraiser pursuant to the provisions of Schedule 1.1 (i).

          (each of Factor A and Factor B as specified in Schedule 1.1(vii) and corresponding to the current Equipment Year of such item of Rental Equipment);

provided that, the Orderly Liquidation Value of each item of Rental Equipment classified as a crawler crane, conventional truck crane, tower crane or crane attachment (such classification to be made by an Independent Appraiser) shall be the Initial Value of such Rental Equipment until the date of delivery of the next Supplemental Appraisal, after which the Orderly Liquidation Value of such Rental Equipment shall be as specified in the most recent Supplemental Appraisal; provided further that the Actual Appraisal shall be used to determine the Orderly Liquidation Values of each item of Rental Equipment classified as a crawler crane, conventional truck crane, tower crane or crane attachment in January 2003. Notwithstanding the foregoing, equipment which was owned by the Company in 1998 and not appraised (including the equipment listed on Schedule 1.1(ix)) may be included in Orderly Liquidation Value for purposes of this Agreement if such equipment is appraised in accordance with the procedures set forth in Schedule 1.1(i).

     "Other Investors" means certain persons identified on Schedule 1.1(iii) annexed hereto as Other Investors.

     "Partnership Agreements" means limited partnership agreements of Holdings and Company.

     "Partnership Loan Party" means any Loan Party which is a general or limited partnership.

     "Parts and Supplies Inventory" shall mean as of any date of determination Company's or a Permitted Subsidiary's inventory (valued at the lower of book value and market value) consisting of parts and supplies (excluding fluids and de minimus amounts of other parts and supplies) being used or reasonably expected to be used in the immediately succeeding twelve months in connection with the Rental Equipment.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

     "Permitted Acquisitions" means (i) Qualifying Equipment Acquisitions, (ii) Non-Qualifying Acquisitions having aggregate purchase prices not in excess of $1,000,000 per year, and (iii) Non-Qualifying Acquisitions having aggregate purchase prices in excess of $1,000,000 but less than $5,000,000 per year, with the prior written consent of the Administrative Agent and the Syndication Agent.

     "Permitted Asset Sales" means (i) Qualifying Equipment Sales, (ii) Non-Qualifying Sales having a sales price, in any transaction or series of related transactions, not in excess of $1,000,000 per transaction, and (iii) Non-Qualifying Sales having a sales price, in any transaction or series of related transactions, in excess of $1,000,000 but less than $10,000,000, with the prior written consent of the Administrative Agent and the Syndication Agent.

     "Permitted Domestic Subsidiary" means (w) the Subsidiaries set forth at
Schedule 1.1(vi), (x) any wholly-owned Subsidiaries organized under the laws of the United States or any state thereof which has been organized solely for the purpose of facilitating a Permitted Acquisition or which was acquired pursuant to a Permitted Acquisition, provided that the assets acquired pursuant to such Permitted Acquisition are promptly contributed or otherwise transferred to the Company, (y) any Transitory Subsidiary and (z) any wholly-owned Subsidiary of Company which is organized under the laws of the United States or any state thereof, provided however that, all such Subsidiaries under this clause (z), in the aggregate, shall not have been capitalized by Company in Cash or other property, including equipment, in excess of 3% of the book value of the total assets of Company and its Subsidiaries and provided further that, substantially all the assets thereof shall be subject to a first priority Lien (other than those Liens permitted pursuant to Section 7.2(A)(i), (viii) and (ix)) in favor of the Collateral Agent, and the

Collateral Agent shall be reasonably satisfied that such Liens are substantially similar in respect of priority, enforceability and realization to those granted to Collateral Agent by the Company.

     "Permitted Earn-Out Agreements" means any agreement by the Company to pay the seller or sellers of any entity or assets acquired in accordance with the provisions of subsection 7.7(viii) at any time following the consummation of such acquisition by reference to the financial performance of the entity or assets acquired; provided that the Earnout Value under a Permitted Earn-Out Agreement shall not exceed 15% of the acquisition consideration under the related Permitted Acquisition.

     "Permitted Encumbrances" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

          (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

          (iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

          (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

          (vi) easements, rights-of-way, restrictions, encroachments, and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

          (vii) any (a) interest or title of a lessor or sublessor under any lease (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

          (viii) Liens arising from filing UCC financing statements relating solely to operating leases or Capital Leases permitted by this Agreement;

          (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

          (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

          (xii) licenses of patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Holdings or such Subsidiary; and

          (xiii)    Liens existing on the Effective Date and listed on Schedule
     7.2.

     "Permitted Foreign Subsidiary" means any wholly-owned Subsidiary of Company which is organized under the laws of Canada or a Caribbean jurisdiction; provided however that, all such Subsidiaries, in the aggregate, shall have not been capitalized by Company in Cash or other property, including equipment, in excess of 3% of the book value of the total assets of Company and its Subsidiaries; provided further that, substantially all the assets thereof shall be subject to a first priority Lien (other than those Liens permitted pursuant to Section 7.2(A)(i), (viii) and (ix)) in favor of the Collateral Agent, and Collateral Agent shall be reasonably satisfied that such Liens are substantially similar in respect of priority, enforceability and realization to those granted to Collateral Agent by the Company.

     "Permitted Sale Leaseback Transactions" means one or more sale leaseback transaction so long as (i) the aggregate sales price of the assets sold in all such transactions in effect as of any date of determination does not exceed $7,500,000, (ii) such assets are sold in such transaction for Cash in an amount not less than their Orderly Liquidation Value (if such assets have an Orderly Liquidation Value) or the fair market value of such assets (if such assets do not have an Orderly Liquidation Value), and (iii) within 90 days following the sale of such assets, such assets are leased back by the Company.

     "Permitted Seller Note" means a promissory note containing subordination provisions in substantially the form of, or no less favorable to Lenders (in the reasonable judgment of Administrative Agent) than the subordination provisions contained in, Exhibit XVIII annexed hereto, representing any Indebtedness of Holdings or Company incurred in connection with any Permitted Acquisition payable to the seller in connection therewith, as such note may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.14B; provided that, no Permitted Seller Note shall (i) be guarantied by any Subsidiary of Company or secured by any property of Holdings, Company or any of its Subsidiaries, (ii) pay cash interest prior to the date of the final scheduled installment of principal of the Loans, (iii) contain a cross-default provision, (iv) contain any covenants, or (v) provide for any prepayment or repayment of all or any portion of the principal thereof prior to the date of the final scheduled installment of principal of the Loans.

     "Permitted Subsidiaries" means Permitted Domestic Subsidiaries and Permitted Foreign Subsidiaries.

     "Permitted Tax Distribution" means, for so long as Holdings or Company is treated as a partnership or disregarded as an entity separate from its owners for federal income tax purposes, distributions to the partners of Holdings or Company in an amount with respect to any period after June 30, 1998, not to exceed the amount of distributions, whether paid or accrued, necessary to permit Holdings' and Company's partners to pay federal and state income tax liabilities arising from income of Holdings or Company and their respective Subsidiaries and taxable to such partners, including the tax distributions contemplated by Holdings' and Company's respective partnership agreements attributable to such partners solely as a result of Holdings or Company (and any intermediate entity through which any such partner owns its interest in Holdings or Company) being a partnership or similar pass-through entity for federal income tax purposes.

     "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

     "Pledge and Security Agreement" means the Pledge and Security Agreement annexed hereto as Exhibit XIII, as such Pledge and Security Agreement may be amended, supplemented or otherwise modified from time to time as permitted thereunder and hereunder.

     "Pledged Collateral" means, collectively, the "Pledged Collateral" as defined in the Pledge and Security Agreement.

     "Policano" means FTI/Policano & Manzo.

     "Potential Event of Default" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

     "Preferred Units" means Series A preferred interests of Holdings with an initial liquidation value of $22,500,000.

     "Proposed Insurance Reinvestment Proceeds" has the meaning assigned to that term in subsection 6.4C.

     "Pro Rata Share" means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing
(x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The Pro Rata Share of each Lender as of the Effective Date for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

     "PTO" means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary in order to create or perfect Liens on any IP Collateral.

     "Qualified Preferred Units" means payment-in-kind preferred units of Holdings that have no cash-call or cash payment provision exercisable during the term of the Loans or the Term Loan.

     "Qualifying Equipment Acquisition" means an acquisition of equipment in any transaction or series of related transactions having a purchase price not in excess of $3,000,000 in the ordinary course of business.

     "Qualifying Equipment Sale" means a sale of equipment in any transaction or series of transactions having a sales price not in excess of $3,000,000 in the ordinary course of business.

     "Reaffirmation Agreements" means Reaffirmation Agreements, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the date hereof, executed and delivered by the Company, Holdings, Anthony Crane International, L.P., Anthony Crane Sales and Leasing, L.P., Anthony Crane Capital Corporation, Anthony Crane Holdings Capital Corporation and ACR Management LLC.

     "Reaffirmation of Intercreditor Agreement" means the Reaffirmation of Intercreditor Agreement, in form and substance reasonably satisfactory to the Administrative Agents, dated as of the date hereof, executed and delivered by the Company, Holdings, Anthony Crane International, L.P., Anthony Crane Sales and Leasing, L.P., Anthony Crane Capital Corporation, Anthony Crane Holdings Capital Corporation, ACR Management LLC, Fleet, as administrative agent under the Second Priority Term Loan Credit Agreement, and Fleet as Administrative Agent hereunder.

     "Real Property Asset" means, at any time of determination, any interest then owned by any Loan Party in any real property.

     "Recapitalization Agreement" means that certain Amended and Restated Recapitalization Agreement dated as of July 21, 1998, by and among Company, Bain/ACR, L.L.C. and ACR Management L.L.C., in the form delivered to Agents and Lenders prior to their execution of the Existing Credit Agreement and as such agreement may be amended from time to time thereafter to the extent permitted under subsection 7.14A.

     "Recapitalization Transactions" means the series of transactions described in Schedule 1.1(iv) annexed hereto.

     "Recorded Leasehold Interest" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "Record Document" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

     "Reference Lenders" means Fleet, and not more than two other Lenders selected by Fleet with the consent of Company.

     "Refunded Swing Line Loans" has the meaning assigned to that term in subsection 2.1A(iv).

     "Regional Disbursement Account" means those zero-balance accounts described as a regional disbursement account set forth on Schedule 7.12.

     "Register" has the meaning assigned to that term in subsection 2.1D.

     "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Reimbursement Date" has the meaning assigned to that term in subsection 3.3B.

     "Related Agreements" means, collectively, the Recapitalization Agreement, the Securityholders Agreement, the Bain Advisory Services Agreement, the Partnership Agreements, the Senior Notes, the Senior Note Indenture, the Senior Discount Debentures, the Senior Discount Indenture and the Third Priority Term Loan Documents.

     "Related Party" means with respect to any Person, (i) any stockholder, officer, employee or partner of such Person and (a) trusts for the benefit of such Person or the spouses, issue, parents or other relatives of such Person,
(b) entities controlling or controlled by such Person and (c) in the event of death of any such individual Person, heirs or testamentary legatees of such Person and, in addition, with respect to Bain, shall include the Bain Investors or (ii) any Affiliate thereof.

     "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the migration of any Hazardous Materials through the air, soil, surface water or groundwater.

     "Rental Equipment" shall mean (i) all of the Cranes and Lifting Equipment,
(ii) all of the Trucks and Trailers, and (iii) all of the Excavation Equipment, that in each case, are held for resale or held for lease (or, with respect to Trucks and Trailers, used in connection with equipment rental and sales activities) by Company or a Permitted Subsidiary.

     "Requisite Class Lenders" means, at any time of determination (i) for the Class of Lenders having Term Loan Exposure, Lenders having or holding at least a majority of the sum of the aggregate Term Loan Exposure of all Lenders, and (ii) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding at least a majority of the sum of the aggregate Revolving Loan Exposure of all Lenders.

     "Requisite Lenders" means Lenders having or holding at least a majority of the aggregate Revolving Loan Exposure and Term Loan Exposure of all Lenders.

     "Responsible Officer" means any of the chairman of the board (if an officer), the president, any senior or executive vice president, the general counsel, its principal financial officer or principal accounting officer, the secretary or the treasurer of Holdings or, as applicable, any Subsidiary of Holdings.

     "Restricted Junior Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock, partnership interest or equivalent equity interests of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock, partnership interest or equivalent equity interests to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, by Holdings or the Company, respectively, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding, and (iv) any cash payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or the Senior Notes.

     "Revolver Leverage Ratio" means the ratio of (i) the principal amount, as of the last day of the applicable Fiscal Quarter, of the Loans and Capital Leases outstanding for the quarterly period ending on the last day of any Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, in each case as set forth in the most recent Compliance Certificate delivered by Company to Administrative Agent pursuant to clause (vi) of subsection 6.1.

     "Revolving Loan Commitment" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(iii), and "Revolving Loan Commitments" means such commitments of all Lenders in the aggregate.

     "Revolving Loan Commitment Termination Date" means the earlier of (i) July 22, 2004 or (ii) the date of termination in whole of the Revolving Loan Commitments pursuant to subsection 2.4B or Section 8.

     "Revolving Loan Exposure" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein purchased by other Lenders) plus (e) the aggregate amount of all participations purchased by that Lender in any outstanding Swing Line Loans.

     "Revolving Loans" means (i) the Loans made by Lenders to Company pursuant to subsection 2.1A(i) of the Existing Credit Agreement which remain outstanding as of the Effective Date and (ii) any Loans made by Lenders to Company pursuant to subsection 2.1A(iii) of this Agreement.

     "Revolving Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.1E of this Agreement to evidence Revolving Loans and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignment of the Revolving Loan Commitments or Revolving Loans of any Lenders, in each case in substantially in the form of
Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

     "Second Priority Term Loans" means the second priority secured term loans of Company outstanding pursuant to the Second Priority Term Loan Credit Agreement in the original principal amount of $50,000,000.

     "Second Priority Term Loan Credit Agreement" means that certain Term Loan Credit Agreement dated July 22, 1998, by and among Company, Holdings, GSCP, as Arranger and Syndication Agent and Fleet, as Administrative Agent and Collateral Agent, as amended as of the Effective Date and as such Term Loan Credit Agreement may be further amended, supplemented, refinanced, renewed, extended or otherwise modified from time to time to the extent permitted under subsection 7.14C.

     "Second Priority Term Loan Credit Agreement Amendment" means an Amendment to the Second Priority Term Loan Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent, dated as of the date hereof, by and among Company, Holdings, GSCP, as Arranger and Syndication Agent and Fleet, as Administrative Agent and Collateral Agent thereunder.

     "Second Priority Term Loan Credit Documents" means the Second Priority Term Loan Credit Agreement, the promissory notes issued thereunder and each other document executed in connection with the Second Priority Term Loan Credit Agreement.

     "Secured Parties" has the meaning assigned to that term in the Intercreditor Agreement.

     "Securities" means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

     "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

     "Securityholders Agreement" means that certain securityholders agreement among the General Partner, Holdings and various equityholders of such entities as amended, modified and supplemented from time to time to the extent permitted under subsection 7.14.

     "Senior Discount Debentures" means at least $25,000,000 in initial aggregate principal amount of Senior Discount Debentures of Holdings and Anthony Crane Holdings Capital Corporation issued pursuant to the Senior Discount Indenture, as amended by the First Supplemental Amendment thereto and as further amended from time to time as permitted pursuant to subsection 7.14.

     "Senior Discount Indenture" means the indenture pursuant to which the Senior Discount Debentures are issued, as amended by the First Supplemental Amendment thereto and as such indenture may be further amended from time to time to the extent permitted under subsection 7.14.

     "Senior Note Indenture" means the indenture pursuant to which the Senior Notes are issued, as amended by the First Supplemental Amendment thereto and as such indenture may be further amended from time to time to the extent permitted under subsection 7.14.

     "Senior Notes" means the $155,000,000 in aggregate principal amount of Senior Notes due July, 2008 of Company and Anthony Crane Capital Corporation issued pursuant to the Senior Note Indenture, including any notes issued in exchange for such notes as contemplated under the Senior Note Indenture, as amended by the First Supplemental Amendment thereto and as further amended from time to time as permitted pursuant to subsection 7.14.

     "Series B Preferred Units" means Series B preferred interests of Holdings.

     "Shareholder Subordinated Note" shall mean an unsecured junior subordinated note issued by Holdings (and not guaranteed or supported in any way by Company or any of its Subsidiaries) containing subordination provisions substantially in the form of, or no less favorable to Lenders (in the reasonable judgment of Administrative Agent) than the subordination provisions contained in Exhibit XVIII annexed hereto, as such note may be amended, supplemented or otherwise modified from time to time to the extent permitted under subsection 7.14.

     "Solvent" means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property (sold as a going concern) of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
(b) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

     "Standby Letter of Credit" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Holdings or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Holdings or any of its Subsidiaries, (iii) the obligations of third party insurers of Holdings or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Holdings or any of its Subsidiaries, (v) performance, payment, deposit or surety obligations of Holdings or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry, and (vi) such other obligations of Company and its Subsidiaries as are reasonably acceptable to Administrative Agent and the Issuing Lender and otherwise permitted to exist pursuant to the terms of this Agreement; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any

Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

     "Subordinated Indebtedness" means (i) any Shareholder Subordinated Notes and (ii) any other Indebtedness of Holdings, or any of its Subsidiaries, subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Administrative Agent and Requisite Lenders; provided that Subordinated Indebtedness shall not include intercompany indebtedness owed to Company.

     "Subsidiary" with respect to any Person means any corporation, partnership or limited liability company, the financial statements of which are consolidated with the financial statements of such Person for GAAP financial reporting purposes. The term "Subsidiary", when used herein without reference to any particular Person, shall mean a Subsidiary of the Company.

     "Subsidiary Guarantor" means any Subsidiary of Holdings, other than Company, that is a party to the Subsidiary Guaranty as of the Effective Date, and any other Subsidiary of Holdings that executes and delivers a counterpart thereof from time to time thereafter pursuant to subsection 6.8.

     "Subsidiary Guaranty" means the Subsidiary Guaranty executed and delivered by all Subsidiaries of Holdings (other than Company) on the Closing Date and to be executed and delivered by additional Subsidiaries of Holdings from time to time thereafter in accordance with subsection 6.8, substantially in the form of
Exhibit XIV annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time as permitted thereunder and hereunder.

     "Success Fee" has the meaning ascribed to that term in subsection 2.3C.

     "Supplemental Appraisal" shall mean a desktop appraisal conducted each calendar year (commencing calendar year 2003) to determine the Orderly Liquidation Value of the Company's Rental Equipment classified as crawler cranes, conventional truck cranes, tower cranes and crane attachments (such classification to be made by the Independent Appraiser) prepared by the Independent Appraiser.

     "Swing Line Lender" means Fleet, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

     "Swing Line Loan Commitment" means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iv).

     "Swing Line Loans" means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iv) of this Agreement.

     "Swing Line Note" means (i) any promissory note of Company issued to the Swing Line Lender pursuant to Section 2.1E - on the Effective Date and (ii) any promissory note issued by Company to any successor Agent and Swing Line Lender pursuant to the last sentence of subsection 9.5B, substantially in the form of Exhibit IV-D annexed hereto, as it may be amended, supplemented or otherwise modified from time to time.

     "Syndication Agent" has the meaning assigned to that term in the introduction to this Agreement.

     "Tax" or "Taxes" mean any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "Tax on the overall net income" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

     "Term Loan" means a Loan made by a Lender to Company as a term loan pursuant to the Existing Credit Agreement, and "Term Loans" means any such Loan or Loans, collectively.

     "Term Loan Commitment" means the commitment of a Lender to make a Term Loan to Company under the Existing Credit Agreement, and "Term Loan Commitments" means such commitments of all Lenders in the aggregate.

     "Term Loan Exposure" means the outstanding principal amount of the Term Loans of each Existing Term Loan Lender.

     "Term Notes" means (i) the promissory notes of Company issued pursuant to subsection 2.1E of the Existing Credit Agreement on the 1999 Closing Date to evidence the Term Loans and (ii) any promissory notes issued by Company pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lenders, in each case substantially in the form of Exhibit IV-A Annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

     "Third Priority Note Purchase Agreement" means that certain Note Purchase Agreement, in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders, dated as of June 4, 2002 by and between the Company and Bain/ACR, L.L.C., as such Note Purchase Agreement may be amended, extended or otherwise modified from time to time to the extent permitted under subsection 7.14D.

     "Third Priority Term Loan" means the third priority secured term loan of Company in the original principal amount of $8,000,000 made pursuant to the Third Priority Term Loan Note which loan shall be in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

     "Third Priority Term Loan Documents" means the Third Priority Note Purchase Agreement, the Third Priority Term Loan Note, the Bain Intercreditor Agreement, the Subsidiary Guaranty dated as of June 4, 2002 between the Subsidiaries party thereto and Bain/ACR, L.L.C., the Holdings Guaranty dated as of June 4, 2002 between Holdings, ACR Management, LLC and Bain/ACR, L.L.C., and each other document set forth on Schedule 1.1(x) attached hereto.

     "Third Priority Term Loan Note" means that certain promissory note, in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders, dated June 4, 2002 issued by the Company to Bain/ACR, L.L.C., as such Third Priority Term Loan Note may be amended, extended or otherwise modified from time to time to the extent permitted under subsection 7.14D.

     "Title Company" means, collectively, First American Title Insurance Company and/or one or more other title insurance companies reasonably satisfactory to Syndication Agent and Administrative Agent.

     "Total Leverage Ratio" means the ratio of (i) the outstanding principal amount, as of the last day of the applicable Fiscal Quarter, of Consolidated Total Debt for the quarterly period ending on the last day of any Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, in each case as set forth in the most recent Compliance Certificate delivered by Company to Administrative Agent pursuant to clause (vi) of subsection 6.1; provided, however, that with respect to any period during which a Permitted Acquisition occurs, for purposes of calculating the Total Leverage Ratio in the definition of Applicable Total Leverage Ratio, the provisions of subsection 7.6G with respect to any cost savings that would otherwise be given effect in calculating Consolidated Adjusted EBITDA as a result of such provisions shall not be given effect until such cost savings are actually realized.

     "Total Utilization of Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Term Loans,
(ii) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied), (iii) the aggregate principal amount of all outstanding Swing Line Loans, and (iv) the Letter of Credit Usage.

     "Total Utilization of Revolving Loan Commitments" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

     "Transitory Subsidiary" means a Subsidiary of Holdings organized solely for the purpose of facilitating a Permitted Acquisition or which was acquired pursuant to a Permitted Acquisition and which immediately after the consummation of such Permitted Acquisition transfers, sells or otherwise disposes of all assets acquired pursuant to such Permitted Acquisition to Company or a Permitted Domestic Subsidiary.

     "Trucks and Trailers" shall mean each item of equipment that is owned by the Company or its Permitted Subsidiaries that constitutes any of the following: a forklift, a truck, a trailer or any other miscellaneous equipment, other than Cranes and Lifting Equipment and

Excavation Equipment (such miscellaneous equipment used by the Company or its Permitted Subsidiaries in the provision of crane rental and lifting and/or excavation services and subject to the approval of the Administrative Agent, such approval not to be unreasonably withheld, prior to inclusion in the definition of Eligible Trucks and Trailers); including, without limitation, those items identified on Schedule 2.1(d)(B) to the Pledge and Security Agreement.

     "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction, including any revision thereto.

     "wholly-owned" means, with respect to any Subsidiary, that all of the equity Securities (other than any such security in the nature of a director's qualifying share) of such Subsidiary are owned by another Person or one or more wholly-owned Subsidiaries of such other Person; provided, any Subsidiary that is a limited partnership shall be deemed to be wholly-owned by another Person so long as such other Person and its wholly-owned Subsidiaries owns all of the limited partnership interests of such Subsidiary.

1.2  Accounting Terms; Utilization of GAAP for Purposes of Calculations Under
     ------------------------------------------------------------------------
     Agreement.
     ---------

     Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii), (iii) and (xv) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1 (vii)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the December 31, 2001 financial statements referred to in subsection
5.3. Notwithstanding the foregoing, except as otherwise specifically provided herein, all computations determining compliance with subsection 2.4 and Section 7, and the calculation of the Total Leverage Ratio, the Leverage Ratio and Revolving Leverage Ratio for all purposes set forth herein, in each case, including the definitions used therein, shall utilize accounting principles and policies in effect at the time of the preparation of, and in conformity with those used to prepare, the December 31, 2001 financial statements of Holdings and its Subsidiaries delivered to the Lenders, but shall not give effect to purchase accounting adjustments required or permitted by FAS 141 and its interpretations (including non-cash write-ups and non-cash charges relating to inventory, fixed assets and in-process research and development, in each case arising in connection with any Permitted Acquisitions) and FAS 142 and its interpretations (including non-cash charges relating to intangibles and goodwill arising in connection with any Permitted Acquisitions).

1.3  Other Definitional Provisions and Rules of Construction.
     -------------------------------------------------------

     A. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

     B. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

     C. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     D. Each reference to a "Fiscal Quarter period" of a specified number of Fiscal Quarters shall be a reference to a period of consecutive Fiscal Quarters of such number.

1.4  Changes in GAAP.
     ---------------

     In the event that a change in GAAP or other accounting principles and policies after the date hereof affects in any material respect the calculations of the compliance by Holdings and its Subsidiaries with the covenants contained herein, Lenders, Company and Holdings agree to negotiate in good faith to amend the affected covenants (and related definitions) to compensate for the effect of such changes so that the restrictions, limitations and performance standards effectively imposed by such covenants, as so amended, are substantially identical to the restrictions, limitations and performance standards imposed by such covenants as in effect on the date hereof; provided, that if Requisite Lenders, Company and Holdings fail to reach agreement with respect to such amendment within a reasonable period of time following the date of effectiveness of any such change, calculation of compliance by Holdings and its Subsidiaries with the covenants contained herein shall be determined in accordance with GAAP as in effect immediately prior to such change.

                                  SECTION 2.
                  AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1  Commitments; Making of Loans; the Register; Notes.
     -------------------------------------------------

     A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Holdings and Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(iii) and Swing Line Lender hereby agrees to make the Loans described in subsection 2.1A(iv).

          (i) Existing Revolving Loans and Existing Term Loans. Company acknowledges and confirms that each Existing Lender holds either Existing Revolving Loans or Existing Term Loans in the respective principal amounts outstanding as of the Effective Date set forth opposite its name, respectively, on Schedule 2.1 annexed hereto. Company hereby represents, warrants, agrees, covenants and (1) reaffirms that it is not aware of any defense, set off, claim or counterclaim against any Agent or Lender in regard to its Obligations in respect of such Existing Loans and (2) reaffirms its obligation to pay such Existing Loans in accordance with the terms and conditions of this Agreement and the other Loan Documents. Based on the foregoing, Company and each Lender agree that any amounts owed (whether or not presently due and payable, and including all interest and fees accrued to the Effective Date (which shall be payable on the next Interest Payment Date with respect to the Existing Revolving Loans and the Existing Term Loans to which such interest relates)) by Company to Existing Lenders, in respect of the Existing Loans, shall, as of the Effective Date, continue to be maintained as an Existing Revolving Loan or an Existing Term Loan, as applicable.

          (ii) Term Loans. The amount of each Lender's Term Loans is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of all Term Loans is $243,125,000.

          (iii) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount (including its Pro Rata Share of Existing Revolving Loans outstanding) not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5. The amount of each Lender's Revolving Loan Commitment as of the Effective Date is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the Revolving Loan Commitments as of the Effective Date is $300,000,000; provided that, the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further, that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii). Each Lender's Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than the Revolving Loan Commitment Termination Date. Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

          Anything contained in this Agreement to the contrary notwithstanding in no event shall the Total Utilization of Commitments at any time exceed the Adjusted Borrowing Base Amount then in effect and in no event shall the Total Utilization of Revolving Loan Commitments exceed the aggregate amount of all Revolving Loan Commitments then in effect.

          (iv) Swing Line Loans. Swing Line Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender's outstanding Revolving Loans and Swing Line Lender's Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender's Revolving Loan Commitment. The original amount of the Swing Line Loan Commitment is

     $20,000,000; provided that any reduction of the Revolving Loan Commitments made pursuant to subsection 2.4B(ii) which reduces the aggregate Revolving Loan Commitments to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitments, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender. The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date. Amounts borrowed under this subsection 2.1A(iv) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

          With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 A.M. (New York City time) on the first Business Day in advance of the proposed Funding Date, a notice (which shall be deemed to be a Notice of Borrowing given by Company) requesting Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the "Refunded Swing Line Loans") outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (i) the proceeds of such Revolving Loans made by Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (ii) on the day such Revolving Loans are made, Swing Line Lender's Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender's outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company's accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

          If for any reason (a) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans or (b) the Revolving Loan Commitments are terminated at a time when any

     Swing Line Loans are outstanding, each Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (b), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loans together with accrued interest thereon. Upon one Business Day's notice from Swing Line Lender, each Lender shall deliver to Swing Line Lender an amount equal to its respective participation in same day funds at the Funding and Payment Office. In the event any Lender fails to make available to Swing Line Lender the amount of such Lender's participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. In the event Swing Line Lender receives a payment of any amount in which other Lenders have purchased participations as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Lender its Pro Rata Share of such payment.

          Anything contained herein to the contrary notwithstanding, each Lender's obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender's obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (b) the occurrence or continuation of an Event of Default or a Potential Event of Default; (c) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (d) any breach of this Agreement or any other Loan Document by any party thereto; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that (X) Swing Line Lender believed in good faith that all conditions under subsection 4.2 (in the case of Loans made on the Effective Date) and 4.3 (in the case of all Loans) to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (Y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

          (v)  [Intentionally left blank]

     B. Borrowing Mechanics. Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iv) for the purpose of repaying any Refunded Swing Line Loans or Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; provided that Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $50,000 in excess of that amount. Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. Whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a Notice of Borrowing no later than 12:00 Noon (New York City time) on the proposed Funding Date. The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) in the case of Swing Line Loans, that such Loans shall be Base Rate Loans, (iv) in the case of any Revolving Loans, whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, (v) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor and, (vi) that, after giving effect to the Loans requested thereby, the Total Utilization of Commitments will not exceed the Adjusted Borrowing Base Amount then in effect and, in the case of Revolving Loans or Swing Line Loans, the Total Utilization of Revolving Loan Commitments shall not exceed the aggregate amount of all Revolving Loan Commitments then in effect. Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

     Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

     Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

     C. Disbursement of Funds. All Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other

Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender or Swing Line Lender, as the case may be, of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 2.1A(iv) or subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.2 (in the case of Loans made on the Effective Date) and 4.3 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders or Swing Line Lender, as the case may be, to be credited to the account of Company at the Funding and Payment Office.

     Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

     D.   The Register.

          (i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "Register"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (ii) Administrative Agent shall record in the Register the Term Loan Commitment, the Term Loans, the Revolving Loan Commitment and the Revolving Loans from time to time of each Lender, the Swing Line Loan Commitment and the Swing Line Loans from time to time of Swing Line Lender, and each repayment or prepayment in respect of the principal amount of the Term Loans and the Revolving Loans of each Lender or the Swing Line Loans of Swing Line Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans.

          (iii) Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of the Term Loan and each Revolving Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided, further that, in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern and be conclusive and binding on such Lender, absent manifest error.

          (iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

          (v) Company hereby designates Fleet (or such Person who may serve as Successor Administrative Agent) to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent Fleet (or such Person who may serve as Successor Administrative Agent) serves in such capacity, Fleet and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

     E. Optional Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Effective Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Company's receipt of such notice) a promissory note or promissory notes to evidence such Lender's Revolving Loans, Term Loans or Swing Line Loans, substantially in the form of Exhibit IV, IV-A or Exhibit V annexed hereto, respectively, with appropriate insertions.

2.2  Interest on the Loans.
     ---------------------

     A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan (other than a Swingline Loan) shall bear interest on the unpaid principal amount thereof from the date made through but excluding the date of maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate. The applicable basis for determining the rate of interest with respect to any Loan (other than a Swingline Loan) shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan (other than a Swingline Loan) may be changed from time to time pursuant to subsection 2.2D. If on any day a Loan (other than a Swingline Loan) is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

          (i) Subject to the provisions of subsections 2.2E and 2.7, each Loan (other than Swing Line Loans) shall bear interest through maturity as follows:

               (a) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Base Rate Margin; or

               (b) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate plus the Applicable Eurodollar Rate Margin.

          (ii) Subject to the provisions of subsections 2.2E and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the Applicable Base Rate Margin.

     B. Interest Periods. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "Interest Period") to be applicable to such Loan, which Interest Period shall be, at Company's option, a one-, two-, three- or six-month period; provided that:

          (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

          (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of

     Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

          (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

          (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond July 20, 2006, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

          (vi) there shall be no more than fifteen (15) Interest Periods outstanding at any time; and

          (vii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

     C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to but excluding each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Swing Line Loans or any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B, interest accrued on such Swing Line Loans or Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

     D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $500,000 and integral multiples of $100,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a Eurodollar Rate Loan;

     Company shall deliver a Notice of Conversion/Continuation at any time after the Effective Date to Administrative Agent no later than 12:00 Noon (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify
(i) the proposed conversion/continuation date (which shall be a Business Day),
(ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and
(v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

     Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected a conversion or continuation, as the case may be, hereunder.

     Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

     Notwithstanding the foregoing, Eurodollar Rate Loans may be converted to Base Rate Loans prior to the expiration of the applicable Interest Periods so long as such conversion occurs on the Effective Date; provided that accrued interest through the Effective Date on the Loans so converted shall be paid within five Business Days following the Effective Date.

     E.   Default Interest. Notwithstanding the rates of interest specified in
Section 2.2 or elsewhere herein, effective immediately upon either (i) the occurrence of any Event of Default referred to in Section 8.1, 8.6 or 8.7 or
(ii) receipt by Company of written notice from the Administrative Agent (at the direction of the Requisite Lenders) with respect to any Event of Default (other than the Event of Defaults referred to in clause (i)), and for as long thereafter as such Event of Default shall be continuing, the principal balance of all Loans and all other Obligations shall bear interest at a rate which is two percent (2.0%) per annum (the "Default Rate") in excess of the rate of interest applicable to such Loans and Obligations from time to time, to the extent permitted by applicable law, and shall be payable upon demand; provided that, in the case of overdue Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3  Fees.
     ----

     A. Commitment Fees. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments less outstanding Swingline Loans (other than, with respect to Swingline Lender, the Swingline Lenders Pro Rata Share of the Swingline Loans) multiplied by the Applicable Commitment Fee Percentage, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date. Any such calculation or distribution of fees pursuant to this subsection 2.3A shall take into account the increase in Revolving Loan Commitments and adjustments to Pro Rata Shares with respect thereto as of the Effective Date.

     B. Restructuring Fee. Company agrees to pay to the Administrative Agent, for the ratable benefit of those Lenders signatory to this Agreement (based upon such Existing Lenders' Pro Rata Shares under the terms of the Existing Credit Agreement immediately prior to the occurrence of the Effective Date), a restructuring fee (the "Restructuring Fee"), fully earned and payable in cash on the Effective Date, in an amount equal to (a) $675,000,000 times (b) 0.50%.

     C. Success Fee; PIK Interest. The Company agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders (based upon the Lenders' Pro Rata Shares after the Effective Date), a fee in the amount of $5,000,000, as such amount may be increased from time to time as set forth below (the "Success Fee"). The Success Fee shall be fully earned on the Effective Date and shall be non-refundable. The Success Fee shall be paid in full in cash on the earliest to occur of (i) July 20, 2006, (ii) the date on which the Loans and all Obligations (other than the Success Fee) shall have been repaid in full, and (iii) the occurrence of a Material Liquidation Event (such earliest date, the "Success Fee Termination Date"). The Success Fee shall constitute an Obligation and shall be secured by the Collateral. Interest shall accrue on the amount of the Success Fee from the Effective Date through and including the Success Fee Termination Date (the "Success Fee Interest Obligation") at a per annum rate equal to the then effective Adjusted Eurodollar Rate for a six-month Interest Period plus 2% (the "Success Fee Interest Rate"). The Success Fee Interest Obligation shall be due in arrears on the last Business Day of each Fiscal Quarter and paid on the last Business Day of each Fiscal Quarter occurring prior to the Success Fee Termination Date by adding the amount of such Success Fee Interest Obligation then due to the principal amount of the Success Fee. Notwithstanding the foregoing, the Success Fee and any Success Fee Interest Obligation shall be paid in full in cash on the Success Fee Termination Date.

     D. Other Fees. Company agrees to pay to Agents such fees in the amounts and at the times separately agreed upon between Company and each Agent.

2.4  Scheduled Payments of Term Loans Repayments, Prepayments and Reductions in
     --------------------------------------------------------------------------
     Revolving Loan Commitments; General Provisions Regarding Payments;
     -----------------------------------------------------------------
     Application of Proceeds of Collateral and Payments Under Guaranties.
     -------------------------------------------------------------------

     A.   Scheduled Payments of Term Loans.

          (i) Scheduled Payments of Term Loans. Prior to the Effective Date, Company has repaid $6,875,000 of the original principal amount of the Term Loans which equals 11 installments of .25% of the original principal amount of the Terms Loans. Company shall make principal payments on the Term Loans in installments on the dates and in the percentages of the original principal amount of the Term Loans set forth below:

     =================================================================
                                              SCHEDULED REPAYMENT OF
              DATE                                  TERM LOANS
     -----------------------------------------------------------------
       June 30, 2002                                   .25%
     -----------------------------------------------------------------
       September 30, 2002                              .25%
     -----------------------------------------------------------------
       December 31, 2002                               .25%
     -----------------------------------------------------------------
       March 31, 2003                                  .25%
     -----------------------------------------------------------------
       June 30, 2003                                   .25%
     -----------------------------------------------------------------
       September 30, 2003                              .25%
     -----------------------------------------------------------------
       December 31, 2003                               .25%
     -----------------------------------------------------------------
       March 31, 2004                                  .25%
     -----------------------------------------------------------------
       June 30, 2004                                   .25%
     -----------------------------------------------------------------
       September 30, 2004                              .25%
     -----------------------------------------------------------------
       December 31, 2004                               .25%
     -----------------------------------------------------------------
       March 31, 2005                                  .25%
     -----------------------------------------------------------------
       June 30, 2005                                   .25%
     -----------------------------------------------------------------
       September 30, 2005                              .25%
     -----------------------------------------------------------------
       December 31, 2005                               .25%
     -----------------------------------------------------------------
       March 31, 2006                                  .25%
     =================================================================

     =================================================================
                                              SCHEDULED REPAYMENT OF
              DATE                                  TERM LOANS
     -----------------------------------------------------------------
       June 30, 2006                                   .25%
     -----------------------------------------------------------------
       July 20, 2006                                  93.0%
     =================================================================

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than July 20, 2006, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

     B.   Prepayments and Reductions in Revolving Loan Commitments.

          (i) Voluntary Prepayments. Company may, upon written or telephonic notice to Administrative Agent on or prior to 12:00 Noon (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Company may, upon written or telephonic notice on the date of prepayment, in the case of Base Rate Loans, and three Business Days' prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

          (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction after giving effect to any concurrent repayment of Revolving Loans and Letter of Credit; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share.

          (iii) Mandatory Prepayments. The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv).

                (a) Prepayments From Net Asset Sale Proceeds. No later than the fifth Business Day following the date of receipt by Company or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds. If Company is otherwise required to apply any portion of Net Asset Sale Proceeds to prepay Indebtedness evidenced by the Second Priority Term Loans or the Senior Notes then, notwithstanding anything contained in this Agreement to the contrary, Company shall apply such Net Asset Sale Proceeds to the prepayment of the Loans so as to eliminate or minimize any obligation to prepay the Second Priority Term Loans or the Senior Notes.

               (b) Prepayments from Net Insurance/Condemnation Proceeds. No later than the tenth Business Day following the date of receipt by Administrative Agent or by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds minus (if (1) no Event of Default shall have occurred and be continuing and (2) Company shall have delivered to Administrative Agent, on or before such tenth Business Day, the Officers' Certificate described in subsection 6.4C), any Proposed Insurance Reinvestment Proceeds; provided, that at Company's option, such Proposed Insurance Reinvestment Proceeds may be applied to prepay outstanding Revolving Loans to the full extent thereof. In addition, no later than 180 days after receipt of any Proposed Insurance Reinvestment Proceeds, Company shall prepay the Loans in an amount equal to the amount of any such Proposed Insurance Reinvestment Proceeds that have not theretofore been applied to (or contractually committed to be applied to) the costs of repairing, restoring or replacing the applicable assets of Company or its Subsidiaries or reinvested in assets used in the ordinary course of business; provided further that, Company shall not be required to make any prepayment of the Loans to the extent that Net Insurance/Condemnation Proceeds are less than (i) $1,000,000 with respect to any individual insurance claim and (ii) $5,000,000 for all insurance claims in any Fiscal Year.

               (c) Prepayments Due to Issuance of Debt. On the date of receipt by Holdings, Company or any of their respective Subsidiaries of the Cash proceeds of any Indebtedness, including debt Securities of Holdings, Company or any of their respective Subsidiaries (other than the Loans and any other Indebtedness permitted under subsections 7.1 (such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being the "Net Indebtedness Proceeds")), Company shall prepay the Loans in an aggregate amount equal to such Net Indebtedness Proceeds; provided, however, that payment or acceptance of the amounts provided for in this subsection 2.4B(iii)(c) shall not constitute a waiver of any Event of Default resulting from the incurrence of such Indebtedness or otherwise prejudice any rights or remedies of Agents or Lenders. If Company is otherwise required to apply any portion of Net Indebtedness Proceeds to prepay Indebtedness evidenced by the Second Priority Term Loans or the Senior Notes then, notwithstanding anything contained in this Agreement to the contrary, Company shall apply such Net Indebtedness Proceeds to the prepayment of the Loans so as to eliminate or minimize any obligation to prepay the Second Priority Term Loans or the Senior Notes.

               (d) Prepayments Due to Issuance of Equity Securities. On the date of receipt by Holdings or Company of Cash proceeds (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being "Net Equity Proceeds") from the issuance of any equity Securities of Holdings or Company after the Effective Date (other than (1) capital contributions by Holdings to Company or any other Subsidiary, (2) issuances of Securities to the General Partner or Holdings by Company or (3) issuances of Holdings Common Units, Preferred Units, Series B Preferred Units or Qualified Preferred Units (x) to employees, officers, directors and consultants of Holdings and its Subsidiaries in the ordinary course of business in connection with their employment by Holdings, Company or its Subsidiaries and (y) to Bain Investors, the Other Investors, the Existing Investors, and their Related Parties to the extent the Cash proceeds thereof are not in excess of $10,000,000 and (z) in connection with payment of all or any portion of the purchase price of a business or assets in a Permitted Acquisition), Company shall prepay the Loans in an aggregate amount equal to such Net Equity Proceeds. If Company is otherwise required to apply any portion of Net Equity Proceeds to prepay Indebtedness evidenced by the Second Priority Term Loans or the Senior Notes then, notwithstanding anything contained in this Agreement to the contrary, Company shall apply such Net Equity Proceeds to the prepayment of the Loans so as to eliminate or minimize any obligation to prepay the Second Priority Term Loans or the Senior Notes.

               (e) Prepayments Due to Excess. If on the last Business Day of each calendar week the Book Cash is greater than $10,000,000, Company shall prepay the Loans on the second Business Day of the following calendar week in an amount equal to the excess of such aggregate amount over $10,000,000 (the "Excess Cash Prepayment Amount"); provided, however, to the extent that such last Business Day is also the last day of any month, fiscal quarter or Fiscal Year of Company, Company may make adjustments for any overage or shortage relating to the payment made on such second Business Day on or before the fifth Business Day following the date such payment is made.

               (f) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Administrative Agent an Officers' Certificate demonstrating the calculation of the amount (the "Net Proceeds Amount") of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Indebtedness Proceeds, Net Equity Proceeds or Excess Cash Prepayment Amount (as such terms are defined in subsections 2.4B(iii)(a), (b), (c), (d) and (e), respectively), as the case may be, that gave rise to such prepayment. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

               (g) Prepayments Relating to the Borrowing Base. (I) Company shall from time to time prior to the Revolving Loan Commitment Termination Date, prepay Loans (and after all Loans have been repaid, deposit in a collateral account same day funds in an amount equal to the Letter of Credit Usage until such time as the Letters of Credit shall have been terminated and the Letter of Credit Usage has been reduced to zero or until no payment is otherwise required under this clause (g)) in such amounts as shall be necessary so that at all times the Total Utilization of Commitments shall not exceed the Adjusted Borrowing Base Amount then in effect.

               (II) Company shall from time to time prior to the Revolving Loan Commitment Termination Date, prepay Loans (and after all Loans have been repaid, deposit in a collateral account same day funds in an amount equal to the Letter of Credit Usage until such time as the Letters of Credit shall have been terminated and the Letter of Credit Usage has been reduced to zero or until no payment is otherwise required under this clause (g)) in such amounts as shall be necessary so that at all times the Total Utilization of Commitments shall not exceed the amount of the Adjusted Borrowing Base Amount then in effect minus the Minimum Revolver Availability Amount then in effect.

               (h) Prepayments Due to Restrictions of Revolving Loan Commitments. Company shall from time to time prepay first the Swing Line Loans and second the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect.

          (iv) Application of Prepayments.

          (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied automatically, without any discretion from the Company, first to repay outstanding Swing Line Loans to the full extent thereof, and second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof.

          (b) Application of Mandatory Prepayments by Type of Loans. Any amount (the "Applied Amount") required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(g) shall be applied first to prepay the Swing Line Loans to the full extent thereof, second to prepay the Revolving Loans to the full extent thereof but without any corresponding Commitments reduction and third to the extent of any remaining portion of the Applied Amount, to prepay the Term Loans to the full extent thereof.

          (c) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Any prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

          (d) Application of Mandatory Prepayments of Term Loans to the Scheduled Installments of Principal Thereof. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans set forth in subsection 2.4A(i) on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each scheduled installment of principal of the Term Loans set forth in subsection 2.4A(i) that is unpaid at the time of such prepayment.

C.   General Provisions Regarding Payments.

     (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

     (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

          (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares giving effect to any adjustments in Pro Rata Shares on and after the Effective Date. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

          (iv) Payments on Business Days. Subject to the provisions of subsection 2.2B, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

          (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

     D.   Application of Proceeds of Collateral and Payments Under Guaranties.

          (i) Application of Proceeds of Collateral. Except as provided in subsections 2.4(B)(i), 2.4B(iii)(a), 2.4B(iii)(b), 2.4(B)(iii)(e),
     2.4(B)(iii)(g)(I), 2.4(B)(iii)(g)(II) and 2.4(B)(iii)(h), all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document during the continuation of an Event of Default may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                 (a) To the payment of all costs and expenses of such sale, collection or other realization, including all expenses, liabilities and advances made or incurred by Administrative Agent and its agents and counsel in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                 (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations then due and owing for the benefit of the holders thereof in accordance with the terms of Intercreditor Agreement; and

                 (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

          (ii) Application of Payments Under Guaranties. All payments received by Administrative Agent under the Guaranties shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                 (a) To the payment of the costs and expenses of any collection or other realization under such Guaranties, including all expenses, liabilities and advances made or incurred by Administrative Agent and its agents and counsel in connection therewith, all in accordance with the terms of this Agreement and Guaranty;

                 (b) thereafter, to the extent of any excess of such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the benefit of the holders thereof in accordance with the terms of the Intercreditor Agreement; and

                 (c) thereafter, to the extent of any excess such payments, to the payment to Holdings or the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5  Use of Proceeds.
     ---------------

     A. The proceeds of Existing Revolving Loans and the Term Loans were used for the purposes specified in the Existing Credit Agreement.

     B. Post Effective Date Revolving Loans and Swing Line Loans. Revolving Loans and Swing Line Loans made on or after the Effective Date may be used by Company for working capital and general corporate purposes, which may include the making of intercompany loans to any of Company's wholly-owned Subsidiaries, in accordance with subsection 7.1, for their own working capital and general corporate purposes (including Consolidated Capital Expenditures) and financing Permitted Acquisitions.

     C. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Holdings or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6  Special Provisions Governing Eurodollar Rate Loans.
     --------------------------------------------------

     Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

     A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

     B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

     C. Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "Affected Lender" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "Affected Loans") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

     D. Compensation For Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, promptly upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

     E. Booking of Eurodollar Rate Loans. Subject to its obligations under subsection 2.8, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

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

     F. Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

     G. Eurodollar Rate Loans After Default. After the occurrence of and during the continuation of an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and
(ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation of, or into, Eurodollar Rate Loans that has not yet occurred shall be deemed to be rescinded by Company.

2.7  Increased Costs; Taxes; Capital Adequacy.
     ----------------------------------------

     A. Compensation for Increased Costs and Taxes. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

          (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

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

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

     B.   Withholding of Taxes.

          (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

          (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

               (a) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

               (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

               (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on

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

          the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the Closing Date (in the case of each Existing Lender), after the Effective Date (in the case of each New Lender) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

          (iii) Evidence of Exemption from U.S. Withholding Tax.
                -----------------------------------------------

                (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "Non-US Lender") shall deliver to Administrative Agent for transmission to Company, on or prior to the Effective Date, on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

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

               (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or. inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

               (c) Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or
          (b)(l) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on or before the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

     C. Capital Adequacy Adjustment. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the

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

statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8  Obligation of Lenders and Issuing Lenders to Mitigate.
     -----------------------------------------------------

     Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.9  Defaulting Lenders.
     ------------------

     Anything contained herein to the contrary notwithstanding, in the event that any Lender (a "Defaulting Lender") defaults (a "Funding Default") in its obligation to fund any Revolving Loan (a "Defaulted Revolving Loan") in accordance with subsection 2.1, then (i) during any Default Period (as defined below) with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a "Lender" for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents,
(ii) to the extent permitted by applicable law, until such time as the Default Excess (as defined below) with respect to such Defaulting Lender shall have been reduced to zero, (a) any voluntary prepayment of the Revolving Loans pursuant to subsection 2.4B(i) shall, if Company so directs

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

at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Loan Exposure of such Defaulting Lender were zero, and (b) any mandatory prepayment of the Revolving Loans pursuant to subsection 2.4B(iii) shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b), (iii) such Defaulting Lender's Revolving Loan Commitment and outstanding Revolving Loans and such Defaulting Lender's Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the commitment fee payable to Lenders pursuant to subsection 2.3A in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any commitment fee pursuant to subsection 2.3A with respect to such Defaulting Lender's Revolving Loan Commitment in respect of any Default Period with respect to such Defaulting Lender, and (iv) the Total Utilization of Revolving Loan Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Revolving Loans of such Defaulting Lender.

     For purposes of this Agreement, (I) "Default Period" means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (A) the date on which all Revolving Loan Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (B) the date on which (1) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Revolving Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Revolving Loans in accordance with the terms of this subsection 2.9 or by a combination thereof) and (2) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations under this Agreement with respect to its Revolving Loan Commitment, and (C) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (II) "Default Excess" means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender's Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Revolving Loans) over the aggregate outstanding principal amount of Revolving Loans of such Defaulting Lender.

     No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this subsection 2.9, performance by Company of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified, as a result of any Funding Default or the operation of this subsection 2.9. The rights and remedies against a Defaulting Lender under this subsection 2.9 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.

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

2.10 Removal or Replacement of a Lender.
     ----------------------------------

     A. Anything contained in this Agreement to the contrary notwithstanding, in the event that:

          (i) (a) any Lender (an "Increased-Cost Lender") shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under subsection 2.7 or subsection 3.6, (b) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (c) such Lender shall fail to withdraw such notice within five Business Days after Company's request for such withdrawal; or

          (ii) (a) any Lender shall become a Defaulting Lender, (b) the Default Period for such Defaulting Lender shall remain in effect, and (c) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company's request that it cure such default; or

          (iii) (a) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (v) of the first provision to subsection 10.6A, the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a "Non-Consenting Lender") whose consent is required shall not have been obtained, and (b) the failure to obtain Non-Consenting Lenders' consents does not result solely from the exercise of Non-Consenting Lenders' rights (and the withholding of any required consents by Non-Consenting Lenders) pursuant to the second provision to subsection 10.6A;

then, and in each such case, Company shall have the right, at its option, to remove or replace the applicable Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the "Terminated Lender") to the extent permitted by subsection 2.10B.

     B. Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so:

          (i) elect to (a) terminate the Revolving Loan Commitment, if any, of such Terminated Lender upon receipt by such Terminated Lender of such notice and (b) prepay on the date of such termination any outstanding Loans made by such Terminated Lender, together with accrued and unpaid interest thereon and any other amounts payable to such Terminated Lender hereunder pursuant to subsection 2.3, subsection 2.6, subsection 2.7 or subsection
     3.6 or otherwise; provided that, in the event such Terminated Lender has any Loans outstanding at the time of such termination, the written consent of Administrative Agent and Requisite Lenders (which consent shall not be unreasonably withheld or delayed) shall be required in order for Company to make the election set forth in this clause (i); or

          (ii) elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Loan Commitment, if any, in full to one or more Eligible Assignees (each a "Replacement

     Lender") in accordance with the provisions of subsection 10.1B; provided that (a) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to subsection 2.3, subsection 2.6, subsection 2.7 or subsection 3.6 or otherwise as if it were a prepayment and (b) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender;

provided that (X) Company may not make either of the elections set forth in clauses (i) or (ii) above with respect to any Non-Consenting Lender unless Company also makes one of such elections with respect to each other Terminated Lender which is a Non-Consenting Lender and (Y) Company may not make either of such elections with respect to any Terminated Lender that is an Issuing Lender unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued by such Issuing Lender to be cancelled.

     C. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender's Revolving Loan Commitment, if any, pursuant to clause (i) of subsection 2.10B, (i) Schedule 2.1 shall be deemed modified to reflect any corresponding changes in the Revolving Loan Commitments and (ii) such Terminated Lender shall no longer constitute a "Lender" for purposes of this Agreement; provided that any rights of such Terminated Lender to indemnification under this Agreement (including under subsections 2.6D, 2.7, 3.6, 10.2 and 10.3) shall survive as to such Terminated Lender.

                                  SECTION 3.
                               LETTERS OF CREDIT

3.1  Issuance of Letters of Credit and Lenders' Purchase of Participations
     ---------------------------------------------------------------------
Therein.
-------

     A. Letters of Credit. Company acknowledges and confirms that Schedule 3.1 annexed hereto sets forth each letter of credit issued under the Existing Credit Agreement and outstanding as of the Effective Date (collectively, the "Existing Letters of Credit"). Company hereby represents, warrants, agrees, covenants and
(a) reaffirms that it is not aware of any defense, set off, claim or counterclaim against any Agent or Lender in regard to its Obligations in respect of such Existing Letters of Credit and (b) reaffirms its obligation to reimburse the applicable Issuing Lenders for honored drawings under such Existing Letters of Credit in accordance with the terms and conditions of this Agreement and the other Loan Documents applicable to Letters of Credit issued hereunder. Based on the foregoing, Company and each Lender agrees that (1) each Existing Letter of Credit which is a Standby Letter of Credit shall, as of the Effective Date, be deemed for all purposes of this Agreement to be a Standby Letter of Credit issued hereunder, and (2) each Existing Letter of Credit which is a Commercial Letter of Credit shall, as of the Effective Date, be deemed for all purposes of this Agreement to be a Commercial Letter of Credit issued hereunder. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(iii) and that Swing Line Lender make Swing Line Loans pursuant to subsection 2.1A(iv), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Effective Date to but excluding the Revolving Loan Commitment Termination Date, that one or more Lenders issue Letters of Credit for the account of Company for the purposes specified in the definitions of Commercial Letters of Credit and Standby Letters of Credit; provided that all such Commercial Letters of Credit shall provide for sight drawings. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Lender issue (and no Lender shall issue):

          (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

          (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $10,000,000;

          (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) five Business Days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension; provided, however, that notwithstanding clause (a) but restrictions of this subsection, Company may request the issuance (on a date prior to five Business Days prior to the Revolving Loan Commitment Termination Date) of a Standby Letter of Credit having an expiration date later than five Business Days prior to the Revolving Loan Commitment Termination Date if Company, at the time of such request, makes arrangements in form and substance satisfactory to the Issuing Lender thereof to cash collateralize such Letter of Credit provided that Issuing Lender shall be under no obligation to issue such a Letter of Credit if it shall reasonably determine that such cash collateralization arrangements could reasonably be expected to be less favorable to Issuing Lender than the reimbursement arrangements hereunder with respect to other Letters of Credit;

          (iv) any Commercial Letter of Credit having an expiration date (a) later than the earlier of (X) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (Y) the date which is 180 days from the date of issuance (on a date prior to 30 days prior to the Revolving Loan Commitment Termination Date) of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; provided, that, notwithstanding clause
     (X) but subject to the other restrictions of this subsection, Company may request the issuance (on a date prior to 30 days prior to the Revolving Loan Commitment Termination Date) of a Commercial Letter of Credit having an expiration date later than the time set forth in clause (X) if Company, at the time of such request, makes arrangements in form and

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

     substance satisfactory to the Issuing Lender thereof to cash collateralize such Letter of Credit; provided further that, Issuing Lender shall be under no obligation to issue such a Letter of Credit if it shall reasonably determine that such cash collateralization arrangements could reasonably be expected to be less favorable to Issuing Lender than the reimbursement arrangements hereunder with respect to other Letters of Credit; or

          (v) any Letter of Credit if, after giving effect to the issuance thereof, the Total Utilization of Commitments exceeds the Adjusted Borrowing Base Amount then in effect.

     B.   Mechanics of Issuance.

          (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 11:00 A.M. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) whether the Letter of Credit is to be a Standby Letter of Credit or a Commercial Letter of Credit, (c) the face amount of the Letter of Credit, (d) in the case of a Letter of Credit which Company requests to be denominated in a currency other than Dollars, the currency in which Company requests such Letter of Credit to be issued, (e) the expiration date of the Letter of Credit, (f) the name and address of the beneficiary, and (g) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require the Issuing Lender to make payment under the Letter of Credit; provided that the Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

     Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

          (ii) Determination of Issuing Lender. Upon receipt by Administrative Agent of a Notice of Issuance of Letter of Credit pursuant to subsection 3.1B(i) requesting the

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

     issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto. In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Lender to issue such Letter of Credit by delivering to such Lender a copy of the applicable Notice of Issuance of Letter of Credit. Any Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Lender which so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto. In the event that all other Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent's outstanding Revolving Loans and Swing Line Loans, may exceed Administrative Agent's Revolving Loan Commitment then in effect; provided that Administrative Agent shall not be obligated to issue any Letter of Credit denominated in a foreign currency which in the judgment of Administrative Agent is not readily and freely available.

          (iii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.4, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender's standard operating procedures.

          (iv) Notification to Lenders. Upon the issuance of any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is the Issuing Lender, together with such notice), Administrative Agent shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

          (v) Reports to Lenders. Within 15 days after the end of each calendar quarter ending after the Effective Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each Issuing Lender shall deliver to each other Lender a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.

     C. Lenders' Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share (with respect to the Revolving Loan Commitments) of the

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

maximum amount which is or at any time may become available to be drawn thereunder. On the Revolving Loan Commitment Termination Date, the Issuing Lender shall be deemed to, and hereby agrees to, irrevocably repurchase from each Lender such Lender's participation in the Letters of Credit issued by such Issuing Lender pursuant to the last proviso to subsection 3.1A(iii) or the last proviso to subsection 3.1A(iv) to the extent any such Letter of Credit remains outstanding and any amounts remain undrawn thereunder.

3.2  Letter of Credit Fees.
     ---------------------

     Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

          (i) with respect to each Standby Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 1/8 of 1% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders having Revolving Loan Exposure, equal to the product of (x) the Applicable Eurodollar Rate Margin and (y) the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapse d;

          (ii) with respect to each Commercial Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 1/8 of 1% per annum of the daily amount available to be drawn under such Commercial Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders having Revolving Loan Exposure, equal to the product of (x) the Applicable Eurodollar Rate Margin and (y) the daily amount available to be drawn under such Commercial Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each March 15, June 15, September 15 and December 15 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

          (iii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clauses (i) and (ii) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clauses (i) and (ii) of this subsection 3.2, (1) the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination and (2) any amount described in such clauses which is denominated in a currency other than Dollars shall be valued based on the applicable Exchange Rate for such currency as of the applicable date of determination. Promptly upon receipt by Administrative Agent of any amount described in clause
(i)(b) or (ii)(b) of this

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subsection 3.2, Administrative Agent shall distribute to each Lender its Pro
Rata Share of such amount.

3.3  Drawings and Reimbursement of Amounts Paid Under Letters of Credit.
     ------------------------------------------------------------------

     A. Responsibility of Issuing Lender With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

     B. Reimbursement by Company of Amounts Paid Under Letters of Credit. In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "Reimbursement Date") in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange
Rate) and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 11:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars (which amount, in the case of a drawing under a Letter of Credit which is denominated in a currency other than Dollars, shall be calculated by reference to the applicable Exchange Rate) equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.3B, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such honored drawing; and provided, further that, if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

     C.   Payment by Lenders of Unreimbursed Amounts Paid Under Letters of
Credit.

          (i) Payment by Lenders. In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount (calculated,

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

     in the case of a drawing under a Letter of Credit denominated in a currency other than Dollars, by reference to the applicable Exchange Rate) equal to the amount of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Loan Commitments. Each Lender shall make available to such Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Issuing Lender is located) after the date notified by such Issuing Lender. In the event that any Lender fails to make available to such Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of such Issuing Lender.

          (ii) Distribution to Lenders of Reimbursements Received From Company. In the event any Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by such Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

     D.   Interest on Amounts Paid Under Letters of Credit.

          (i) Payment of Interest by Company. Company agrees to pay to each Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by such Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the Base Rate plus the Applicable Base Rate Margin for Revolving Loans and (b) thereafter, if the Loans and other Obligations are accruing interest at the Default Rate pursuant to the provision of subsection 2.2E of this Agreement, a rate which is 2% per annum in excess of the rate of

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     interest otherwise payable under this Agreement with respect to Revolving
     Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

          (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by any Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) such Issuing Lender shall distribute to each other Lender, out of the interest received by such Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event such Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, such Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of any interest received by such Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which such Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4  Obligations Absolute.
     --------------------

     The obligation of Company to reimburse each Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

          (i)   any lack of validity or enforceability of any Letter of Credit;

          (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Holdings or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

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

          (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (iv) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiarie s;

          (v) any breach of this Agreement or any other Loan Document by any party thereto;

          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

          (vii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted bad faith, gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5  Indemnification; Nature of Issuing Lenders' Duties.
     --------------------------------------------------

     A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Lender, other than as a result of (a) the bad faith, gross negligence or willful misconduct of such Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "Governmental Acts").

     B. Nature of Issuing Lenders' Duties. As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) so long as such Issuing Lender complies with its responsibilities under subsection

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

3.3A, failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any, of such Issuing Lender's rights or powers hereunder.

     In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

     Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising out of the bad faith, gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6  Increased Costs and Taxes Relating to Letters of Credit.
     -------------------------------------------------------

     Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Issuing Lender or Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by any Issuing Lender or Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

          (i) subjects such Issuing Lender or Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of such Issuing Lender or Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by any particular Issuing Lender;

          (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by any Issuing Lender or participations therein purchased by any Lender for which such Issuing Lender is not otherwise compensated hereunder; or

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

          (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Issuing Lender or Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to such Issuing Lender or Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to such Issuing Lender or Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate such Issuing Lender or Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Issuing Lender or Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Issuing Lender or Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

                                  SECTION 4.
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

     The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction (or waiver in writing in accordance with subsection 10.6) of the following conditions.

4.1  Closing Date.
     ------------

     The closing (the "Closing") shall occur at the offices of Sidley Austin Brown & Wood, Chicago, Illinois, on a date occurring on or prior to June 4, 2002 (the "Closing Date"), or as otherwise agreed to by the parties hereto, and on the Closing Date the following conditions shall have been satisfied (or waived in writing in accordance with subsection 10.6):

     A. Second Amended and Restated Credit Agreement. The Agents shall have received the Second Amended and Restated Credit Agreement duly executed and delivered by Company and Holdings.

     B. Amendment to Second Priority Term Loan Credit Agreement. Agents shall have received a fully executed copy of the Second Priority Term Loan Credit Agreement Amendment, which shall be in form and substance reasonably satisfactory to the Administrative Agent.

     C. Third Priority Term Loan Documents. Agents shall have received fully executed copies of (i) the Third Priority Note Purchase Agreement, (ii) the Third Priority Term Loan Note, (iii) each of the other Third Priority Term Loan Documents and (iv) the Bain Intercreditor Agreement, each of which shall be in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders.

     D. Reaffirmation Agreements and Reaffirmation of Intercreditor Agreement. Administrative Agent shall have received fully executed copies of (i) the Reaffirmation

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

Agreements and the Reaffirmation of Intercreditor Agreement, each of which shall be in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders

4.2  Conditions to Effectiveness of this Agreement.
     ---------------------------------------------

     The effectiveness of this Agreement is, subject to prior or concurrent satisfaction of the following conditions (or waived in writing in accordance with subsection 10.6):

     A. Loan Party Documents. Company, Holdings and the Requisite Lenders shall have executed and delivered this Agreement and on or before the Effective Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Effective Date:

          (i) Certified copies of the Agreement of Limited Partnership or Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of formation or incorporation and each other state in which such Person is qualified as a foreign Person to do business (except, with respect to Loan Parties, other than Company, any such other state or states in which failure to be qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (provided that no such state shall be a state in which real property of the applicable Loan Party is located)) and, to the extent generally available, a certificate or other evidence of good standing or existence as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Effective Date;

          (ii) Copies of the Bylaws of each such Person that is a corporation, certified as of the Effective Date by such Person's corporate secretary or an assistant secretary;

          (iii) Resolutions of the Board of Directors, general partner or other authorizing body of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party to be executed on the Effective Date, certified as of the Effective Date by the secretary or an assistant secretary or general partner of such Person as being in full force and effect without modification or amendment;

          (iv) Signature and incumbency certificates of the officers of such Person executing, as of the Effective Date, any Loan Documents to which it is a party;

          (v) Executed originals of the Loan Documents not previously executed to which such Person is a party; and

          (vi)  Such other documents as any Agent may reasonably request.

     B. No Material Adverse Effect. Company shall have delivered to Agents an Officers' Certificate, in form and substance reasonably satisfactory to Agents, to the effect that except as disclosed (to the extent that any such disclosures would constitute a Material Adverse

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

Effect) in the presentation by the Company to the Lenders at the meeting held in New York, New York on March 20, 2002, no Material Adverse Effect has occurred since December 31, 2000.

     C.   Corporate and Capital Structure, Ownership, Management, Etc.

          (i) Corporate Structure. The organizational structure of Holdings and its Subsidiaries shall be as set forth on Schedule 4.2C annexed hereto.

          (ii) Capital Structure and Ownership. The capital structure and ownership of Holdings and its Subsidiaries shall be reasonably satisfactory to the Agents in all respects and as set forth on Schedule 4.2C annexed hereto.

     D. Necessary Governmental Authorizations and Consents. Holdings and Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Holdings and its Subsidiaries, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

     E. Security Interests in Personal and Mixed Property. The Company and each other Loan Party shall have executed and delivered to the Administrative Agent each of the Reaffirmation Agreements and the Reaffirmation of Intercreditor Agreement. To the extent not otherwise satisfied pursuant to Loan Documents and filings made prior to the Effective Date pursuant to the Existing Credit Agreement, Agents shall have received evidence satisfactory to it that each Loan Party shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the reasonable opinion of Agents, desirable in order to create in favor of Collateral Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected first priority security interest (other than those Liens permitted pursuant to Section 7.2(A)(i), (viii) and (ix)) in the Collateral. Such actions shall include (but not be limited to) the following:

          (i) Schedules to Collateral Documents. Company shall deliver to Administrative Agent accurate and complete schedules to all of the applicable Collateral Documents.

          (ii) Stock Certificates, Instruments and Certificates of Title. Company shall certify that (a) all certificates (accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Collateral Agent) representing all capital stock or other equity interests pledged pursuant to the Pledge and Security Agreement have been delivered to the Collateral Agent and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Collateral Agent) evidencing any Collateral have been delivered to the Collateral Agent. Company shall deliver or certify that it has delivered all certificates of title, indicating thereon the Lien created under the Pledge and Security Agreement with respect to any item of equipment covered by a certificate of title issued under a statute of any state requiring such indication of such security interest as a condition of perfection thereof.

          (iii) UCC Financing Statements and Fixture Filings. Company shall certify that UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party showing the Collateral Agent as Secured Party, have been filed in all jurisdictions as may be necessary or, in the opinion of Agents, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

          (iv) Blocked Account Agreements. Company shall deliver to the Collateral Agent, from each of the banks listed on Schedule 7.12 annexed hereto, Blocked Account Agreements, in form substantially similar to
     Exhibit XXIII, with (a) Fleet with respect to the Fleet Main Account, the Fleet Regional Disbursement Accounts and the Fleet Lockboxes, (b) The Chase Manhattan Bank with respect to Account numbers 7241141212 and 7241141220, and (c) Promistar with respect to Account numbers 60125544 and 60127003.

          (v) Real Property Mortgages. Company shall certify that the Collateral Agent has been granted a first priority Lien on all interests in real property owned by Holdings, Company or any other Loan Party, with the exception of those properties identified on Schedule 5.16.

          (vi) Vessel Mortgages. Company shall have delivered to Administrative Agent a certification by Company, in form and substance satisfactory to the Collateral Agent, verifying that the Collateral Agent has a first priority Lien on the vessels identified on Schedule 4.2E(vi).

     F. Repayment of Swing Line Loans. On the Effective Date, immediately before and after giving effect to any borrowings hereunder on such date, no Swing Line Loans shall be outstanding.

     G. No Event of Default. Company shall have delivered to Administrative Agent an Officer's Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that on and after the Effective Date, no event has occurred and is continuing that would constitute an Event of Default or Potential Event of Default under this Agreement.

     H. Financial Projections; Budget; 13-Week Cash Flows. The Administrative Agent, the Syndication Agent and the Lenders shall have received (i) financial projections, reasonably satisfactory in form and substance to the Administrative Agent and the Syndication Agent, for Company and its Subsidiaries for the period from the Effective Date through December 31, 2003, and (ii) a Budget, in a form reasonably satisfactory to the Administrative Agent, the Syndication Agent and the Requisite Lenders, reflecting the Company's projected cash flows on a consolidated basis through and including July 30, 2002, in each case for informational purposes.

     I. Solvency Assurances. On the Effective Date, Agents shall have received a Financial Condition Certificate dated the Effective Date, substantially in the form of Exhibit XI

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

annexed hereto (with such changes thereto as shall be approved by Agents in the exercise of their reasonable discretion) and with appropriate attachments, in each case demonstrating that, after giving effect to the consummation of the transactions contemplated by the Loan Documents, Holdings and its Subsidiaries will be Solvent.

     J. Opinions of Counsel to Loan Parties. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Kirkland & Ellis, counsel for Loan Parties, and of Williams Coulson Johnson Lloyd Parker & Tedesco, LLC, special Pennsylvania counsel for Loan Parties, in form and substance reasonably satisfactory to Agents and their counsel, dated as of the Effective Date and setting forth substantially the matters in the opinions designated in Exhibit VII annexed hereto and as to such other matters as or Agents and acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Agents that Loan Parties have requested such counsel to deliver such opinions to Lenders.

     K. Fees and Expenses. Company shall have paid to Agents all fees and expenses due and payable on or prior to the Effective Date, including, without limitation, all fees owing to the Administrative Agent, the Syndication Agent and Policano, all unreimbursed reasonable legal fees and expenses of the Administrative Agent (including allocable costs of the Administrative Agent's in-house counsel) and the Syndication Agent and all other reasonable expenses for which invoices have been presented on or before the Effective Date.

     L. Representations and Warranties; Performance of Agreements. Company shall have delivered to Agents an Officers' Certificate, in form and substance reasonably satisfactory to Agents, to the effect that the representations and warranties in Section 5 hereof are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date).

     M. Borrowing Base Certificate. Company shall have delivered a Borrowing Base Certificate, in form and substance reasonably satisfactory to the Administrative Agent, its counsel and the Requisite Lenders, dated as of April 30, 2002 demonstrating an Adjusted Borrowing Base Amount as of such date of not less than $530,360,636.

     N. $8,000,000 Cash Received from Bain. Agents shall have received sufficient evidence showing that the Company has received $8,000,000 in cash from the proceeds of a term loan made by Bain/ACR, L.L.C. pursuant to the Third Priority Term Loan Documents and such proceeds have been deposited into the Bain Cash Collateral Account.

     O. Cash Management and Deposit Account System. The Company's current cash management system and deposit account system shall be in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

     P. Due Diligence Documentation. The Company shall have complied with all reasonable due diligence, document or data requests from the Administrative Agent, its counsel, the Syndication Agent or Policano.

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

     Q. Lenders' Approval. Each of the Requisite Lenders shall have obtained all necessary internal approvals and authorizations to enter into this Agreement. Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved (by obtaining any and all necessary internal approvals or authorizations to enter into this Agreement), each Loan Document and each other document required to be approved by Agents and Requisite Lenders on or prior to the Effective Date.

     The Effective Date shall be deemed to have occurred when: (i) Company has delivered to Agents an Officer's Certificate, in form and substance reasonably satisfactory to Agents, to the effect that all conditions precedents in subsections A through P of this Section 4.2 have been satisfied (or waived in writing in accordance with subsection 10.6), and (ii) the Administrative Agent has released the Lenders' signature pages to this Agreement.

4.3  Conditions to All Loans.
     -----------------------

     The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

     A. Administrative Agent shall have received on or before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, chief operating officer, president, the principal financial officer, the principal accounting officer or the treasurer of Company or by any authorized employee of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

     B.   As of that Funding Date:

          (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that such date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

          (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default ;

          (iii) After making the Loans requested on such Funding Date, the Total Utilization of Commitments shall not exceed the Adjusted Borrowing Base Amount then in effect;

          (iv) The making of the Loans requested on such Funding Date shall not violate any law including Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

          (v) There shall not be pending or, to the knowledge of Holdings or Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against

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

     or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries that has not been disclosed by Holdings or Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of Administrative Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect or be inconsistent with the financial statements, balance sheets or financial projections delivered in accordance with subsection 4.2; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.

4.4  Conditions to Letters of Credit.
     -------------------------------

     The issuance of any Letter of Credit hereunder (other than the Existing Letters of Credit) (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

     A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

     B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, chief operating officer, president, the principal financial officer, the principal accounting officer or the treasurer of Company or by any authorized employee of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

     C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

4.5  Failure to Meet Conditions to Effectiveness.
     -------------------------------------------

     If any of the conditions precedent listed in subsection 4.1 are not completed to the satisfaction of the Agents on or before 5:00 p.m. (New York time) on June [__], 2002, then without any further notice or action of any Lender, this Agreement shall be null and void and of no further force and effect whatsoever and the Agents and the Lenders shall have no obligations or liabilities hereunder, provided that the Existing Credit Agreement and the other Loan

Documents in effect shall then remain in full force and effect and the parties shall have all rights, obligations and liabilities thereunder.

                                  SECTION 5.
            HOLDINGS' AND COMPANY'S REPRESENTATIONS AND WARRANTIES

     In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce other Lenders to purchase participations therein, Holdings and Company represent and warrant to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1  Organization, Powers. Qualification. Good Standing, Business and
     ----------------------------------------------------------------
Subsidiaries.
------------

     A. Organization and Powers. Each Corporate Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and each Partnership Loan Party is a duly organized and validly existing partnership under the laws of its jurisdiction of formation and is in good standing in such jurisdiction in each case as of the Effective Date as specified in Schedule 5.1 annexed hereto. Each Loan Party has all requisite corporate or partnership (as applicable) power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

     B. Qualification and Good Standing. Each Corporate Loan Party is qualified to do business and in good standing, and each Partnership Loan Party is authorized as a foreign partnership to do business, in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

     C. Conduct of Business. Holdings and its Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.13.

     D. Subsidiaries. All of the Subsidiaries of Holdings as of the Effective Date are identified in Schedule 5.1 annexed hereto. The capital stock or other equity interests of each of Holdings' Subsidiaries any portion of which is pledged under the Collateral Documents is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock or other equity interests constitutes Margin Stock. The limited and general partnership interests of each of the Subsidiaries identified in Schedule 5.1 annexed hereto which are limited partnerships are duly and validly issued. Each of the Subsidiaries of Holdings is duly organized or formed, validly existing and in good standing under the laws of its respective jurisdiction of organization or formation, has all requisite corporate, limited liability company or partnership power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate, limited liability company or partnership power and authority has not had and will not have a Material Adverse Effect. Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth, as of the Effective Date, the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

5.2  Authorization of Borrowing, etc.
     -------------------------------

     A. Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, limited liability company and/or partnership (as applicable) action on the part of each Loan Party that is a party thereto.

     B. No Conflict. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws (or other analogous organizational document) of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Permitted Encumbrances or Liens, created under any of the Loan Documents in favor of Collateral Agent) or (iv) require any approval of stockholders or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lenders or the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.

     C. Governmental Consents. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except to the extent obtained or made and except for those filings necessary to perfect Liens under the Collateral Documents, other than filings to effect releases of Liens on or promptly after the Effective Date and other filings made in the ordinary conduct of business. The execution, delivery and performance by Loan Parties of the Related Agreements to which they are parties and the consummation of the transactions contemplated by such Related Agreements in the manner set forth therein do not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body except (i) to the extent obtained or made or (ii) where the failure to obtain or make any of the foregoing, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

     D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization,

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

moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

     E. Valid Issuance of Partnership Units, Senior Notes and Senior Discount Debentures.

          (i) Common Units and Preferred Units. The Common Units and Preferred Units have been duly and validly issued and fully paid. The issuance and sale of such Common Units and Preferred Units were either (a) registered or qualified under applicable federal and state securities laws or (b) exempt therefrom.

          (ii) Senior Notes. The Senior Notes have been duly issued by the Company and paid for and are the legally valid and binding obligations of Company enforceable against Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Senior Notes were, when issued, either (a) registered or qualified under applicable federal and state securities laws or (b) exempt therefrom.

          (iii) Senior Discount Debentures. The Senior Discount Debentures have been duly issued by Holdings and paid for and are the legally valid and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability. The Senior Discount Debentures were, when issued, either
     (a) registered or qualified under applicable federal and state securities laws or (b) exempt therefrom.

          (iv) Preferred Units. The Series B Preferred Units issued on June 30, 1999 have been duly and validly issued and fully paid on such date. The issuance and sale of such Series B Preferred Units were either (a) registered or qualified under applicable federal and state securities laws or (b) exempt therefrom.

5.3  Financial Condition.
     -------------------

     Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated balance sheets of Company and its Subsidiaries for each of Fiscal Years 1999 and 2000 and the related consolidated statements of income, partner's capital, and cash flows of Company and its Subsidiaries for each such Fiscal Year and (ii) the unaudited consolidated and consolidating balance sheets of Company and its Subsidiaries for each of the months of January and February 2002 and the related unaudited consolidated statements of income, partner's capital, and cash flows of Company and its Subsidiaries for each such period (except for statements of cash flows for each such monthly period). All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to

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

changes resulting from audit and normal year-end adjustments and the absence of footnotes. On the Effective Date, Holdings and Company do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or in the pro forma balance sheet delivered pursuant to subsection 4.2, or in the financial projections delivered pursuant to subsection 4.2 or reflected on Schedule 5.3 or the most recent financial statements delivered by Company pursuant to subsection 6.1 of the Existing Credit Agreement, and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Holdings and any of its Subsidiaries, taken as a whole.

5.4  No Material Adverse Change.
     --------------------------

     Except as disclosed (to the extent that any such disclosures would constitute a Material Adverse Effect) in the presentation by the Company to the Lenders at the meeting held in New York, New York on March 20, 2002, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect since December 31, 2000; provided, however, if the Company delivers to the Administrative Agent the audited financial statements of Holdings and its Subsidiaries, together with the unqualified opinion of the Independent Public Accountant, in accordance with Section 6.1(iii) within ten days following the Effective Date, the foregoing representation and warranty shall be amended to read as follows: "Since December 31, 2001, no event or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect".

5.5  Title to Properties; Liens; Real Property.
     -----------------------------------------

     A. Title to Properties; Liens. Holdings and its Subsidiaries have (i) good, sufficient and legal title to (in the case of fee interests in real property), valid leasehold interests in (in the case of leasehold interests in real or personal property), valid licenses in (in the case of licensed intangible properties), or (ii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the most recent financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1 of the Existing Credit Agreement or in the most recent financial statements delivered pursuant to subsection 6.1, in each case subject to Permitted Encumbrances and Liens permitted under subsection 7.2 and except for assets described on Schedule 5.5A annexed hereto and assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except as otherwise permitted by this Agreement, all such properties and assets are free and clear of Liens.

     B. Real Property. As of the Effective Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Real Property Assets owned in fee simple by any Loan Party and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Effective Date, except as specified in
Schedule 5.5 annexed hereto, each agreement referenced in clause (ii) of the immediately preceding sentence is in full force and

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

effect and Holdings and Company do not have knowledge of any default that has occurred and is continuing thereunder (except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect), and each such material agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

5.6  Litigation; Adverse Facts.
     -------------------------

     There are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Holdings or Company, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.7  Payment of Taxes.
     ----------------

     Except to the extent permitted by subsection 6.3, all federal, state and other material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Holdings and Company know of no proposed material tax assessment against Holdings or any of its Subsidiaries which is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8  Performance of Agreements; Materially Adverse Agreements.
     --------------------------------------------------------

     A. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

     B. Neither Holdings nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, compliance with which could reasonably be expected to result in a Material Adverse Effect.

5.9  Governmental Regulation.
     -----------------------

     Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10 Securities Activities.
     ---------------------

     A. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

     B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11 Employee Benefit Plans.
     ----------------------

     A. Holdings and each of its Subsidiaries are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each of the respective Employee Benefit Plans, and have performed all their obligations under each of the respective Employee Benefit Plans. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

     B. No ERISA Event has occurred or is reasonably expected to occur which has or would reasonably be expected to result in a liability to Holdings or any of its Subsidiaries in excess of $5,000,000.

     C. Except to the extent required under Section 4980B of the Internal Revenue Code, the aggregate liabilities with respect to health or welfare benefits (through the purchase of insurance or otherwise) provided or promised for any retired or former employee of Holdings or any of its Subsidiaries do not exceed $5,000,000.

     D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans, does not exceed $5,000,000.

     E. The liability consisting of actual withdrawal liability which has been, or with respect to potential withdrawal liability, which is reasonably likely to be, imposed on Holdings, its Subsidiaries and their respective ERISA Affiliates with respect to withdrawal from Multiemployer Plans, based on information available pursuant to
Section 4221(e) of ERISA, does not exceed $15,000,000.

5.12  Certain Fees.
      ------------

      No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby on the date hereof and Holdings and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13  Environmental Protection.
      ------------------------

          (i) Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to
      (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, in the case of (a), (b) or (c), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (ii) Neither Holdings nor any of its Subsidiaries has received any letter or written request for information from any governmental agency under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. ss. 9604) or any comparable state law the subject of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

          (iii) To Holdings' and Company's knowledge, there are no and have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

          (iv) Holdings and its Subsidiaries maintain an environmental management system designed to maintain compliance in all material respects with Environmental Laws and correct any incidents of non-compliance;

          (v) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect; and

          (vi) No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

5.14  Employee Matters.
      ----------------

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

      There is no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

5.15  Solvency.
      --------

      Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16  Matters Relating to Collateral.
      ------------------------------

      A. Creation, Perfection and Priority of Liens. Except as otherwise set forth therein, or in Schedule 5.16, of this Agreement the execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.2, 6.8 and 6.9 or contemplated to be taken thereby and (ii) the delivery to Collateral Agent of any Pledged Collateral not delivered to Collateral Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral shall have been so delivered) are effective to create in favor of Collateral Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected first priority Lien (other than those Liens permitted pursuant to Section 7.2(A)(i), (viii) and (ix)) on all of the Collateral, in each case subject to Permitted Encumbrances and Liens permitted under subsection 7.2, and, except as otherwise set forth in the Collateral Documents, all filings and other actions necessary or desirable to perfect and maintain the perfection and first priority status of such Liens have been duly made or taken and remain in full force and effect (other than the filing of UCC financing continuation statements).

     B. Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Collateral Agent pursuant to any of the Collateral Documents or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities or vessels.

     C. Absence of Third-Party Filings. Except such as may have been filed in favor of Collateral Agent as contemplated by subsection 5.16A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, except with respect to Permitted Encumbrances and Liens permitted under subsection 7.2A, and (ii) no effective filing covering all or any part of the IP Collateral is on file in the PTO.

     D. Margin Regulations. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

      E. Information Regarding Collateral. All information supplied to Collateral Agent or Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects as of the date supplied.

5.17  Disclosure.
      ----------

      All representations and warranties of Holdings or any of its Subsidiaries and all factual information concerning Holdings and its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries (other than budgets, projections or pro forma financial information) for use in connection with the transactions contemplated by this Agreement, taken as a whole, are true and correct in all material respects as of the date made and do not omit to state a material fact (known to Holdings or Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein (taken as a whole) not materially misleading as of the date made in light of the circumstances in which the same were made as at the time made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings and Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.18  Subordination of Shareholder Subordinated Notes.
      -----------------------------------------------

      The subordination provisions of any Shareholder Subordinated Notes or other Subordinated Indebtedness are enforceable against the holders thereof, and the Loans and other Obligations hereunder are and will be within the definition of "Senior Indebtedness" or "Senior Debt", or similar term, as applicable, included in such provisions.

                                  SECTION 6.
                 HOLDINGS' AND COMPANY'S AFFIRMATIVE COVENANTS

      Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 6.

6.1  Financial Statements and Other Reports.
     --------------------------------------

     Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent, with sufficient copies for each Lender (and Administrative Agent will, after receipt thereof, deliver to each Lender):

          (i) Monthly Financials: as soon as available and in any event within 30 days after the end of each calendar month, within 45 days of each month that is the last month of any Fiscal Quarter, and within 90 days of such last month of Fiscal Quarter if such month is also the last month of any Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statements of income of Holdings and its Subsidiaries, (together with information relating to Consolidated Capital Expenditures and Permitted Asset Sales made during such month), for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the principal financial officer or principal accounting officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations for the periods indicated, subject to changes resulting from audit and normal year-end and quarterly adjustments and the absence of footnotes;

          (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of the first, second and third Fiscal Quarter of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the principal financial officer or principal accounting officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes, and (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; provided, however, that Company may deliver to Administrative Agent in lieu of such narrative report copies of the unaudited quarterly report filed by Holdings with the Securities and Exchange Commission on Form 10-Q in respect of such Fiscal Quarter;

          (iii) Year-End Financials: as soon as available and in any event within 105 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, partner's capital, and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the principal financial officer or principal accounting officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, provided, however, that Company may deliver to Administrative Agent in lieu of such narrative report copies of the report filed by Holdings with the Securities and Exchange Commission on Form 10-K in respect of such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of an Independent Public Accountant, which report shall be unqualified, shall express no doubts about the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards, and (d) to the extent available, information reflecting utilization rates of the Cranes and Lifting Equipment and Excavation Equipment for such period;

          (iv) Monthly Budget Report: on or before the tenth day of the following month, an updated Budget, substantially in the form of Exhibit XXI attached hereto, reflecting the Company's projected cash receipts and disbursements on a consolidated basis for the succeeding 13-week period, in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

          (v) Variance Report: on or before the tenth day of each month (beginning on June 10, 2002) a variance report for the immediately preceding calendar month (each a "Variance Report"), substantially in the form of Exhibit XXIV attached hereto, reflecting on a line-item basis the actual cash receipts and disbursements for the immediately preceding calendar month and the percentage variance of such actual results from those reflected in the Budget for such preceding month.

          (vi) Officers' and Compliance Certificates: together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Offices's Certificate of Holdings stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period;

          (vii) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xv) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (1) together with the first delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xv) of this subsection 6.1 following such change, consolidated financial statements of Holdings and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and
      (2) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xv) of this subsection 6.1 following such change, a written statement of the principal accounting officer or principal financial officer of Holdings setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

          (viii) Accountants' Certification: together with each delivery of consolidated financial statements of Holdings and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default or Potential Event of Default of a financial nature has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Even t of Default or Potential Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (vi) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (vi) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

          (ix) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Holdings by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

          (x) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to analysts or its security holders or by any Subsidiary of Holdings to analysts or its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (c) all press releases and other written, publicly announced notices by Holdings or any of its Subsidiaries concerning material developments in the business of Holdings or any of its Subsidiaries;

          (xi) Events of Default, etc.: promptly upon any Responsible Officer of Holdings or Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Holdings or Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Holdings or Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer's Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Holdings or Company has taken, is taking and proposes to take with respect thereto;

          (xii) Litigation or Other Proceedings: promptly upon any Responsible Officer of Holdings or Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries (collectively, "Proceedings") not previously disclosed in writing by Holdings or Company to Lenders or (b) any material development in any Proceeding that, in any case:

                   (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                   (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

       written notice thereof together with such other information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;

          (xiii) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

          (xiv) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan, as Administrative Agent shall reasonably request; (b) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

          (xv) Financial Plans: as soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and the next succeeding Fiscal Year (the "Financial Plan" for such Fiscal Years), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income together with forecasted asset sales and capital expenditures (prepared on a monthly basis for such Fiscal Year and on an annual basis for the succeeding Fiscal Year) and annual cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with a pro forma Compliance Certificate for the first such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (b) such other information regarding such projections as Administrative Agent may reasonably request;

          (xvi) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material changes made to insurance coverage maintained as of the Effective Date or the date of the most recent such report by Holdings and its Subsidiaries;

          (xvii) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Holdings, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings and (b) the ownership and debt and equity capitalization of such Subsidiary;

          (xviii) Material Contracts: promptly, and in any event within ten Business Days after any Material Contract of Holdings or any of its Subsidiaries is terminated prior to its scheduled term or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

          (xix) Borrowing Base Certificate and Forward Commitments: as soon as available and in any event within 15 days after the end of each monthly accounting period (ending on the last day of each calendar month), furnish to the Administrative Agent (i) a Borrowing Base Certificate as at the last day of such accounting period and (ii) information regarding any forward purchase commitments for any Rental Equipment then in effect;

          (xx) Utilization Report: on or before September 1, 2002, the Company and the Administrative Agent shall agree upon a mutually acceptable monthly report reflecting the Company's utilization rates by equipment type for the immediately preceding calendar month (each a "Utilization Report"). Commencing with the monthly accounting period beginning January 1, 2003 the Company shall deliver a Utilization Report to the Administrative Agent and the Lenders on or before the tenth day following the end of each calendar month;

          (xxi) Reconciliation Report: on or before the tenth day of each month, a monthly reconciliation report (to be used for information purposes only), in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Lenders substantially in the form of Exhibit XXV annexed hereto (each a "Reconciliation Report"), for the immediately preceding calendar month with respect to the following: (A) equipment purchases during such month, (B) acquisitions during such month, (C) proceeds from dispositions of assets during such month, (D) Consolidated Capital Expenditures (broken out by amounts made in cash and amounts accrued) made during such month, and (E) Net Capital Expenditures during such month;

          (xxii) Senior Notes Payment Notice: on or before the tenth day preceding the due date of any amount payable by the Company or Anthony Crane Capital Corporation under the Senior Notes, the Company shall notify the Administrative Agent in writing as to whether or not the Company or Anthony Crane Capital Corporation intends to make any such payment and deliver a certificate, in reasonable detail and certified by the principal financial officer or principal accounting officer of Company or Holdings, that certifies that, immediately prior and subsequent to such payment, no Event of Default or Potential Event of Default has occurred or shall occur; and

          (xxiii) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

6.2    Corporate/Partnership Existence, etc.
       ------------------------------------

         Except as permitted under subsection 7.7, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate or partnership existence, as applicable, and all rights and franchises material to its business; provided, however that neither Holdings nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Holdings or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Holdings, such Subsidiary or Lenders.

6.3      Payment of Taxes and Claims; Tax Consolidation.
         ----------------------------------------------

         A. Holdings will, and will cause each of its Subsidiaries to, pay all federal, state and other material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for material sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as
(1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

         B. Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings, General Partner or any of its Subsidiaries).

6.4      Maintenance of Properties; Insurance; Application of Net
         --------------------------------------------------------
         Insurance/Condemnation Proceeds.
         -------------------------------

         A. Maintenance of Properties. Company will, and will cause each of its Subsidiaries to, maintain or cause to be maintained, at a general maintenance standard at least equal to that in existence as of the Closing Date, in good repair, working order and condition, ordinary wear and tear and damage by casualty excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all repairs, renewals and replacements thereof which are useful, customary or appropriate for companies in similar businesses; and Company will, and will cause each of its Subsidiaries to, keep all such material properties, including, without limitation all Rental Equipment in the United States, other than (i) assets located in the United States Virgin Islands and (ii) other assets located in (y) Canada or a Caribbean jurisdiction or (z) other jurisdictions; provided that the total value of such assets contributed or otherwise financed by Company or a Permitted Domestic Subsidiary with respect to a Permitted Foreign Subsidiary or invested by Company in a Permitted Domestic Subsidiaries in such foreign jurisdictions identified in the preceding clause (ii) or located in foreign jurisdictions identified in the preceding clause (ii) shall not exceed 3% of the book value of the consolidated total assets of Company and its Subsidiaries.

         B. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for Persons similarly situated in the industry. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are in accordance with normal industry practice. Each such policy of insurance related to property damage or casualty shall (a) name Collateral Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent for the benefit of Lenders and lenders under the Second Priority Term Loan Credit Agreement as the loss payee thereunder for any covered loss in excess of $1,000,000 and provides for at least 30 days prior written notice to Collateral Agent of any modification or cancellation of such policy.

         C.       Application of Net Insurance/Condemnation Proceeds.
                  --------------------------------------------------

                 (i) Casualty Insurance/Condemnation Proceeds. Within ten Business Days of receipt by Company or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default shall have occurred and be continuing, and so long as the aggregate amount of Net Insurance/Condemnation Proceeds received in any Fiscal Year does not exceed an amount equal to (i) $1,000,000 with respect to any individual insurance claim and (ii) $5,000,000 for the aggregate of all insurance claims in any Fiscal Year, Company may deliver to Administrative Agent an Officers' Certificate setting forth (1) that portion of such Net Insurance/Condemnation Proceeds (the "Proposed Insurance Reinvestment Proceeds") that Company or such Subsidiary intends to use (or enter into a contract to use) within 180 days of such date of receipt to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or to reinvest in assets used in the ordinary course of the business and (2) the proposed use of the Proposed Insurance Reinvestment Proceeds and such other information with respect to such proposed use as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Proposed Insurance Reinvestment Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Proposed Insurance Reinvestment Proceeds were received, or to reinvest in assets used in the ordinary course of business of Company or, to the extent the aggregate amount of Net Insurance/Condemnation Proceeds received in any Fiscal Year exceeds an amount equal to the amounts set forth in clauses (i) and (ii) above, to prepay the Loans as provided in subsection 2.4B(iii)(b), and (b) if an Event of Default shall have occurred and be continuing, Company shall immediately apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B(iii)(b).

               (ii) Net Insurance/Condemnation Proceeds Received by Collateral Agent. (a) Within three Business Days of receipt by Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee, if and to the extent Company or Company would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans pursuant to clause (i) above, Collateral Agent shall, and Company hereby authorizes Collateral Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B(iii)(b), and (b) within three Business Days of receipt by Collateral Agent of any Net Insurance/Condemnation Proceeds as loss payee to the extent the foregoing clause (a) does not apply, Collateral Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, apply such Net Insurance/Condemnation Proceeds to the costs of repairing, restoring, or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or to reinvestment in assets used in the ordinary course of the business.

6.5      Inspection Rights; Audits of Inventory and Accounts Receivable; Lender
         ----------------------------------------------------------------------
         Meeting; Internal Audit; Supplemental Appraisal; Field Examinations.
         -------------------------------------------------------------------

         A. Inspection Rights. Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings or Company may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, that each Lender shall coordinate with Administrative Agent the frequency and timing of such visits and inspections so as to reasonably minimize the burden imposed on Holdings and its Subsidiaries; and provided further, that, so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, there shall be no more than one such visit by Lenders in any calendar month.

         B. Audits of Inventory and Accounts Receivable. Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to (i) conduct one audit of all books, records, Parts and Supplies Inventory and accounts receivable of Loan Parties during each twelve-month period after the Effective Date, each such audit to be in scope and substance reasonably satisfactory to Administrative Agent, (ii) conduct one field examination of all books, records, Parts and Supplies Inventory and accounts receivable of Loan Parties during each three-month period after the Effective Date, each such examination to be in scope and substance reasonably satisfactory to Administrative Agent and (iii) to review the results of the internal audit referred to in subsection 6.5D, all upon reasonable notice and at such reasonable times during normal business hours as may reasonably be requested. The reasonable costs of each such audit and field examination shall be paid for by Company.

         C. Lender Meeting. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company's corporate offices (or at such other location as may be agreed to by Holdings and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

         D. Internal Audit. Once each calendar year, Company will provide to Administrative Agent a copy of Company's internally prepared audit of Eligible Cranes and Lifting Equipment, Eligible Trucks and Trailers and Eligible Excavation Equipment which shall include physical confirmation of the existence and appropriate titling of each item of such equipment with an original purchase price or Orderly Liquidation Value in excess of $500,000.

         E. Supplemental Appraisal. Once each calendar year, Company will deliver to Administrative Agent a Supplemental Appraisal. Notwithstanding the foregoing, during the period from September 30, 2002 to January 1, 2003, the Administrative Agent shall be permitted to perform, or cause the performance of an Actual Appraisal and such Actual Appraisal shall be paid for by the Company. Results of the Actual Appraisal (a) for purposes of all Rental Equipment listed as category 4 equipment on Schedule 1.1(vii), including all tower cranes, crane attachments, conventional trucks and crawler cranes, shall be used to determine the fair market value and respective Orderly Liquidation Values of such Rental Equipment (which results shall be binding on the Company for such calculations), and (b) for purposes of all other Rental Equipment, including all equipment listed as category 1 through 3 on Schedule 1.1(vii), shall be used for informational purposes only. The Orderly Liquidation Values determined pursuant to the Actual Appraisal set forth in subsection (a) of this subsection E will become binding on the Company as of the January 31, 2003 Borrowing Base Certificate to be delivered on or before February 15, 2003. The Actual Appraisal shall be completed, to the reasonable satisfaction of the Administrative Agent, prior to January 1, 2003.

6.6      Compliance with Laws, etc.
         -------------------------

         Holdings shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority (including all Environmental Laws), except where noncompliance would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7      Environmental Review and Investigation, Disclosure, Etc.; Actions
         -----------------------------------------------------------------
         Regarding Hazardous Materials Activities, Environmental Claims and
         ------------------------------------------------------------------
         Violations of Environmental Laws.
         --------------------------------

         A. Environmental Review and Investigation. Holdings and Company agree that Administrative Agent may, (i) at any time a fact, event or condition arises that, in Administrative Agent's reasonable discretion, Administrative Agent determines could give rise to environmental liabilities that would materially adversely affect any material Facility, retain, at Company's expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials at such Facility prepared by or for Company and (ii) in the event (a) Administrative Agent reasonably believes that Company or Holdings has breached any representation, warranty or covenant contained in subsection 5.6

(with respect to Environmental Claims or Environmental Laws), 5.13, 6.6 (with respect to Environmental Laws) or 6.7 in any material respect or that there has been a material violation of Environmental Laws at any Facility or by Holdings or any of its Subsidiaries at any other location conduct its own investigation of such breach or violation or (b) an Event of Default has occurred and is continuing, conduct its own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by Holdings or any of its Subsidiaries, Company and Holdings shall only be obligated to use their reasonable best efforts to obtain permission for Administrative Agent's professional consultant to conduct an investigation of such Facility. For purposes of conducting an investigation pursuant to clause (ii) of the preceding sentence, Company and Holdings hereby grant to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by Holdings or any of its Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith (to the extent, at any Facility leased by Holdings or any of its Subsidiaries, such actions are permitted by the owner of such Facility). Any such investigation of any Facility shall be conducted, unless otherwise agreed to by Holdings and Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility. Holdings, Company and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7A will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders' internal credit decisions, to monitor and police the Loans and to protect Lenders' security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to Company with the understanding that Company and Holdings acknowledge and agree that (x) they will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to Holdings' or Company's use of or reliance on such report, (y) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to Company, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

         B. Environmental Disclosure. Company will deliver to Administrative Agent, with sufficient copies for each Lender (and Administrative Agent will, after receipt thereof, deliver to each Lender):

               (i) Environmental Audits and Reports. As soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to environmental matters at any Facility that could reasonably be expected to have a Material Adverse Effect.

               (ii) Notice of Certain Releases, Remedial Actions, Etc. Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws unless such Release could not reasonably be expected to result in a Material Adverse Effect, (b) any remedial action taken by Company, Holdings or any other Person in response to (1) any Hazardous Materials Activities the existence of which would reasonably be expected to result in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (2) any Environmental Claims of which Holdings or any of its Subsidiaries has notice that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (c) Company's or Holdings' discovery of any occurrence or condition on any real property adjoining or in the vicinity of any material Facility that would reasonably be expected to cause such material Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, unless such restrictions could not reasonably be expected to have a Material Adverse Effect.

               (iii) Written Communications Regarding Environmental Claims, Releases, Etc. As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, would reasonably be expected to give rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency unless such Release could not reasonably be expected to result in a Material Adverse Effect, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity unless such Hazardous Materials Activity could not reasonably be expected to have a Material Adverse Effect.

               (iv) Notice of Certain Proposed Actions Having Environmental Impact. Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (1) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Holdings or any of its Subsidiaries to any material additional obligations or requirements under any Environmental Laws where such obligations or reimbursements would reasonably be expected to have a Material Adverse Effect.

               (v) Other Information. With reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this subsection 6.7.

         C. Holdings' and Company's Actions Regarding Hazardous Materials Activities, Environmental Claims and Violations of Environmental Laws.

               (i) Remedial Actions Relating to Hazardous Materials Activities. Holdings shall promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim that would, in either case, reasonably be expected to have a Material Adverse Effect. In the event Holdings or any of its Subsidiaries undertakes any such action with respect to any Hazardous Materials, Holdings or such Subsidiary shall conduct and complete such action in material compliance with all applicable Environmental Laws and in accordance an all material respects with the policies, orders and directives of all federal, state and local governmental authorities except when, and only to the extent that, Holdings' or such Subsidiary's liability with respect to such Hazardous Materials Activity is being contested in good faith by Holdings or such Subsidiary.

               (ii) Actions with Respect to Environmental Claims and Violations of Environmental Laws. Holdings shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all reasonable actions necessary to (i) cure any violation of applicable Environmental Laws by Holdings or its Subsidiaries where such violation would reasonably be expected to have a Material Adverse Effect and (ii) make an appropriate response to any Environmental Claim against Holdings or any of its Subsidiaries (of which Holdings or any of its Subsidiaries has notice) where such Environmental Claim would reasonably be expected to have a Material Adverse Effect, and discharge any material obligations it may have to any Person thereunder.

6.8      Execution of Subsidiary Guaranty and Personal Property Collateral
         -----------------------------------------------------------------
         Documents by Subsidiaries and Future Subsidiaries.
         -------------------------------------------------

         A. Execution of Subsidiary Guaranty and Personal Property Collateral Documents. In the event that any Person becomes a Subsidiary of Company after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent counterparts of the Subsidiary Guaranty and the Pledge and Security Agreement and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.2) as may be reasonably necessary or, in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected first priority Lien (other than liens under Section 7.2(A)(i), (viii) and (ix)) on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

         B. Subsidiary Charter Documents, Legal Opinions, Etc. Company shall deliver to Administrative Agent, together with such Loan Documents pursuant to clause A above, (i) (y) if such Subsidiary is a corporation (a) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (b) a copy of such Subsidiary's Bylaws, certified by its secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent,
(c) a certificate executed by the corporate secretary or an assistant corporate secretary of such Subsidiary as to (i) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (ii) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and
(ii) (z) if such Subsidiary is a limited partnership, (a) from or with respect to such Subsidiary's General Partner, each of the items required to be delivered under item (a) of clause (y) above with respect to such General Partner, if it is a corporation, (b) certified copies of its Certificate of Limited Partnership, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation or formation, each dated a recent date prior to their delivery to Administrative Agent, and (c) copies of its limited partnership agreement, certified as true, correct and in full force and effect as of the date of its delivery to Administrative Agent, by the corporate secretary or an assistant secretary of its general partner or an officer of its limited partner, and (iii) to the extent requested by Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents,
(c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent and its counsel.

6.9      Conforming Leasehold Interests; Matters Relating to Additional Real
         -------------------------------------------------------------------
         Property Collateral.
         -------------------

         A. Conforming Leasehold Interests. If Holdings or any of its Subsidiaries acquires any Material Leasehold Property, Holdings shall use commercially reasonable efforts to, or shall cause such Subsidiary to use commercially reasonable efforts to, cause such Leasehold Property to be a Conforming Leasehold Interest and Holdings shall deliver evidence of the foregoing to Administrative Agent.

         B. Additional Mortgages, Etc. From and after the Effective Date, in the event that (i) Holdings or any Subsidiary Guarantor acquires any fee interest in real property, or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in any Material Real Property Asset or any Material Leasehold Property, in either case excluding any such Material Real Property Asset or Material Leasehold Property the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lienholder, where Holdings and its Subsidiaries are unable, after exercising commercially reasonable efforts, to obtain such lessor's or senior lienholder's consent (any such non-excluded Material Real Property Asset described in the foregoing clause (i) or (ii) being an "Additional Mortgaged Property"), Holdings or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such

Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, the following:

         (i) Additional Mortgage. A fully executed and notarized Mortgage (an "Additional Mortgage"), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

         (ii) Opinions of Counsel. (a) A favorable opinion of counsel to such Loan Party, in form and substance satisfactory to Administrative Agent and its counsel, as to the due authorization, execution and delivery by such Loan Party of such Additional Mortgage and such other matters as Administrative Agent may reasonably request, and (b) if required by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Additional Mortgaged Property is located with respect to the enforceability of such Additional Mortgage and such other matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral related to such Additional Mortgaged Property) as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

         (iii) Title Insurance. (a) If required by Administrative Agent, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (an "Additional Mortgage Policy") issued by the Title Company with respect to such Additional Mortgaged Property, in an amount reasonably satisfactory to Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in such Loan Party and assuring Administrative Agent that such Additional Mortgage creates a valid and enforceable first priority mortgage Lien on such Additional Mortgaged Property, subject only to standard survey exceptions, which Additional Mortgage Policy (1) shall include an endorsement for mechanics' liens, for future advances (in each case, if available) under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Additional Mortgage in the appropriate real estate records; provided, however, that Administrative Agent shall allow for such reasonable revisions to the applicable Mortgage and shall otherwise take such steps as are reasonable and customary to minimize recording, mortgage recording, stamp, documentary and intangible taxes, at Company's cost;

         (iv) Title Report. If no Additional Mortgage Policy is required with respect to such Additional Mortgaged Property, a title report issued by the Title Company with

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      respect thereto, last updated not more than 30 days prior to the date such
      Additional Mortgage is to be recorded and reasonably satisfactory in form and substance to Administrative Agent;

         (v) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Additional Mortgage Policy or title report delivered pursuant to clause (iv) or (v) above;

         (vi) Matters Relating to Flood Hazard Properties. (a) To the extent reasonably requested by the Administrative Agent, evidence, which may be in the form of a surveyor's note on a survey or a report from a flood hazard search firm, as to (1) whether such Additional Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party's written acknowledgment of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Additional Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Holdings or Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and

         (vii) Environmental Audit. If required by Administrative Agent, reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and prepared by environmental consultants reasonably satisfactory to Administrative Agent, concerning any environmental hazards or liabilities to which Holdings or any of its Subsidiaries may be subject with respect to such Additional Mortgaged Property.

      C. Real Estate Appraisals. To the extent reasonably requested by the Administrative Agent, Holdings shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser reasonably satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Additional Mortgaged Property for the purpose of preparing an appraisal of such Additional Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.10  Interest Rate Protection.
      ------------------------

      At all times after the date which is 90 days after the Effective Date, Company shall maintain in effect one or more Interest Rate Agreements with respect to the Loans, each such Interest Rate Agreement to be for a term and in form and substance reasonably satisfactory to Administrative Agent, which Interest Rate Agreements shall effectively limit the Unadjusted Eurodollar Rate Component (as hereinafter defined) of the interest costs to Company with respect to an aggregate notional principal amount of not less than the aggregate principal amount

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of Term Loans outstanding (i.e., approximately $243,000,000) as of the Effective
Date, to a rate equal to not more than 8.0% per annum. For purposes of this subsection 6.10, the term "Unadjusted Eurodollar Rate Component" means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.

6.11  Post-Closing Deliveries.
      -----------------------

      Company shall cause any actions set forth on Schedule 6.11 annexed hereto to be taken within the time period(s) specified on such Schedule 6.11 and in form and substance reasonably satisfactory to Agents.

6.12  Deposit Accounts and Cash Management Systems.
      --------------------------------------------

      Holdings and Company shall, and shall cause each of its Subsidiaries and each Loan Party to, use and maintain its Deposit Accounts and cash management systems in a manner reasonably satisfactory to Administrative Agent. In addition, Holdings and Company shall, and shall cause each of its Subsidiaries to, deposit into the Fleet Main Account all available amounts in excess of $50,000 in any Branch Account or Regional Disbursement Account within two Business Days, provided, however, that Holdings, Company and its Subsidiaries may maintain available funds in excess of $50,000 in no more than four Branch Accounts and/or Regional Disbursement Accounts for a period not to exceed ten days.

6.13  Sale of Assets.
      --------------

      Subject to the terms of this Agreement, Company shall use commercially reasonable efforts to undertake to sell certain assets during Fiscal Year 2002 including, but not limited to, assets set forth on Schedule 6.13 . Nothing in this subsection 6.13 shall be construed to constitute the Agents' or the Lenders' consent to any transaction which is not expressly permitted under this Agreement.

                                  SECTION 7.
                  HOLDINGS' AND COMPANY'S NEGATIVE COVENANTS

      Holdings and Company covenant and agree that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Holdings and Company shall perform, and shall cause each of their Subsidiaries to perform, all covenants in this Section 7.

7.1   Indebtedness.
      ------------

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

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

               (i) Holdings, Company and its Subsidiaries may become and remain liable with respect to the Obligations;

               (ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection
         7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

               (iii) Company and its Subsidiaries and Transitory Subsidiaries may become and remain liable with respect to (a) Indebtedness in respect of Capital Leases and (b) purchase money Indebtedness; provided that the sum of (I) the outstanding aggregate amount of Indebtedness described in clauses (a) and (b) herein plus (II) the outstanding aggregate amount of Indebtedness described in subsection (ix) below plus (III) the outstanding aggregate amount of Indebtedness described in subsection (xi) below, shall not exceed $15,000,000 at any time;

               (iv) Company may become and remain liable with respect to Indebtedness to any wholly-owned Permitted Domestic Subsidiary, and any wholly-owned Permitted Domestic Subsidiary may become and remain liable with respect to Indebtedness to Company or any other wholly-owned Domestic Subsidiary; provided that (a) all such intercompany Indebtedness shall be evidenced by promissory notes, (b) all such intercompany Indebtedness owed by Company to any such Subsidiary shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement, (c) any payment by any such Subsidiary of Company under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any of such Subsidiary Guarantors for whose benefit such payment is made, and (d) in the case of any Indebtedness incurred by a Permitted Domestic Subsidiary, such Indebtedness is incurred in accordance with the definitions thereof;

               (v) Holdings and its Subsidiaries may become and remain liable with respect to Indebtedness evidenced by the Second Priority Term Loan Credit Documents ;

               (vi) Holdings and its Subsidiaries may become and remain liable with respect to Indebtedness evidenced by, and with respect to guaranties of, the Senior Notes and the Senior Discount Debentures;

               (vii) Holdings may become and remain liable with respect to Shareholder Subordinated Notes issued in lieu of cash payments permitted under subsection 7.5 to repurchase Securities of Holdings held by terminated employees and officers;

               (viii) Holdings and its Subsidiaries may become and remain liable with respect to Permitted Seller Notes issued as consideration in Permitted Acquisitions, provided that the sum of (I) the aggregate outstanding principal amount of Permitted Seller Notes permitted pursuant to this subsection (viii) plus (II) the aggregate amount of liabilities outstanding under subsection (xvii) below, shall not exceed $5,000,000 at any time;

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

          (ix) Holdings, Company or any Permitted Subsidiary acquired pursuant to a Permitted Acquisition may become or remain liable with respect to Indebtedness of a Subsidiary of Company existing at the time of acquisition by Company or a Subsidiary of Company of assets or a Subsidiary pursuant to a Permitted Acquisition; provided that (a) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition, (b) such Indebtedness does not constitute debt for borrowed money (other than debt for borrowed money incurred in connection with industrial revenue or industrial development bond financings), it being understood and agreed that Capital Lease obligations and purchase money Indebtedness shall not constitute debt for borrowed money for purposes of this clause (ix) and (c) the sum of (I) the outstanding aggregate amount of Indebtedness described in clauses (a) and
      (b) of subsection (iii) above plus (II) the outstanding aggregate amount of Indebtedness described in this subsection (ix) plus (III) the outstanding aggregate amount of Indebtedness described in subsection (xi) below, shall not exceed $15,000,000 at any time;

          (x) Company and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness described in Schedule 7.1 annexed hereto;

          (xi) Company and its Subsidiaries may become and remain liable with respect to Indebtedness incurred by the Company or any of its Subsidiary Guarantors arising from agreements providing for customary indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, in connection with acquisitions or dispositions of any business, assets or Subsidiary of the Company or any of its Subsidiaries, provided that the sum of (I) the outstanding aggregate amount of Indebtedness described in clauses (a) and (b) of subsection (iii) above plus (II) the outstanding aggregate amount of Indebtedness described in subsection (ix) above plus (III) the outstanding aggregate amount of Indebtedness described in this subsection (xi), shall not exceed $15,000,000 at any time;

          (xii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness which may be deemed to exist pursuant to any performance of tenders, surety bonds, statutory obligations, appeal bonds or similar obligations obtained in the ordinary course of business to the extent such performance of tenders, surety bonds, statutory obligations, appeal bonds or similar obligations are covered by Permitted Encumbrances;

          (xiii) Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, provided that the sum of (I) the aggregate amount outstanding under this subsection
      (xiii) plus (II) the aggregate amount outstanding under subsection (xvi) below, shall not exceed $5,000,000;

          (xiv) Holdings may become and remain liable with respect to Indebtedness of Holdings in respect of any Restricted Junior Payment made to it and permitted hereunder to the extent such Restricted Junior Payment was made as a loan or is recharacterized as a loan instead of a distribution;

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

          (xv) Holdings and its Subsidiaries may become and remain liable with respect to Indebtedness evidenced by the Third Priority Term Loan Documents;

          (xvi) Company and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness, provided that the sum of (I) the aggregate amount outstanding under subsection (xiii) above plus (II) the aggregate amount outstanding under this subsection (xvi), shall not exceed $5,000,000; and

          (xvii) Company and its Subsidiaries may become or remain liable under Permitted Earn-Out Agreements, provided that the sum of (I) the aggregate outstanding principal amount of Permitted Seller Notes permitted pursuant to subsection (viii) above plus (II) the aggregate amount of liabilities outstanding under this subsection (xvii), shall not exceed $5,000,000 at any time.

7.2   Liens and Related Matters.
      -------------------------

      A. Prohibition on Liens. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

          (i)      Permitted Encumbrances;

          (ii) Liens created hereunder and pursuant to the Collateral Documents in favor of the Collateral Agent for the benefit of the Lenders and/or the lenders under the Second Priority Term Loan Credit Agreement securing Loan Parties' obligations under this Agreement, the Second Priority Term Loan Credit Agreement and/or under Hedge Agreements with any such Lenders and/or lenders or their respective affiliates;

          (iii) Liens created under the Third Priority Term Loan Documents securing the obligations thereunder;

          (iv) Deposits held by landlords pursuant to lease contracts in the ordinary course of business provided that the aggregate amount of such deposits related to real estate leases shall not exceed $500,000 in the aggregate at any time;

          (v) Liens consisting of rights of set-off and off-set of a customary nature or bankers' liens on amounts of deposit, whether arising by contract or operation of law, incurred in the ordinary course of business, other than such rights of set-off and off-set with respect to the Obligations;

          (vi) Liens solely on any cash earnest money deposits made by Holdings, Company or any of its Subsidiaries or Transitory Subsidiaries in connection with any

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

      letter of intent or purchase agreement entered into by it in connection with a Permitted Acquisition;

          (vii) Liens on goods or assets in favor of the seller or shipper of such goods or assets (a) existing in favor of the seller or shipper of such goods or assets while in transit, (b) existing in favor of the seller of such goods during periods when such goods or assets are being tested, provided that such Liens do not secure Indebtedness to such seller with respect to such goods or assets, or (c) securing accounts payable with respect to such goods or assets, provided that such accounts payable are current in the ordinary course of business and in no event longer than one hundred twenty (120) days from the date such account payable arises;

          (viii)   Liens securing Indebtedness permitted under subsection 7.1
      (iii) incurred (a) to finance the acquisition, construction or improvement of any real property or tangible personal property acquired by Company or any of its Subsidiaries in the ordinary course of business; provided that
      (1) such Liens shall be created within 180 days after the acquisition, construction or improvement of such assets, and (2) the principal amount of Indebtedness secured by any such Liens shall at no time exceed 100%, and the proceeds of such Indebtedness shall be used to provide not less than 75%, of the original purchase price of such asset or the amount expended to construct or improve such asset, as the case may be; or (b) to renew, extend or refinance any Indebtedness described in clause (a); provided that the amount of any such Indebtedness does not exceed the amount of Indebtedness so renewed, extended or refinanced which is unpaid and outstanding immediately prior to such renewal, extension or refinancing; and provided, further, that in the case of clause (a) or (b),
      (1) such Liens attach solely to the assets financed with such Indebtedness, together with asset sale proceeds from the sale of such assets and any casualty insurance proceeds received with respect to the destruction of or damage to such assets, (2) no recourse may be had under the Indebtedness secured by such Lien against any Person other than the borrower of such Indebtedness for the payment of principal, interest, fees, costs or premium on such Indebtedness or for any claim based thereon, and (3) the financial covenants under any Indebtedness secured by such Liens are, in each case, no more restrictive than those set forth in this Agreement;

          (ix) Liens securing Indebtedness permitted pursuant to subsection 7.1(ix) to the extent such Liens were in existence prior to a Permitted Acquisition; and

          (x) Other Liens securing Indebtedness in an aggregate amount not to exceed $2,000,000 at any time outstanding.

      Notwithstanding anything contained herein to the contrary, the aggregate amount of Indebtedness and other liabilities secured by Liens permitted under clauses (v), (vi) and (x) above shall not exceed $4,000,000 outstanding at any time.

      B. Equitable Lien in Favor of Lenders. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and

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ratably with any and all other Indebtedness secured thereby as long as any such
Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

      C. No Further Negative Pledges. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an asset sale, neither Holdings nor any of its Subsidiaries shall enter into any agreement (other than the Senior Note Indenture, the Senior Discount Debentures, the Second Priority Term Loan Credit Documents, the Loan Documents or any other agreement evidencing acquired Indebtedness or any agreement, note or indenture relating to any Indebtedness under any debt basket, or any other agreement prohibiting only the creation of Liens securing Subordinated Indebtedness) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

      D. No Restrictions on Subsidiary Distributions to Holdings or Other Subsidiaries. Except as provided herein, Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Holdings or any other Subsidiary of Holdings, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (iii) make loans or advances to Holdings or any other Subsidiary of Holdings, or (iv) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) this Agreement and the other Loan Documents, (c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Company or any of its Subsidiaries, (d) customary provisions restricting assignment of any licensing or other agreements entered into by Company or any of its Subsidiaries in the ordinary course of business,
(e) the Senior Note Indenture, the Senior Discount Debentures, and the Second Priority Term Loan Credit Documents or any agreement evidencing acquired Indebtedness or any agreement, note or indenture relating to any Indebtedness under any debt basket, and (f) customary provisions restricting the transfer of assets subject to Liens permitted under subsections 7.2A.

7.3   Investments; Joint Ventures.
      ---------------------------

      Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

          (i) Holdings and its Subsidiaries may make and own Investments in Cash Equivalents;

          (ii) Holdings may continue to own the Investments owned by it as of the Effective Date in Company, and Company and its Subsidiaries may continue to own the Investments owned by them as of the Effective Date in any Subsidiaries of Company and Holdings, Company and its Subsidiaries may make Investments in Subsidiary Guarantors;

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

          (iii) Holdings and its Subsidiaries may own Investments in their respective Subsidiaries to the extent that such Investments reflect an increase in the value of such Subsidiaries;

          (iv) Company and its Subsidiaries may make intercompany loans to the extent permitted under subsections 7.1(iv) and (xiv);

          (v) Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

          (vi) Company and its Subsidiaries may make loans and advances to employees, officers, executives or consultants to Company and its Subsidiaries in the ordinary course of business of Company and its Subsidiaries as presently conducted for the purpose of purchasing Securities of Holdings so long as no cash is paid by Holdings or any of its Subsidiaries in connection the acquisition of such Securities;

          (vii) Company and its Subsidiaries may own Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

          (viii) Holdings may make equity contributions to the capital of Company and the Subsidiary Guarantors;

          (ix) Holdings, Company and the Subsidiary Guarantors may make and own Investments in Subsidiary Guarantors pursuant to Permitted Acquisitions under subsection 7.7(viii);

          (x) Company and its Subsidiaries may make and own Investments in Subsidiary Guarantors consisting of intercompany Indebtedness of such Subsidiary Guarantors converted to equity Investments, provided that the underlying intercompany Indebtedness was permitted pursuant to Section 7.1 at the time of such conversion;

          (xi) Company and the Subsidiary Guarantors may make and own Investments consisting of notes received in connection with any Asset Sale permitted hereunder, provided that the aggregate outstanding principal amount of such notes does not exceed $1,000,000 at any time and such notes are secured by a first priority perfected lien on such assets sold;

          (xii) Holdings, Company and the Subsidiary Guarantors may make and own Investments permitted under Section 7.7;

          (xiii) Company and its Subsidiaries may make deposits to landlords in the ordinary course of business pursuant to an operating lease to secure the performance by the Company and its Subsidiaries under such lease so long as the Company and its Subsidiaries are in compliance with subsection (iv) of Section 7.2;

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

          (xiv) Company and its Subsidiaries may acquire and hold dated receivables owing to it, if created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Company and its Subsidiaries; and

          (xv) Holdings and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed $1,000,000 during each Fiscal Year.

7.4   Contingent Obligations.
      ----------------------

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

          (i) Subsidiaries of Holdings may become and remain liable with respect to Contingent Obligations in respect of the Subsidiary Guaranty, and Holdings may become and remain liable with respect to Contingent Obligations in respect of the Holdings Guaranty;

          (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

          (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection
      6.10 or otherwise incurred in the ordinary course of business;

          (iv) Holdings, Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of (a) customary indemnification and purchase price adjustment obligations incurred in connection with Permitted Acquisitions and Permitted Asset Sales, (b) endorsements of instruments for deposit or collection in the ordinary course of business and (c) standard contractual indemnification entered into in the ordinary course of business;

          (v) Company may remain liable with respect to existing Contingent Obligations described on Schedule 7.4 attached hereto;

          (vi) Holdings and the Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations arising under their guaranties of and indemnification obligations related to the Senior Notes, the Second Priority Term Loans and the Third Priority Term Loans as are required under the Senior Note Indenture, the Second Priority Term Loan Credit Documents and the Third Priority Term Loan Documents, respectively;

          (vii) Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of guarantees of obligations of any Subsidiary of Company under any worker's compensation self-insurance program of such Subsidiary administered in accordance with applicable law relating to worker's compensation;

          (viii) Holdings, Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations consisting of guarantees of Indebtedness, leases

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

      and other contractual obligations permitted to be incurred by Company or any of the Subsidiary Guarantors hereunder; and

          (ix) Holdings, Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations not otherwise permitted under this Section 7.4; provided that the maximum aggregate liability, contingent or otherwise, of Holdings, Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $4,000,000.

7.5   Restricted Junior Payments.
      --------------------------

      Holdings and Company shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that (i) any Subsidiary of Company may pay dividends to Company or a Subsidiary Guarantor;
(ii) Company may make regularly scheduled payments of principal and interest in respect of the Senior Notes in accordance with the terms thereof; (iii) Company may make Restricted Junior Payments to Holdings to the extent required for Holdings to make, and Holdings may make, regularly scheduled payments of interest in respect of the Shareholder Subordinated Notes in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, such Shareholder Subordinated Notes, as applicable;
(iv) Holdings may pay regularly scheduled distributions on the Preferred Units, Series B Preferred Units and Qualified Preferred Units pursuant to the terms thereof solely through the issuance of additional shares of such units, or by an increase in the liquidation preference thereof; (v) Company may exchange the Senior Notes as contemplated by the Senior Note Indenture, and Holdings may exchange the Senior Discount Debentures in accordance with the Senior Discount Indenture; (vi) Company may make Restricted Junior Payments to Holdings and the General Partner, and Holdings may make Restricted Junior Payments, (a) to the extent necessary to permit Holdings to pay (I) reasonable accounting, legal, SEC related, and similar fees and expenses and fees and expenses to directors or members of board of managers of Holdings or the General Partner provided that the aggregate amount thereof does not exceed $1,500,000 during any Fiscal Year and (II) customary indemnification payments to directors or members of board of managers of Holdings or the General Partner, and (b) to the partners of Holdings and the General Partner for Permitted Tax Distributions; (vii) so long as no Event of Default shall have occurred and be continuing, Company may make Restricted Junior Payments to Holdings and the General Partner, and Holdings and the General Partner may make Restricted Junior Payments, to permit the payment of the Bain Management Fees under the Bain Advisory Services Agreement to the extent permitted under Section 7.15; (viii) Company may make Restricted Junior Payments to Holdings and the General Partner to the extent required for Holdings and General Partner to make, and Holdings may make, Restricted Junior Payments in an aggregate amount not to exceed $3,000,000 in any Fiscal Year to the extent necessary to make repurchases of Securities (and options or warrants to purchase such Securities) of Holdings from employees upon termination (including by reason of death, disability or retirement) of such employees, provided that, such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount expended for such previous Fiscal Year; provided further that, such amount shall be reduced by the aggregate amount of all principal and interest payments made on any Shareholder Subordinated Notes permitted under subsection

7.1(vii) in such Fiscal Year; provided further that, such amount for any Fiscal Year shall be increased by an amount equal to the proceeds of a substantially concurrent sale for cash of Securities of Holdings or the Company; (ix) Holdings or the Company may make Restricted Junior Payments in connection with repurchases of equity Securities deemed to occur upon the exercise of stock options but only to the extent that such Securities represent the exercise price thereof; (x) in the event that any letter of intent or purchase agreement entered into in connection with a Permitted Acquisition is terminated and the Company or any Subsidiary is entitled to a reimbursement of any cash earnest money deposit made by it in connection therewith, the Company may make a Restricted Junior Payment to Holdings and the General Partner, and Holdings may make a Restricted Junior Payment, in an amount not to exceed the amount of such reimbursement payment so long as no Potential Event of Default or Event of Default then exists and only to the extent that such cash earnest money deposits required to be made by the Company or such Subsidiary was funded solely with new cash equity contributions to Holdings; (xi) Holdings may issue Common Units to the holders of Preferred Units or Series B Preferred Units upon conversion thereof; and (xii) Holdings may acquire its equity Securities solely in exchange for other equity Securities permitted to be issued hereunder provided that such issuance is not detrimental to the interests of the Lenders.

7.6   Financial Covenants.
      -------------------

      A. Minimum Interest Coverage Ratio. Holdings and Company shall not permit the ratio of (i) Consolidated Adjusted EBITDA to (ii) Consolidated Interest Expense (excluding therefrom, for purposes of this subsection 7.6A only, interest accrued or paid on the Third Priority Term Loan Note, the accrued amount of the Success Fee, including any interest thereon, the amount of any write-off or amortization of deferred financing costs, interest on deferred compensation or payments made to obtain Interest Rate Agreements which would otherwise be included in Consolidated Interest Expense) for any four-Fiscal Quarter period ending on the last day of each Fiscal Quarter during the term of this Agreement to be less than 1.5 to 1.0.

      B. Maximum Leverage Ratio. Holdings and Company shall not permit the Leverage Ratio as of the last day of each Fiscal Quarter during the term of this Agreement to exceed the ratio set forth below opposite such Fiscal Quarter:

      -------------------------------------------------------------------------
      Fiscal Quarter Ending                      Maximum Leverage Ratio
      ---------------------                      ----------------------

      -------------------------------------------------------------------------
      March 31, 2002                             6.2 to 1.0

      -------------------------------------------------------------------------
      June 30, 2002                              6.9 to 1.0

      -------------------------------------------------------------------------
      September 30, 2002                         7.3 to 1.0

      -------------------------------------------------------------------------
      December 31, 2002                          6.9 to 1.0

      -------------------------------------------------------------------------
      March 31, 2003                             6.5 to 1.0

      -------------------------------------------------------------------------
      June 30, 2003 and each Fiscal              5.1 to 1.0
      Quarter thereafter

      -------------------------------------------------------------------------

      C. Maximum Revolver Leverage Ratio. Holdings and Company shall not permit the Revolver Leverage Ratio as of the last day of each Fiscal Quarter during the term of this Agreement to exceed the ratio set forth below opposite such Fiscal Quarter:

      -------------------------------------------------------------------------
      Fiscal Quarter Ending                      Revolver Leverage Ratio
      ---------------------                      -----------------------

      -------------------------------------------------------------------------
      March 31, 2002                             5.7 to 1.0

      -------------------------------------------------------------------------
      June 30, 2002                              6.3 to 1.0

      -------------------------------------------------------------------------
      September 30, 2002                         6.7 to 1.0

      -------------------------------------------------------------------------
      December 31, 2002                          6.3 to 1.0

      -------------------------------------------------------------------------
      March 31, 2003                             5.9 to 1.0

      -------------------------------------------------------------------------
      June 30, 2003 and each Fiscal              4.5 to 1.0
      Quarter thereafter

      -------------------------------------------------------------------------

      D. Minimum Revolver Availability. Until the Revolving Loan Commitments are terminated and the aggregate Revolving Loan Exposure of each Lender is reduced to zero, the Company shall have Minimum Revolver Availability at all times during each of the following periods of at least the amount set forth opposite such month:

      -------------------------------------------------------------------------
      Period                             Minimum Revolver Availability Amount
      ------                             ------------------------------------

      -------------------------------------------------------------------------
      October 1, 2002 to and             $ 2,500,000
      including October 31, 2002

      -------------------------------------------------------------------------
      November 1, 2002 to and            $ 5,000,000
      including November 30, 2002

      -------------------------------------------------------------------------
      December 1, 2002 to and            $12,500,000
      including December 31, 2002

      -------------------------------------------------------------------------
      January 1, 2003 to and             $18,500,000
      including January 30, 2003

      -------------------------------------------------------------------------
      October 1, 2003 to and             $ 2,500,000
      including October 31, 2003

      -------------------------------------------------------------------------
      November 1, 2003 to and            $ 5,000,000
      including November 30, 2003

      -------------------------------------------------------------------------

      -------------------------------------------------------------------------
      December 1, 2003 to and            $12,500,000
      including December 31, 2003

      -------------------------------------------------------------------------
      January 1, 2004 to and             $18,500,000
      including January 30, 2004

      -------------------------------------------------------------------------


Notwithstanding the foregoing, upon delivery by Company of the Financial Plan for Fiscal Year 2003 pursuant to Section 6.1(xv), Company, the Administrative Agent and the Syndication Agent agree to negotiate in good faith for a period of 15 days following receipt of such Financial Plan to determine whether a mutually acceptable adjustment should be made to the Minimum Revolver Availability Amounts set forth for the monthly periods from October 1, 2003 to and including January 30, 2004. If agreement is reached in writing by Company, the Administrative Agent and the Syndication Agent with respect thereto on or prior to the fifteenth day following the receipt of such Financial Plan, the Minimum Revolver Availability Amounts for such periods shall be deemed to be the amounts set forth in such written agreement

      E. Maximum Capital Expenditures. Holdings and its Subsidiaries shall not make or incur (a) Consolidated Capital Expenditures during any Fiscal Year if the aggregate amount of Consolidated Capital Expenditures for Holdings and its Subsidiaries would exceed Thirty Million Dollars ($30,000,000) for Fiscal Year 2002, Forty Million Dollars ($40,000,000) for Fiscal Year 2003 and Fifty Million Dollars ($50,000,000) for Fiscal Year 2004, and (b) Net Capital Expenditures during any Fiscal Year if the aggregate amount of Net Capital Expenditures for Holdings and its Subsidiaries would exceed Ten Million Dollars ($10,000,000) for Fiscal Year 2002, Twenty Million Dollars ($20,000,000) for Fiscal Year 2003 and Thirty Million Dollars for Fiscal Year 2004; provided that Holdings and its Subsidiaries may carry forward from one Fiscal Year to the immediately following Fiscal Year (i) the unused dollar amount of the Consolidated Capital Expenditures limitation (which shall be the amount by which the dollar amount of Consolidated Capital Expenditures specified in clause (a) above for such Fiscal Year exceeds the Consolidated Capital Expenditures made or incurred during such Fiscal Year) for such Fiscal Year (the "Gross Carry Forward Amount") and (ii) any Net Capital Expenditures Proceeds received during such Fiscal Year and not used for the purpose of complying with the Net Capital Expenditure limitation for such Fiscal Year set forth in clause (b) above (the "Net Carry Forward Amount") if the following conditions have been satisfied: (1) the EBITDA Criteria has been met for such Fiscal Year, (2) the amount of the Gross Carry Forward Amount being carried forward to the immediately following Fiscal Year plus the Net Carry Forward Amount being carried forward to the immediately following Fiscal Year does not exceed Ten Million Dollars ($10,000,000), (3) (A) the amount of the Consolidated Capital Expenditures made or incurred in such Fiscal Year plus the Consolidated Capital Expenditures made or incurred in the immediately preceding Fiscal Year does not exceed (B) $70,000,000 with respect to Fiscal Year 2003 and $90,000,000 with respect to Fiscal Year 2004, and (4)
(A) the amount of the Net Capital Expenditures made or incurred in such Fiscal Year plus the Net Capital Expenditures made or incurred in the immediately preceding Fiscal Year does not exceed (B) $30,000,000 with respect to Fiscal Year 2003 and $50,000,000 with respect to Fiscal Year 2004.

      F. Certain Calculations. With respect to any period during which a Permitted Acquisition shall have occurred, for purposes of determining compliance with the financial covenants set forth in this subsection 7.6 and in
Section 2.4(B), Consolidated Adjusted EBITDA and Consolidated Interest Expense may be calculated with respect to such periods and such New Business on a pro forma basis (including (i) pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission as of January 1, 1997, and (ii) cost savings resulting from head count reduction, closure of facilities and similar restructuring charges whether (x) resulting from decisions made by Company or (y) implemented by the management of the New Business within the six-month period immediately preceding the closing of such Permitted Acquisition (provided that the cost savings described in clause (y) were supportable and quantifiable by the underlying accounting records of such business), which pro forma adjustments shall be certified by the principal financial officer or principal accounting officer of Company) using the historical financial statements of the New Business so acquired and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated (i) as if such Permitted Acquisition, and any acquisitions which have been consummated during such period, and any Indebtedness or other liabilities incurred or repaid in connection with any such acquisition had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the of the interest rates applicable to outstanding Loans as of the date of calculation of such pro forma adjustments), and (ii) otherwise in conformity with certain procedures to be agreed upon between Administrative Agent and Company, all such calculations to be in form and substance reasonably satisfactory to Administrative Agent. Notwithstanding the foregoing, no such pro forma adjustments or calculations shall be permitted unless (i) Company has delivered such proposed pro forma adjustments and calculations to the Administrative Agent, together with such other information as the Administrative Agent may reasonably request, within three days following the consummation of such Permitted Acquisition and (ii) the Administrative Agent shall have consented to such pro forma adjustments and calculations.

7.7   Restriction on Fundamental Changes; Permitted Asset Sales and
      -------------------------------------------------------------
Acquisitions.
------------

      Holdings shall not, and shall not permit any of its Subsidiaries, without the express written consent of the Requisite Lenders, (a) to enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself, or to suffer any liquidation or dissolution, (b) to convey, sell, transfer or otherwise dispose of, in one transaction or a series of transactions all or any part of its property or assets, whether now owned or hereafter acquired, or (c) to acquire by purchase or otherwise any assets or become a party to any merger, sale, acquisition or other business combination thereof, except:

          (i) Company and its Subsidiaries may make Consolidated Capital Expenditures in the ordinary course of business but only to the extent that such is in compliance with Section 7.6E of this Agreement;

          (ii) Company and its Subsidiaries may dispose of obsolete, uneconomical, negligible, worn out or surplus property (including Intellectual Property) in the ordinary course of business provided that the aggregate fair market value of all such property does not exceed $2,000,000 during any Fiscal Year (it being understood that any individual disposal in the ordinary course of business of personal property not included in the Borrowing Base Amount having a fair market value of less than $50,000 will not be measured against the $2,000,000 basket);

          (iii) Company and its Subsidiaries may, in the ordinary course of business, license as licensee or licensor patents, trademarks, copyrights and know-how to or from third Persons, so long as any such license by Company or any of its Subsidiaries in its capacity as licensor is permitted to be assigned pursuant to the Collateral Documents (to the extent that a security interest in such patents, trademarks, copyrights and know-how is granted thereunder) and does not otherwise prohibit the granting of a Lien by Company or any of its Subsidiaries pursuant to the Collateral Documents in the Intellectual Property covered by such license;

          (iv) Holdings, Company and its Subsidiaries may sell Cash Equivalents for cash;

          (v) Holdings and its Subsidiaries may convert (whether by merger, acquisition or otherwise, including the establishment of new corporations to do so) from limited partnerships to "C" corporations or limited liability companies so long as the security interests granted to the Collateral Agent for the benefit of the Lenders pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such conversion) and Holdings and Company comply with the provisions of subsection 10.22;

          (vi) Holdings, Company and its Subsidiaries may make Investments permitted pursuant to subsection 7.3;

          (vii)    Permitted Asset Sales;

          (viii)   Permitted Acquisitions;

          (ix) Company and any of its Subsidiaries may sell non-core assets acquired by it in connection with a Permitted Acquisition, provided that
      (A) such sale is consummated within six months following the date such Permitted Acquisition was consummated and (B) the proceeds of such non-core asset sale are applied to prepay the Loans in accordance with subsection 2.4(B)(iii)(a);

          (x) Holdings may issue Common Units, Preferred Units, Series B Preferred Units and Qualified Preferred Units (i) to employees of Holdings or any of its Subsidiaries with respect to hiring and retaining such employees or (ii) to third parties in connection with a Permitted Acquisition;

          (xi) Company or its Subsidiaries may sell the parcels of real property pursuant to transactions described on Schedule 7.7;

          (xii) Company and its Subsidiaries may discount without recourse accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

          (xiii) Company and its Subsidiaries may lease (pursuant to operating leases in the ordinary course of business) or license personal property in the ordinary course of business;

          (xiv) any Subsidiary Guarantor may be merged with or into Company or any other Subsidiary Guarantor, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of related transactions to Company or any other Subsidiary Guarantor, provided that in the case of a merger involving Company, Company shall be the continuing or surviving corporation; and

          (xv) Company and its Subsidiaries may issue its equity interests to a Subsidiary Guarantor provided that the Collateral Agent has a first priority Lien in such equity interests.

7.8   Fiscal Year
      -----------

      Holdings and Company shall not change their Fiscal Year-end from December 31.

7.9   Sales and Lease-Backs.
      ---------------------

      Except with respect to the sale leaseback transactions set forth on
Schedule 7.9 and for Permitted Sale Leaseback Transactions, Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Holdings or any of its Subsidiaries) or
(ii) which Company or any of its Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Company or any of its Subsidiaries to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that a transaction whereby the Company or one of its Subsidiaries acquires or is deemed to acquire property and then determines to pay the purchase price for such property by entering into an Operating Lease or a Capital Lease and the lessor under such lease requires that the Company or such Subsidiary execute or join in the execution of a bill of sale or similar document with respect to such property as part of such transaction, and such transaction is completed within 90 days after the acquisition of such property by the Company or such Subsidiary, such transaction shall not be deemed a sale leaseback transaction under this Section 7.9.

7.10  Sale or Discount of Receivables.
      -------------------------------

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable; provided, however, that Company and its Subsidiaries may, in the exercise of their reasonable business judgment in connection with efforts to collect amounts owed thereunder, discount or sell (to the extent permitted under subsection 7.7) for less than the face value thereof any accounts receivable.

7.11  Transactions with Shareholders and Affiliates.
      ---------------------------------------------

      Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Holdings and any of its Subsidiaries or between any of its Subsidiaries, (ii) any payment from Company to Holdings and the General Partner expressly permitted under subsection 7.5 and any payment by Holdings permitted under subsection 7.5, (iii) the payments permitted under Section 7.15, (iv) any employment agreement entered into by Holdings or any of its Subsidiaries in the ordinary course of business, (v) any issuance of Common Units or Preferred Units or Series B Preferred Units or Qualified Preferred Units in connection with employment arrangements, stock options and stock ownership plans of Holdings or any of its Subsidiaries entered into in the ordinary course of business and the performance of obligations thereunder, (vi) performance of obligations under the Recapitalization Agreement, (vii) performance of obligations under the Related Agreements, (viii) customary indemnities paid to the directors of the Boards of Directors or the managers of the Board of Managers, as the case may be, of Holdings and its Subsidiaries; (ix) reasonable and customary fees and expenses paid to members of the Boards of Directors or Board of Managers, as the case may be, of Holdings and its Subsidiaries in an aggregate amount not to exceed $1,000,000 in any calendar year, (x) the transactions under the Third Priority Term Loan Documents and (xi) transactions described in Schedule 7.11 annexed hereto.

7.12  Disposal of Subsidiary Interests.
      --------------------------------

      Except as required under the Collateral Documents and except for any sale of 100% of the capital stock, partnership interests or other equity Securities of any of its Subsidiaries in compliance with the provisions of subsection 7.7, Holdings shall not:

              (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock, partnership interests or other equity Securities of any of its directly owned Subsidiaries, except to qualify directors if required by applicable law or to another Subsidiary of Holdings; or

              (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock, partnership interests or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Company, another Subsidiary of Holdings (subject to the restrictions on such disposition otherwise imposed herein under), or to qualify directors if required by applicable law.

7.13  Conduct of Business.
      -------------------

      From and after the Effective Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by Company and its Subsidiaries on the Effective Date and similar or related or supportive businesses and (b) such other lines of business as may be consented to by Requisite Lenders. From and after the Effective Date, neither Holdings nor General Partner shall engage in any business or have any assets (including Intellectual Property) other than (i) owning partnership interests of Company or equity interests of Anthony Crane Holdings Capital Corporation or any other Subsidiary of Holdings, (ii) the issuance of and activities related to the maintenance and servicing of Shareholder Subordinated Notes (or similar notes in the case of the General Partner), the Permitted Seller Notes, the Senior Discount Debentures, other debt and guaranty obligations permitted to be incurred hereunder and the partnership or equivalent equity interests of Holdings (or the General Partner) as permitted hereunder, (iii) the entering into, and the performance of its obligations under, the Pledge and Security Agreement, the Related Agreements and the Second Priority Term Loan Credit Documents to which it is a party to which it is a party, (iv) the receipt of Cash distributions from Company in accordance with the provisions hereof, (v) activities associated with expenses paid with any dividends paid to Holdings or the General Partner which are permitted under subsection 7.5; (vii) the entering into and performance of its obligations in connection with Permitted Acquisitions and (viii) holding intercompany loans owed to it. From after the Effective Date, Company and Holdings shall not permit Anthony Crane Holdings Capital Corporation and Anthony Crane Capital Corporation to engage in any activities other than entering into and the performance of their obligations under the Pledge and Security Agreement, the Related Agreements, the Second Priority Term Loan Credit Documents, the Third Priority Term Loan Documents and the Subsidiary Guaranty to which it is a party. Notwithstanding the foregoing, Holdings and the General Partner (and the corporations referred to in the immediately preceding sentence) may engage in activities incidental to (a) the maintenance of its existence in compliance with applicable law, (b) legal, tax and accounting matters in connection with any of the foregoing activities and
(c) entering into, and performing its obligations under, this Agreement, the Related Agreements, the Second Priority Term Loan Credit Documents, the Third Priority Term Loan Documents and the Loan Documents to which it is a party. Neither Company nor Holdings shall create or permit to exist any Subsidiary other than Subsidiary Guarantors.

7.14  Amendments of Documents Relating to Subordinated Indebtedness and Senior
      ------------------------------------------------------------------------
      Notes; Amendments of Term Loan Credit Documents.
      -----------------------------------------------

      A. Amendments or Waivers of Certain Agreements. None of Holdings, Company nor any of their respective Subsidiaries will agree to any amendment to, or waive any of its rights under, any Related Agreement (other than in accordance with Section 7.14(B)) after the Effective Date if any such amendment or waiver would, individually or in the aggregate, reasonably be expected to be materially adverse to Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

      B. Amendments of Documents Relating to Subordinated Indebtedness and Senior Notes. Holdings and Company shall not, and shall not permit any of their respective Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness or Senior Notes, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated

Indebtedness or Senior Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness or any guaranty of any Subordinated Indebtedness or Senior Notes), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to Holdings, Company or Lenders.

      C. Amendments of Second Priority Term Loan Credit Documents. Holdings and Company shall not, and shall not permit any of their respective Subsidiaries to, amend or otherwise change the terms of any of the Second Priority Term Loan Credit Documents, or make any payment consistent with an amendment thereof or a change thereto, that would have the effect of (i) changing (to earlier dates) any dates upon which payments of principal or interest are due on the Second Priority Term Loans, (ii) reducing the percentage specified in the definition of "Requisite Lenders" in the Second Priority Term Loan Credit Agreement, or (iii) changing the prepayment provisions of the Second Priority Term Loan Credit Agreement in a manner that disproportionately disadvantages the Lenders relative to the lenders under the Second Priority Term Loan Credit Agreement or confers additional rights on the lenders under the Second Priority Term Loan Credit Agreement which would be adverse to Lenders, without the prior written consent of Requisite Lenders under this Agreement.

      D. Amendments of Third Priority Term Loan Documents. Holdings and Company shall not, and shall not permit any of their respective Subsidiaries to, amend or otherwise change the terms of any of the Third Priority Term Loan Documents (other than to reduce the interest rate, defer the payment of principal and interest, forgive the obligations in whole or in part, convert the obligations thereunder to equity of Holdings, or assign the obligations to a Related Party of Bain), or make any payment consistent with an amendment thereof or a change thereto, without the prior written consent of Requisite Lenders under this Agreement.

7.15  Bain Management Fee.
      -------------------

      Holdings, Company and its Subsidiaries shall not pay any management or related fees to Bain or its Affiliates except that after January 1, 2003, the Bain Management Fees may be paid in accordance with the Bain Advisory Services Agreement so long as no Event of Default has occurred and is continuing, provided, however, that any portion of the Bain Management Fees that is not paid when due shall accrue and may be paid after the Obligations are paid in full in cash.

                                  SECTION 8.
                               EVENTS OF DEFAULT

      If any of the following conditions or events ("Events of Default") shall occur:

8.1   Failure to Make Payments When Due.
      ---------------------------------

      Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment (other than a mandatory prepayment required by subsection 2.4(B)(iii)(g)(II)) or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or the mandatory prepayment required pursuant to subsection 2.4(B)(iii)(g)(II) or any other amount due under this Agreement within three Business Days after the date due; or

8.2   Default in Other Agreements.
      ---------------------------

      (i) Failure of Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $5,000,000 or more or with an aggregate principal amount of $10,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3   Breach of Certain Covenants.
      ---------------------------

      Failure of Holdings or Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; provided, however, that such failure with respect to the covenants contained in subsections 7.1, 7.2, 7.3 and 7.4 shall not constitute an Event of Default for ten days after such failure so long as Company is diligently pursuing the cure of such failure; provided, further, that such failure with respect to the covenant contained in subsection 7.6(D) shall not constitute an Event of Default for three Business Days after such failure; or

8.4   Breach of Warranty.
      ------------------

      Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5   Other Defaults Under Loan Documents.
      -----------------------------------

      Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term

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referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Holdings, Company or such Loan Party becoming aware of such default or (ii) receipt by Holdings, Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6   Involuntary Bankruptcy; Appointment of Receiver, etc.
      ----------------------------------------------------

      (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7   Voluntary Bankruptcy; Appointment of Receiver, etc.
      --------------------------------------------------

      (i) Holdings or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of Holdings or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8   Judgments and Attachments.
      -------------------------

      Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $5,000,000 or (ii) in the aggregate at any time an amount in excess of $10,000,000 (in either case not adequately covered by insurance from a solvent and unaffiliated insurance company) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

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8.9   Dissolution.
      -----------

      Any order, judgment or decree shall be entered against Holdings or any of its Subsidiaries decreeing the dissolution or split up of Holdings or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10  Employee Benefit Plans.
      ----------------------

      There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings or any of its Subsidiaries in excess of $7,500,000 during the term of this Agreement; or

8.11  Change in Control.
      -----------------

      (i) Holdings and its wholly-owned Subsidiaries shall cease to own and control 100% of the limited partnership interests of Company, or General Partner shall cease to own and control 100% of the general partnership interests of Company; (ii) prior to an initial public offering by Holdings (or any successor pursuant to subsection 10.22,) (x) Bain Investors and their Related Parties shall cease, directly or indirectly, to have the right to elect or appoint a majority of the Board of Managers of the General Partner if Holdings is a limited partnership or the Board of Directors of Holdings if Holdings has become a "C" corporation in accordance with the terms hereof, in either case through stock or membership ownership, voting agreement or otherwise or (y) for so long as Holdings is a partnership, the occurrence of any transaction which results in the General Partner no longer being the sole general partner of Holdings; (iii) Bain Investors and their Related Parties shall cease to beneficially own, directly or indirectly, 71% of the economic interests of Holdings or General Partner owned by Bain Investors and their Related Parties on Closing Date; (iv) after an initial public offering of Holdings (or any successor thereto pursuant to subsection 10.22,) any Person (other than Bain Investors and their Related Parties) shall (y) have a greater economic or voting interest in Holdings or General Partner (or any successor thereto pursuant to subsection 10.22) than Bain Investors' and their Related Parties' economic or voting interest in Holdings (or any successor thereto pursuant to subsection 10.22), or (z) own or control more than 30% of the economic or voting interest of Holdings (or any successor thereto pursuant to subsection 10.22); or (v) any "Change of Control" shall occur under the Senior Notes; or

8.12  Invalidity of Guaranties; Failure of Security; Repudiation of Obligations.
      -------------------------------------------------------------------------

      At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations (other than inchoate indemnification obligations with respect to claims, losses or liabilities which have not yet arisen and are not yet due and payable) or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Collateral

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Agent shall not have or shall cease to have a valid and perfected first priority
Lien (other than those Liens permitted in Section 7.2(A)(i), (viii) and (ix)) in any Collateral purported to be covered and required to be perfected thereby having a fair market value, individually or in the aggregate, exceeding $4,000,000, in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

8.13  Material Adverse Effect.
      -----------------------

      A Material Adverse Effect shall occur.

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Holdings and Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i) or the obligations of Lenders to purchase participations in any unpaid Swing Line Loans as provided in subsection 2.1A(iv).

      Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Intercreditor Agreement and shall be applied as therein provided.

      Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause
(ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its

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

consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Holdings or Company, and such provisions, shall not at any time be construed so as to grant Holdings or Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

      No remedy herein conferred upon any Lender or the Administrative Agent is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

                                  SECTION 9.
                                    AGENTS

9.1   Appointment.
      -----------

      A. Appointment of Agents. GSCP is hereby appointed Lead Arranger and Syndication Agent hereunder, and each Lender hereby authorizes the Lead Arranger and the Syndication Agent each to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Fleet is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Lender hereby authorizes and confirms the appointment by Administrative Agent of Fleet as Collateral Agent under the Intercreditor Agreement and the other Loan Documents, and each Lender hereby authorizes Collateral Agent to act as its agent in accordance with the terms of the Intercreditor Agreement and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and Company shall have no rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Lead Arranger and Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the date on which Syndication Agent notifies Company that it has concluded its primary syndication of the Loans and Commitments, all obligations of GSCP, in its capacity as Syndication Agent hereunder, shall terminate. GSCP, in its capacity as Lead Arranger, shall not have any obligations hereunder.

      B. Appointment of Supplemental Collateral Agents. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement

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

of any of the Loan Documents, or in case Collateral Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "Supplemental Collateral Agent" and collectively as "Supplemental Collateral Agents").

      In the event that Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Collateral Agent and/or such Supplemental Collateral Agent, as the context may require.

      Should any instrument in writing from Holdings, Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Holdings or Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Collateral Agent until the appointment of a new Supplemental Collateral Agent.

9.2   Powers and Duties; General Immunity.
      -----------------------------------

      A. Powers; Duties Specified. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

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

      B. No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of Agent to Lenders or by or on behalf of Holdings or Company to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Holdings or Company or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

      C. Exculpatory Provisions. None of Agents nor any of their respective officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent, in the case of any Agent other than the Administrative Agent, shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) or, in the case of the Administrative Agent, in accordance with the Intercreditor Agreement, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be) or in accordance with the Intercreditor Agreement, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents, in the case of any Agent other than the Administrative Agent, in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) or, in the case of the Administrative Agent, in accordance with the Intercreditor Agreement.

      D. Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Holdings, Company or any of their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings and Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3   Representations and Warranties; No Responsibility For Appraisal of
      ------------------------------------------------------------------
      Creditworthiness.
      ----------------

      Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4   Right to Indemnity.
      ------------------

      Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Company or Holdings, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that arise from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso to the immediately preceding sentence.

9.5   Successor Administrative Agent and Swing Line Lender.
      ----------------------------------------------------

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

     A. Successor Administrative Agent. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent with the consent of Company (which consent shall not be unreasonably withheld). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

     B. Successor Swing Line Lender. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of Fleet or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a new Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VIII annexed hereto, in the principal amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

     C. Administrative Agent under Term Loan Credit Agreement. Any resignation or removal of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of Fleet for all purposes hereunder and under the Term Loan Credit Agreement.

9.6  Collateral Documents and Guaranty.
     ---------------------------------

     Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Intercreditor Agreement, and each Lender agrees to be bound by the terms of the Intercreditor Agreement; provided that Administrative Agent shall not enter into or consent to any material amendment, modification, termination or waiver of the Intercreditor Agreement without the prior consent of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6). Each Lender hereby further authorizes Collateral Agent (and under the terms of the Intercreditor Agreement Collateral Agent is authorized), on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of the Lenders under the Guaranties, and each Lender agrees to be bound by the terms of each Collateral Document and each

Guaranty; provided that Collateral Agent shall not enter into or consent to any material amendment, modification, termination or waiver of the Intercreditor Agreement without the prior consent of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6); provided further, however, that, without further written consent or authorization from Lenders, Collateral Agent may execute any documents or instruments necessary to
(a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or as permitted or required under the Intercreditor Agreement or the Collateral Documents or to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person pursuant to a sale or other disposition permitted hereunder or as permitted under the Intercreditor Agreement or to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented; provided, however, that nothing in this subsection shall require consent to release from the Subsidiary Guaranty any Person which, immediately after such sale, shall be a Subsidiary of Holdings which is obligated to and will enter into the Subsidiary Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Subsidiary Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms thereof, and (Y) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Secured Party or Secured Parties in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

9.7  Other Documents.
     ---------------

          Each Lender hereby (i) consents to the terms and conditions of the Second Priority Term Loan Credit Agreement Amendment, the Bain Intercreditor Agreement, the other Third Priority Term Loan Documents, the Reaffirmation Agreements and the Reaffirmation of Intercreditor Agreement and (ii) authorizes and directs the Administrative Agent, on behalf of and for the benefit of Lenders, and the Collateral Agent to enter into the Bain Intercreditor Agreement and the Reaffirmation of Intercreditor Agreement. Each Lender agrees to be bound by the terms of the Bain Intercreditor Agreement and the Reaffirmation of Intercreditor Agreement; provided that Administrative Agent and the Collateral Agent shall not enter into or consent to any material amendment, modification, termination or waiver of the Bain Intercreditor Agreement or the reaffirmation of Intercreditor Agreement without the prior consent of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

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                                  SECTION 10.
                                 MISCELLANEOUS

10.1 Assignments and Participations in Loans and Letters of Credit.
     -------------------------------------------------------------

     A. General. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii); provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation; and provided, further that, anything contained herein to the contrary notwithstanding, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described in clause (i) above to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

     B.   Assignments.

          (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate or Approved Fund of the assigning Lender or another Lender, with the giving of notice to Company and Administrative Agent, or (b) be assigned in an aggregate amount of not less than $2,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender and its Affiliates) to any other Eligible Assignee with the consent of Company and Administrative Agent (which consent of Company and Administrative Agent shall not be unreasonably withheld or delayed); provided that, unless otherwise agreed to in writing by Company and Administrative Agent or unless such assignment is for the assigning Lender's entire interest hereunder and under the other Loan Documents, the assigning Lender shall have, immediately after giving effect to such assignment, not less than an aggregate amount of $2,000,000 in Commitments, Loans and Letter of Credit; and provided further, however, that (x) upon the occurrence and during the continuance of an Event of Default, or (y) in the case of assignments by GSCP or Fleet, assignments may be made without the consent

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

     of Company, upon the giving of notice to Company and Administrative Agent (and compliance with the other conditions set forth in subsection 10.1). To the extent of any such assignment in accordance with either clause (a) or
     (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $500 in the case of assignments pursuant to clause (a) above and assignments by GSCP or Fleet and $2000 in the case of all other assignments and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent and the Company pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lenders in accordance with Subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of
     Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments, as the case may be, of the assignee and/or the assigning Lender.


          (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent has and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required

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

     pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment),
     (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

     C. Participations. The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation (ii) a reduction of the principal amount of or the rate of interest or fees payable on any Loan allocated to such participation, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) or (iii) a release of all or substantially all of the Collateral. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

     D. Assignments to Federal Reserve Banks and Fund Trustees. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, and with the consent of Company and Administrative Agent any Lender which is an investment fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to such trustee; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank or trustee be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

     E. Information. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

     F. Representations of Lenders. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (a) of the definition thereof; (ii) that it has experience and expertise in the making of or investing in loans such as the Loans; and
(iii) that it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control). Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

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

10.2 Expenses.
     --------

     Whether or not the transactions contemplated hereby are consummated, Company agrees to pay promptly (i) all reasonable legal fees, the reasonable fees of Policano and other consultants, and other reasonable out of pocket expenses incurred by the Administrative Agent and the Syndication Agent in connection with the negotiation, documentation, implementation, administration and enforcement of this Agreement, (ii) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments (requested by or for the benefit of Company), waivers or other modifications thereto; (iii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iv) the reasonable fees, expenses and disbursements of counsel to Administrative Agent and Syndication Agent (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents and of the Administrative Agent in connection with any consents, amendments (requested by or for the benefit of Company), waivers or other modifications thereto and any other documents or matters requested by Company; (v) all the reasonable costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Agents and to Administrative Agent and of counsel providing any opinions that Agents, Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (vi) all the reasonable costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent and its counsel) of obtaining and reviewing any appraisals provided for under subsection 6.9C, any environmental audits or reports provided for under subsection 4.2 or 6.9B(ix) and any audits, field examinations, appraisals, valuations or reports provided for under subsection 6.5; (vii) all the reasonable costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the administration of the Loan Documents, and the custody or preservation of any of the Collateral as may separately be agreed to between the Administrative Agent, Collateral Agent and Company; (viii) all other reasonable costs and expenses incurred by any of the Agents in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments (requested by or for the benefit of Company), waivers or other modifications thereto and the transactions contemplated thereby; and (ix) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by any of the Agents and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or in connection with any refinancing or restructuring of the credit arrangements

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

provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3 Indemnity.
     ---------

     In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby are consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, partners, directors, trustees, employees, agents and affiliates of any of Agents and Lenders (collectively called the "Indemnitees"), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of that Indemnitee as determined by a final, non-appealable judgment of a court of competent jurisdiction.

     As used herein, "Indemnified Liabilities" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Related Agreements transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)),
(ii) the statements contained in the commitment letter executed by such Lender and the Company with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries. Notwithstanding the foregoing, no Lender other than an Existing Lender shall have any entitlement for indemnification pursuant to this Section 10.3 with respect to any claim based upon a breach of a representation or warranty under any of subsections 5.2E.(i) through (iii) or 5.17B. of this Agreement.

     To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to

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

pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4 Set-Off; Security Interest in Deposit Accounts.
     ----------------------------------------------

     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by Company at any time or from time to time subject to the consent of Administrative Agent, without notice to Company or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts or payroll accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of Company against and on account of the obligations and liabilities of Company which are then due and payable to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not that Lender shall have made any demand hereunder which are then due and payable. Company hereby further grants to Administrative Agent, Collateral Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

     Company, the Lenders, the Administrative Agent and Collateral Agent hereby acknowledge and agree that the provisions of this subsection 10.4 are subject to the provisions of the Intercreditor Agreement. To the extent that any Lender is required pursuant to the provisions of the Intercreditor Agreement to turn over to the Administrative Agent any payments otherwise subject to the provisions of this subsection 10.4, such payments shall not be subject to the provisions of this subsection 10.4.

10.5 Ratable Sharing.
     ---------------

     Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of

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Aggregate Amounts Due shall be shared by all Lenders in proportion to the
Aggregate Amounts Due to them; provided that, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

     Company, the Lenders and Administrative Agent hereby acknowledge and agree that the provisions of this subsection 10.5 are subject to the provisions of the Intercreditor Agreement. To the extent that any Lender is required pursuant to the provisions of the Intercreditor Agreement to turn over to the Administrative Agent any payments otherwise subject to the provisions of this subsection 10.5, such payments shall not be subject to the provisions of this subsection 10.5.

10.6 Amendments and Waivers.
     ----------------------

     A. No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (with Obligations directly affected in the case of the following clause (i)): (i) extend the scheduled final maturity of any Loan or Note, or waive or reduce or postpone any scheduled repayment (but not prepayment) of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, or reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to subsection 2.2E; it being understood that modification of the financial definitions herein shall not constitute a reduction of the rate of interest for the purposes of this subsection 10.6) or any commitment fees or letter of credit fees payable hereunder, or extend the time for payment of any such interest or fees, or reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit, (ii) amend, modify, terminate or waive any provision of this subsection 10.6, (iii) reduce the percentage specified in the definition of "Requisite Lenders" or "Pro Rata Shares" (it being understood that, with the consent of Requisite Lenders, (except that such consent shall not be required in the case of increased amounts under Subsection 2.1.A.(v) of this Agreement) additional extensions of credit pursuant to this Agreement may be included in the determination of "Requisite Lenders" or "Pro Rata Shares" on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Loan Commitments and the Revolving Loans are included on the Effective
Date), (iv) release or otherwise subordinate all or all or substantially all of the Collateral or Holdings or General Partner from the Holdings Guaranty or all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty except as expressly provided in the Loan Documents, or (v) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement; provided, further that no such amendment, modification, termination or waiver shall (1) increase the Commitments of any Lender over the amount thereof then in effect, or extend the duration thereof, without the consent of such Lender (it being understood that no

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

amendment, modification or waiver of any condition precedent, covenant, Potential Event of Default or Event of Default shall constitute an increase or extension in the Commitment of any Lender, and that no increase in the available portion of any Commitment of any Lender shall constitute an increase in such Commitment of such Lender); (2) amend, modify, terminate or waive any provision of subsection 2.1A(iv) or any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans without the consent of Swing Line Lender; (3) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in subsection 3.1C without the written concurrence of Administrative Agent and of each Issuing Lender which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued it; (4) amend, modify, terminate or waive any provision of Section 9 or 10 as the same applies to any Agent (including the Administrative Agent), or any other provision of this Agreement as the same applies to the rights or obligations of any Agent (including the Administrative Agent), in each case without the consent of such Agent (including the Administrative Agent); (5) reduce the percentage specified in the definition of "Requisite Class Lenders" without the consent of Requisite Class Lenders of each Class; provided, with the consent of the applicable Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of Requisite Class Lenders on substantially the same basis as the Term Loans, the Term Loan Commitments, the Revolving Loans Commitments and the Revolving Loans are included on the Effective Date or (6) alter the required application of repayment or prepayment as between Classes pursuant to Section 2.4B(iv)(b) without the consent of Requisite Class Lenders of each Class being allocated a less repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered.

     B. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7 Independence of Covenants.
     -------------------------

     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Notices.
     -------

     Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been

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

given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Holdings, Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9  Survival of Representations, Warranties and Agreements.
      ------------------------------------------------------

      A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

      B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company and Holdings set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.
      -----------------------------------------------------

      No failure or delay on the part of Administrative Agent or Collateral Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.
      -------------------------------

      None of Administrative Agent, Collateral Agent or any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent, Collateral Agent, or Lenders (or to Administrative Agent or Collateral Agent for the benefit of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.
      ------------

         In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13    Obligations Several; Independent Nature of Lenders' Rights.
         ----------------------------------------------------------

         The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14    Headings.
         --------

         Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15    Applicable Law.
         --------------

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16    Successors and Assigns.
         ----------------------

         This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1). Neither Holdings' nor Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Holdings or Company without the prior written consent of all Lenders.

10.17    Consent to Jurisdiction and Service of Process.
         ----------------------------------------------

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY OR HOLDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY AND HOLDINGS, FOR THEMSELVES AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

               (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

               (II)  WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;

               (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO HOLDINGS AND COMPANY AT THEIR ADDRESSES PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

               (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

               (V) AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

               (VI) AGREE THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW
         SECTION 5-1402 OR OTHERWISE.

10.18    Waiver of Jury Trial.
         --------------------

         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL

APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19    Confidentiality.
         ---------------

         Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with prudent lending or investing practices, it being understood and agreed by Company and Holdings that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in swap agreements (provided that such counterparties and advisors are advised of and agree to be bound by the provisions of this subsection 10.19) or disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries.

10.20    Counterparts; Effectiveness.
         ---------------------------

         This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by Requisite Lenders (under and as defined in the Existing Credit Agreement), Agents, each New Lender, Company and Holdings and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

         It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and the other Loan Documents and that all indebtedness and obligations of Company and its Subsidiaries hereunder and thereunder shall be secured by the Collateral Documents and that this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or be deemed to evidence or constitute repayment of all or any portion of any such obligations or liabilities. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of subsection 10.6 thereof.

10.21    Limitation on Liability of General Partner.
         ------------------------------------------

         Except as set forth in the Holdings Guaranty, the Obligations shall be nonrecourse to General Partner, except to the extent of its partnership interests in Company and Holdings. Any liability of General Partner in respect of the Obligations shall be specifically limited to the interests of General Partner and in its partnership interests in Company and Holdings, and no other assets of General Partner shall be subject to any claims as a result hereof. Except as set forth herein or in the Loan Documents, each Lender acknowledges and agrees that no director, officer, employee, incorporator, stockholder or limited partner of the Company, as such, shall have any liability for any obligations of Company or for any claim based on, in respect of, or by reason of, such obligations or their creation.

10.22    "C" Corporation Conversion.
         --------------------------

         Upon not less than thirty (30) days prior written notice from Company to Lenders, provided no Potential Event of Default or Event of Default shall have then occurred and be continuing, Administrative Agent, Requisite Lenders and the other Loan Parties shall take all actions, including, without limitation, the execution and delivery of necessary amendments, modifications and supplements to this Agreement and the other Loan Documents, as may reasonably be necessary in order to facilitate the conversion of Holdings or Company from a limited liability partnership structure to a corporate structure classified as a "C" corporation under the Internal Revenue Code and to give effect to the intent of this Agreement and the other Loan Documents after consummation of any such conversion. Administrative Agent shall be entitled to reimbursement by Company of its reasonable fees and expenses incurred in connection therewith and at all times on and after any such conversion the first priority Lien in the Collateral shall remain in full force and effect to the same extent as prior to such conversion.

10.23    Effect on Existing Credit Agreement.
         -----------------------------------

         The Company, Holdings, the Lenders, and the Agents agree that as of the Effective Date (a) the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement; provided, however, that all representations and warranties made by Holdings and Company under the Existing Credit Agreement as of the dates on which such representations and warranties were made by Holdings or Company, shall survive such amendment, supersession and restatement and the execution and delivery of this Agreement, (b) the Lenders and the Agents shall not have any obligations under the Existing Credit Agreement, except to the extent that any such obligations may be restated in this Agreement or in the other Loan Documents, and (c) the execution and delivery of this Agreement shall not constitute or effect, or be deemed to constitute or effect, a novation, refinancing, discharge, extinguishment or refunding of any of the "Obligations" (as defined in the Existing Credit Agreement) or that portion of the Obligations which remain outstanding under this Agreement.

         Without limiting the foregoing, upon the Effective Date, (i) no Event of Default under the Existing Credit Agreement shall be deemed to arise solely as a result of the closing of the transactions contemplated by this Agreement, and (ii) the Existing Defaults and Incipient Defaults shall no longer be deemed to exist; provided, that, nothing contained in this Agreement shall, or shall be deemed to, alter, affect, prejudice, waive, relinquish or impair any right or remedy that the Administrative Agent or the Lenders may have under this Agreement on or after the Effective Date, including, without limitation, the right to declare an Event of Default under Section 8 hereof, or any other provision of this Agreement, that is based, in whole or in part, on any fact, circumstance, act, omission, transaction, occurrence or other event which occurred prior to the Effective Date (other than those which constitute Existing Defaults and Incipient Defaults).

10.24    Reaffirmation of Validity and Enforceability of Documents and
         -------------------------------------------------------------
         Obligations.
         -----------

         Holdings and Company reaffirm, acknowledge and agree that (i) each of the Loan Documents to which it or any of its Subsidiaries is a party, including, without limitation, this Agreement, is valid and enforceable by the Lenders and the Agents against Holdings, Company and such Subsidiaries, (ii) each Loan Document to which it or any of its Subsidiaries is a party and this Credit Agreement is in full force and effect as of the Effective Date, (iii) Holdings, Company and its Subsidiaries shall not challenge or dispute the validity of any of the Obligations under the Existing Credit Agreement, the Loan Documents or this Agreement, (iv)as of the Effective Date, Company is justly and lawfully liable to the Lenders in an aggregate principal amount of the Loans of $[525,625,000] (as set forth on Schedule 2.1), plus accrued and unpaid interest thereon, plus fees, costs and expenses incurred in connection with the Obligations as provided herein and in the other Loan Documents, and (v) by reason of the Loan Documents, the Obligations are secured by first-priority, perfected, valid and enforceable Liens in the Collateral, subject only to Permitted Encumbrances and Liens permitted by Sections 7.2(A)(viii) and (ix), in each case, without any offset, counterclaim or defense of any kind.

10.25    Arm's Length Agreement.
         ----------------------

         Each of the parties to this Agreement agrees and acknowledges that this Agreement has been negotiated in good faith, at arm's length, and not by any means prohibited by law.

10.26    No Third-Party Beneficiaries.
         ----------------------------

         This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective successors and assigns, and is not intended to confer upon any other third party any rights or benefits.

10.27    Release.
         -------

         In further consideration of the execution by the Agents and the Requisite Lenders of this Agreement, Holdings and Company, on behalf of itself and each of the other Loan Parties and each of its Subsidiaries, parents, predecessors, directors, officers, employees, and all of the successors and assigns of each of the foregoing (collectively, the "Releasors"), hereby completely, voluntarily, knowingly, and unconditionally releases, acquits, and forever discharges

(a) each of the Agents, (b) each of the Lenders, (iii) each of the Subsidiaries, parents, holding companies, Affiliates, stockholders, directors, officers, employees, agents, accountants, attorneys, and other representatives of each of the foregoing, and (d) all of the successors and assigns of each of the foregoing (collectively, the "Releasees"), from any and all claims, actions, causes of action, demands, suits, debts, covenants, controversies, remedies, liabilities, damages, sums of money, accounts, reckonings, bonds, bills, specialties, variances, trespasses, judgments, extents, executions, rights, obligations, losses, undertakings, costs, expenses, attorneys' fees, setoffs, counterclaims, cross-claims, third-party claims, claims-over, reimbursement claims, indemnity claims, contribution claims, and demands of any and every type whatsoever, including, without limitation, any so-called "lender liability" claims or defenses (collectively, "Claims"), whether arising out of federal, state, provincial or local laws or regulations, statutes, rules or common law, whether in law or in equity, whether known or unknown, matured or unmatured, fixed or contingent, asserted or unasserted, disclosed or undisclosed, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, whether individual, class, derivative, representative, or in any other capacity, which any of the Releasors ever had, now has or hereinafter can, shall or may have against any of the Releasees for, upon or by reason of any matter, cause or thing whatsoever prior to the Effective Date, in any way concerning, relating to, or arising from (i) any of the Releasors, (ii) the Obligations or the Existing Obligations, (iii) the Collateral, (iv) the Existing Credit Agreement or any of the other Loan Documents, (v) the financial condition, business operations, business plans, prospects or creditworthiness of Holdings, Company and its Subsidiaries, and (vi) the negotiation, documentation and execution of this Agreement and any documents relating thereto, provided, however, that nothing in this section 10.27 shall limit or prejudice the right of Company to challenge the reasonableness of any fees and expenses incurred prior to the Effective Date that are submitted to the Company for reimbursement. Each of the Releasors knowingly grants such release notwithstanding that such Releasor may hereafter discover facts in addition to, or different from, those which that party now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and expressly waives any and all rights that any such Releasor may have under any statute, procedural rule, common law principle or equity which would limit the effect of the foregoing release to those Claims actually known or suspected to exist at the time of the Effective Date. The Releasors hereby acknowledge that they have been advised by legal counsel of the meaning and consequences of this release.

10.28    Advice of Counsel.
         -----------------

         EACH OF THE PARTIES TO THIS AGREEMENT SPECIFICALLY WARRANTS AND REPRESENTS THAT IN NEGOTIATING AND ENTERING INTO THIS AGREEMENT, IT HAS BEEN FULLY ADVISED AND REPRESENTED BY LEGAL COUNSEL OF ITS OWN SELECTION AND HAS RELIED WHOLLY UPON ITS INDEPENDENT JUDGMENT AND THE ADVICE OF COUNSEL OF ITS OWN INDEPENDENT SELECTION.

                  [Remainder of Page Intentionally Left Blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

                      COMPANY:

                                 ANTHONY CRANE RENTAL, L.P.

                                 By: ACR Management LLC
                                     as its general partner

                                 By:____________________________________
                                     Name:  Arthur J. Innamorato, Jr.
                                     Title: Ex. Vice President & General Counsel


                      HOLDINGS:

                                 ANTHONY CRANE RENTAL HOLDINGS, L.P.

                                 By: ACR Management LLC
                                     as its general partner

                                 By:________________________________________
                                     Name:  Arthur J. Innamorato, Jr.
                                     Title: Ex. Vice President & General Counsel


                                Notice Address:
                                800 Waterfront Drive
                                Pittsburgh, PA 15222
                                Attention: Vice President, Finance
                                           and General Counsel
                                Telephone:     (412) 320-4900
                                Telecopy:      (412) 320-4912

                                      with a copy to:

                                Bain Capital, LLC
                                111 Huntington Avenue
                                Boston, MA 02199
                                Attention:   Paige Daly
                                Telephone:   (617) 516-2700
                                Facsimile:   (617) 516-2710
                                      and:

                                Kirkland & Ellis
                                200 East Randolph Drive
                                Chicago, IL 60601
                                Attention:  Linda Myers
                                Telephone:  (312) 861-2000
                                Facsimile:  (312) 861-2200

                                         and:

                                Williams Coulson
                                Two Chathan Center
                                Suite 1500
                                Pittsburgh, PA 15219
                                Attention:  Mark C. Coulson
                                Telephone:  (412) 454-0200
                                Facsimile:  (412) 281-6622

                      AGENTS AND LENDERS:

                                FLEET NATIONAL BANK,
                                individually and as Administrative Agent and Collateral Agent

                                By:___________________________
                                    Name:  Anthony D. Healey
                                    Title: Vice President

                                Notice Address:

                                Fleet National Bank
                                100 Federal Street
                                Boston, Massachusetts 02110
                                Attention: Anthony D. Healey
                                Telephone: (617) 434-2272
                                Telecopy:  (617) 434-1508

                                         with a copy to:

                                Fleet National Bank
                                100 Federal Street
                                Boston, Massachusetts 02110
                                Attention: Matthew Frazier
                                Telephone: (617) 434-7863
                                Telecopy:  (617) 434-1508

                              GOLDMAN SACHS CREDIT PARTNERS L.P.,
                              individually and as Lead Arranger and
                              Syndication Agent

                              By:__________________________________
                                   Name:  Elizabeth Fischer
                                   Title: Authorized Signatory

                              Notice Address:

                              c/o Goldman, Sachs & Co.
                              85 Broad Street
                              New York, NY 10004
                              Attention: Deanna Galeno
                              Telephone: (212) 457-8585
                              Facsimile: (212) 357-4597

                              APEX (IDM) CDO 1, LTD.,

                         By: First Union Institutional Debt Management as Collateral Manager


                              By:__________________________________
                                   Name:  Russell D. Morrison
                                   Title: Director

                              Notice Address:

                              Three Wachova Center
                              401 South Tryon Street, 15th Floor
                              Charlotte, NC 28288-0743
                              Attention:   Russell D. Morrison
                              Telephone: (704) 715-2792
                              Facsimile: (704) 383-1507

                              BANK OF AMERICA NATIONAL TRUST
                              & SAVINGS ASSOCIATION

                              By:__________________________________
                                   Name:  William J. Wilson
                                   Title: Vice President

                              Notice Address:

                              335 Madison Avenue
                              New York, New York 10017

                              Attention: William J. Wilson
                              Telephone: (212) 503-7846
                              Facsimile: (212) 503-7340

                              BOEING CAPITAL CORPORATION

                              By:__________________________________
                                   Name:  Steven D. Williamson
                                   Title: Vice President and General Manager

                              Notice Address:

                              Boeing Capital Corporation
                              3780 Kilroy Airport Way, Suite 750
                              Long Beach, CA 90806
                              Attention:Joseph Cunningham
                              Telephone:(562) 997-3400
                              Facsimile:(562) 997-3328

                              CARL MARKS STRATEGIC INVESTMENTS, L.P.

                         By:  Carl Marks Management Company, L.P.,
                              as General Partner

                              By:__________________________________
                                   Name:  Robert C. Ruocco
                                   Title: General Partner

                              Notice Address:

                              Carl Marks Management Company, LP
                              135 East 57th Street
                              New York, NY 10022
                              Attention:James F. Wilson,
                              Telephone:212-909-8451
                              Telecopy: 212-980-2631

                              with a copy to:

                              Carl Marks Management Company, LP
                              135 East 57th Street
                              New York, NY 10022
                              Attention: Lauren Siegel
                              Telephone: (212) 909-8442
                              Telecopy:  (212) 980-2631

                              THE CIT GROUP/BUSINESS CREDIT,
                              INC.

                              By:__________________________________
                                   Name:  Renee M. Singer
                                   Title: Vice President

                              Notice Address:

                              The CIT Group/Business Credit, Inc.
                              1211 Avenue of the Americas, 22nd Floor
                              New York, NY 10036
                              Attention: Evelyn Kusold
                              Telephone: (212) 536-1208
                              Facsimile: (212) 536-1284

                              CITIZENS BUSINESS CREDIT COMPANY
                              A Division of Citizens Leasing Incorporated

                              By:__________________________________
                                   Name:  Christopher G. Daniel
                                   Title: Vice President

                              Notice Address:

                              Citizens Business Credit
                              53 State Street / Exchange Place
                              MBS 970
                              Boston, MA 02109
                              Attention: Christopher G. Daniel
                              Telephone: (617) 994-7135
                              Facsimile: (617) 742-9471

                              CITY NATIONAL BANK

                              By:__________________________________
                                   Name:
                                   Title:

                              Notice Address:

                              Special Assets Department
                              606 South Olive Suite 2000
                              Los Angeles California 90014
                              Attention: G. Ted Cowper Jr., Vice President
                              Telephone: (213) 347-2548
                              Facsimile: (213) 347-2545

                              COAST BUSINESS CREDIT A DIVISION
                              OF SOUTHERN PACIFIC BANK

                              By:__________________________________
                                   Name:   Darrell S. Daniel III
                                   Title:  Vice President

                              Notice Address:

                              12121 Wilshire Boulevard Suite 1400
                              Los Angeles, CA 90025
                              Attention: Darrell S. Daniel III
                              Telephone: (310) 979-7271
                              Facsimile: (310) 979-7290

                              CREDIT SUISSE FIRST BOSTON

                              By:__________________________________
                                   Name:  Paul Corona
                                   Title: Director

                              By:__________________________________
                                   Name:  Bill O'Daly
                                   Title: Director

                              Notice Address:

                              Eleven Madison Avenue
                              New York, NY 10010
                              Attention: Krystina Wu
                              Telephone: (212) 325-5465
                              Facsimile: (212) 325-8129

                                             DIME COMMERCIAL CORP.

                                             By:
                                                 ______________________________
                                                  Name:  Pamela K. Wilson
                                                  Title:   Vice President

                                             Notice Address:

                                             1180 Avenue of the Americas
                                             Suite 510
                                             New York, NY 10036
                                             Attention: Pamela K. Wilson
                                             Telephone: (212) 382-8343
                                             Facsimile: (212) 382-8349

                                  ELC (CAYMAN) LTD.

                            By: First Union Institutional Debt Management as Collateral Manager


                                  By:___________________________________________
                                       Name:  Russell D. Morrison
                                       Title: Director

                                  Notice Address:

                                  Three Wachova Center
                                  401 South Tryon Street, 15th Floor
                                  Charlotte, NC 28288-0743
                                  Attention:
                                  Telephone: (704) 715-2792
                                  Facsimile: (704) 383-1507

                                   ELC (CAYMAN) LTD. 1999-II

                              By: First Union Institutional Debt Management as Collateral Manager


                                   By:_________________________________________
                                       Name:  Russell D. Morrison
                                       Title: Director

                                   Notice Address:

                                   Three Wachova Center
                                   401 South Tryon Street, 15th Floor
                                   Charlotte, NC 28288-0743
                                   Attention:
                                   Telephone: (704) 715-2792
                                   Facsimile: (704) 383-1507

                                    ELC (CAYMAN) LTD. CDU SERIES 1999-I

                               By: First Union Institutional Debt Management as Collateral Manager


                                    By:________________________________________

                                        Name:  Russell D. Morrison
                                        Title: Director

                                    Notice Address:

                                    Three Wachova Center
                                    401 South Tryon Street, 15th Floor
                                    Charlotte, NC 28288-0743
                                    Attention:
                                    Telephone: (704) 715-2792
                                    Facsimile: (704) 383-1507

                                       ERSTE BANK DER
                                       OESTERREICHISCHEN SPARKASSEN AG

                                       By:_____________________________________
                                           Name:  John Fay
                                           Title: Vice President

                                       By:_____________________________________
                                           Name:  John Runnion
                                           Title: Managing Director

                                       Notice Address:

                                       280 Park Avenue 32nd Flr. West Building
                                       New York, New York 10017
                                       Attention: Ed Tanczos
                                       Telephone: (212) 984-5653
                                       Facsimile: (212) 984-5626

                                       with a copy to:

                                       280 Park Avenue
                                       32nd Flr. West Building
                                       New York, New York 10017
                                       Attention: John Fay
                                       Telephone: (212) 984-5636
                                       Telecopy:  (212) 984-5627

                                        FINOVA CAPITAL, CORPORATION

                                        By:____________________________________
                                            Name:  Lydia Moody-Minert
                                            Title: Assistant Vice President

                                        Notice Address:

                                        4800 N. Scottsdale Road
                                        Scottsdale, Arizona 85251
                                        Attention: Lydia Moody-Minert
                                        Telephone: (480) 636-5455
                                        Facsimile: (480) 636-6667

                                              FIRST DOMINION FUNDING III
                                              as a Lender

                                              By:_______________________________
                                                  Name:  David H. Lerner
                                                  Title: Authorized Signatory

                                              Notice Address:

                                              Credit Suisse Asset Management
                                              466 Lexington Avenue, 14 floor
                                              New York, NY 10017
                                              Attention:
                                              Telephone: (212) 201-9031
                                              Facsimile: (212) 983-4118

                                        GENERAL ELECTRIC CAPITAL CORPORATION

                                        By:_____________________________________
                                            Name:  William Magee
                                            Title: Duly Authorized Signatory

                                        Notice Address:

                                        GE Capital
                                        Commercial Finance
                                        6 High Ridge Park 6C
                                        Stamford, CT 06927
                                        Attention: Patrick E. Flynn
                                        Telephone: (203) 585-5395
                                        Facsimile: (203) 316-7978

                                        with a copy to:

                                        GE Capital
                                        Commercial Finance
                                        6 High Ridge Park 6C
                                        Stamford, CT 06927
                                        Attention: Nancy Bertolino, esq.
                                        Telephone: (203) 961-2285
                                        Facsimile: (203) 708-0801

                                       GMAC COMMERCIAL CREDIT, LLC,
                                       successor-in-interest by merger to BNY
                                       FINANCIAL CORPORATION

                                       By:______________________________________
                                           Name:  Frank Imperato
                                           Title: Senior Vice President

                                       Notice Address:

                                       1290 Avenue of the Americas
                                       3rd Floor
                                       New York, NY 10104
                                       Attention: Michael Bedore
                                       Telephone: (212) 884-7066
                                       Facsimile: (212) 408-7209

                                      IBJ WHITEHALL BUSINESS CREDIT
                                      CORPORATION

                                      By:_______________________________________
                                          Name:  Christopher Hill
                                          Title: Vice President

                                      Notice Address:

                                      IBJ Whitehall Business Credit Corporation
                                      One State Street
                                      New York, NY 10004
                                      Attention: Christopher Hill
                                      Telephone: (212) 858-2668
                                      Facsimile: (212) 858-2151

                                  ING PRIME RATE TRUST

                                  By: ING Investments, LLC
                                      as its investment manager


                                  By:___________________________________
                                      Name:  Michel Prince
                                      Title: Vice President / Portfolio Manager

                                  Notice Address:

                                  7337 East Doubletree Ranch Road
                                  Scottsdale, AZ 85258
                                  Attention: Michel Prince
                                  Telephone: (480) 477-2205
                                  Facsimile: (480) 477-2076

                                                KEY CORPORATE CAPITAL INC.

                                                By: __________________________
                                                     Name:  Mark R. Hursty
                                                     Title: Vice President

                                                Notice Address:

                                                Key Bank
                                                NY-00-01-0304
                                                3920 Main Street
                                                Amherst, NY 14226
                                                Attention: Mark Hursty
                                                Telephone: (716) 838-8729
                                                Facsimile: (716) 838-8471

                                          LASALLE BUSINESS CREDIT, INC.

                                          By:___________________________________
                                              Name:  Michael F. Aliberto, III
                                              Title: Vice President

                                          Notice Address:

                                          LaSalle Business Credit, Inc.
                                          1735 Market Street, Suite 600
                                          Philadelphia, PA 19103
                                          Attention: Michael F. Aliberto, III
                                          Telephone: (267) 386-8822
                                          Facsimile: (267) 386-8841

                                          MASTER SENIOR FLOATING RATE TRUST

                                          By:__________________________________
                                              Name:  Matthew Wallack
                                              Title: Authorized Signatory

                                          Notice Address:

                                          c/o Merrill Lynch Asset Management
                                          800 Scudders Mill Road-Area 1B
                                          Plainsboro, New Jersey 08536
                                          Attention: Matt Wallack
                                          Telephone: (609) 282-5379
                                          Facsimile: (609) 282-2940

                                  MERRILL LYNCH PRIME RATE PORTFOLIO

                                  By: Merrill Lynch Investment Managers, L.P.
                                      as Investment Advisor

                                  By:__________________________________________
                                      Name:  Matthew Wallack
                                      Title: Authorized Signatory

                                  Notice Address:

                                  c/o Merrill Lynch Asset Management
                                  800 Scudders Mill Road-Area 1B
                                  Plainsboro, New Jersey 08536
                                  Attention: Matt Wallack
                                  Telephone: (609) 282-5379
                                  Facsimile: (609) 282-2940

                                  MERRILL LYNCH SENIOR FLOATING
                                  RATE FUND, INC.

                                  By:_________________________________________
                                      Name:  Matthew Wallack
                                      Title: Authorized Signatory

                                  Notice Address:

                                  c/o Merrill Lynch Asset Management
                                  800 Scudders Mill Road-Area 1B
                                  Plainsboro, New Jersey 08536
                                  Attention: Matt Wallack
                                  Telephone: (609) 282-5379
                                  Facsimile: (609) 282-2940

                                  PB Capital Corporation (FKA BHF (USA)
                                  CAPITAL CORPORATION)

                                  By:_______________________________________
                                      Name:  Jeff Frost
                                      Title: Vice President

                                  By:________________________________________
                                      Name:  A. Almonte
                                      Title: Assistant Vice President

                                  Notice Address:

                                  PB Capital Corporation
                                  590 Madison Avenue
                                  New York, NY 10022
                                  Attention: Aurelio Almonte
                                  Telephone: (212) 756-5914
                                  Telecopier: (212) 756-5536

                                  PILGRIM AMERICA HIGH INCOME
                                  INVESTMENTS LTD,

                                  By: ING Investments, LLC as its
                                      investment manager


                                  By:__________________________________________
                                      Name:  Michel Prince
                                      Title: Vice President / Portfolio Manager

                                  Notice Address:

                                  7337 East Doubletree Ranch Road
                                  Scottsdale, AZ 85258
                                  Attention: Michel Prince
                                  Telephone: (480) 477-2205
                                  Facsimile: (480) 477-2076

                                  PILGRIM CLO 1999-1 LTD.

                                  By: ING Investments, LLC as its
                                      investment manager


                                  By:__________________________________________
                                      Name:  Michel Prince
                                      Title: Vice President / Portfolio Manager

                                  Notice Address:

                                  7337 East Doubletree Ranch Road
                                  Scottsdale, AZ 85258
                                  Attention: Michel Prince
                                  Telephone: (480) 477-2205
                                  Facsimile: (480) 477-2076

                                          PINEHURST TRADING, INC.

                                          By:_________________________________
                                              Name:  Ann E. Morris
                                              Title: Assistant Vice President

                                          Notice Address:

                                          Bank Of America, N.A.
                                          101 N. Tryon Street
                                          NC 1-001-15-01
                                          Charlotte, North Carolina 28273
                                          Attention: Lisa Murphy
                                          Telephone: (704) 387-2425
                                          Facsimile: (704) 409-0668

                                             PNC BANK, NATIONAL ASSOCIATION

                                             By:_______________________________
                                                 Name:  Thomas J. Bugieda
                                                 Title: Vice President

                                             Notice Address:

                                             PNC Bank, National Association
                                             1600 Market Street, 31st Floor
                                             Philadelphia, PA 19103
                                             Attention: Thomas J. Bugieda
                                             Telephone: (215) 585-5369
                                             Facsimile: (215) 585-4771

                                             THE PROVIDENT BANK

                                             By:______________________________
                                                 Name:  Cary M. Sierzputowski
                                                 Title: Vice President

                                             Notice Address:

                                             Provident Business Credit
                                             One East Fourth Street 249A
                                             Cincinnati, Ohio 45202
                                             Attention: Mary Sue Wolfer
                                             Telephone: (513) 639-1610
                                             Facsimile: (513) 639-1588

                                             SHARP HILL CAPITAL LLC

                                             By:________________________________
                                                 Name:  Douglas A. Bull
                                                 Title: Vice President

                                             Notice Address:

                                             Sharp Hill Capital LLC
                                             c/o GE Capital Services Structured
                                                    Finance Group, Inc.
                                             120 Long Ridge Road, 3rd Floor
                                             Stamford, CT 06927
                                             Attention: Eric Schaefer
                                             Telephone: (203) 357-3853
                                             Facsimile: (203) 357-3962

                                             SKM-LIBERTYVIEW CBO I, LTD.

                                             By:________________________________
                                                 Name:  Kenneth C. Klegar
                                                 Title: Authorized Signatory

                                             Notice Address:

                                             LibertyView Capital Management
                                             101 Hudson Street, Suite 3700
                                             Jersey City, NJ 07302
                                             Attention: Kenneth C. Klegar
                                             Telephone: (201) 369-7320
                                             Facsimile: (201) 369-7377

                                             U.S. BANK NATIONAL ASSOCIATION

                                             By:________________________________
                                                 Name:  Daryl Hagstrom
                                                 Title: Vice President

                                             Notice Address:

                                             U.S. Bank National Association
                                             SL-TW-05BC
                                             7th & Washington, 5th Floor
                                             St. Louis, MO 63101
                                             Attention: Daryl Hagstrom
                                             Telephone: (314) 418-8323
                                             Facsimile: (314) 418-8555

                                  WACHOVIA BANK, NATIONAL ASSOCIATION (F/K/A)
                                  FIRST UNION NATIONAL BANK as a Lender

                                  By:___________________________________________
                                      Name:  Marc Bergren
                                      Title: Director

                                  Notice Address:

                                  NC0537
                                  301 South College Street
                                  Charlotte, NC 28288-0537
                                  Attention: Marc Bergren
                                  Telephone: (704) 715-1507
                                  Facsimile: (704) 383-6249

                                     ZERMATT CBO LIMITED
                                     as a Lender

                                 By: UBS AG, New York Branch, as its Collateral
                                     Manager

                                     By:_______________________________________
                                         Name:  Joseph V. Chapey
                                         Title: Executive Director

                                     By:_______________________________________
                                         Name:  Sandra Ward Costin
                                         Title: Executive Director

                                     Notice Address:

                                     c/o UBS AG, New York Branch
                                     299 Park Avenue
                                     New York, NY 10171
                                     Attention: Joseph V. Chapey
                                     Telephone: (212) 713-3992
                                     Facsimile: (212) 713-3373